         AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 30, 2001
                                                    REGISTRATION NO. 333-56562

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------
                          AMENDMENT NO. 1 TO FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   -----------

                               ISONICS CORPORATION
             (Exact name of registrant as specified in its charter)

     CALIFORNIA                    2819                   77-0338561
     ----------                    ----                   ----------
  (State or other           (Primary Standard        (I.R.S. Employer of
   jurisdiction)         Industrial Code Number)   incorporation or organization
                                                     Identification Number)

                              5906 MCINTYRE STREET
                             GOLDEN, COLORADO 80403
                                 (303) 279-7900

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   -----------

                               JAMES E. ALEXANDER
                         PRESIDENT, ISONICS CORPORATION
                              5906 MCINTYRE STREET
                             GOLDEN, COLORADO 80403
                                 (303) 279-7900

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   -----------
                                   COPIES TO:

   HERRICK K. LIDSTONE, JR.                         THERESA M. MEHRINGER
    NORTON LIDSTONE, P.C.                             PERKINS COIE LLP
   SUITE 850, THE QUADRANT                               SUITE 700
       5445 DTC PARKWAY                             1899 WYNKOOP STREET
 GREENWOOD VILLAGE, CO 80111                          DENVER, CO 80202
      TEL: 303-221-5552                              TEL: 303-291-2300
      FAX: 303-221-5553                              FAX: 303-291-2400
                                   -----------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                                   -----------

         If securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

         If this form is being filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number in the earlier effective registration statement for the same offering. / /

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number in the earlier effective registration statement for the same offering. / /

                                   -----------

                         CALCULATION OF REGISTRATION FEE


   TITLE OF EACH CLASS OF            AMOUNT TO            PROPOSED MAXIMUM        PROPOSED MAXIMUM               AMOUNT OF
 SECURITIES TO BE REGISTERED       BE REGISTERED           OFFERING PRICE             AGGREGATE             REGISTRATION FEE(d)
                                                              PER UNIT             OFFERING PRICE
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                  450,000                 $1.50(a)                $675,000                     $168.75
-----------------------------------------------------------------------------------------------------------------------------------
Class B Common Stock                          900,000                 $0.25(b)                $225,000                      $56.25
   Purchase Warrants

-----------------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock                        900,000                 $1.50(c)              $1,350,000                     $337.50
   underlying Class B
Common Stock Purchase
Warrants
-----------------------------------------------------------------------------------------------------------------------------------

Class C Common Stock                          900,000                 $0.00                         $0                          $0
   Purchase Warrants

-----------------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock                        900,000                 $2.50(c)              $2,250,000                     $562.50
   underlying Class C Common
   Stock Purchase Warrants
-----------------------------------------------------------------------------------------------------------------------------------

TOTAL                                                                                       $4,500,000                    $1125.00

--------------------
(a) Offered by the selling security holders. The registration fee is based on the closing market price for the Registrant's common stock on April 30, 2001, pursuant to Rule 457(c).
(b) 900,000 warrants are offered by the selling security holders. The registration fee is based on the Registrant's estimate of the sale price of the Class B warrants. Although Class B warrants are currently outstanding, there is no market for the Class B warrants and no basis to calculate the value of the Class B warrants pursuant to Rule 457(c).
(c) 900,000 shares are offered by the selling security holders. Based on the exercise price of the Class B and Class C common stock Purchase warrants, respectively, pursuant to Rule 457(g)(1) under the Securities Act of 1933, as amended
(d) Calculated at the rate of $250 per $1,000,000 pursuant to fee rate advisory #13 (SEC press release # 200-194).

                                   -----------

         In accordance with SEC Rule 429, in addition to the shares of our common stock, Class B warrants, and Class C warrants included in this Registration Statement, the prospectus also includes 177,390 shares of common stock underlying our Class A warrants which are carried forward from post-effective amendment number 1 to our Registration Statement on Form SB-2 (SEC File No. 333-13289) and declared effective by the Securities and Exchange Commission on May 12, 2000 (as to which the Registrant paid a filing fee of $3,642), and 630,110 Class B redeemable common stock Purchase warrants, 632,610 Class C redeemable common stock purchase warrants, and 1,262,720 shares of common stock underlying the Class B redeemable common stock purchase warrants and Class C redeemable common stock purchase warrants from post-effective amendment number 2 on Form SB-2 to our Registration Statement on Form S-4 filed with the Securities and Exchange Commission on January 18, 2001 (SEC File No. 333-37696 (as to which the Registrant paid a filing fee of $5,358).

         Pursuant to Rule 416 of the Securities Act of 1933, there are also being registered hereunder such additional shares as may be issued to the Selling Stockholders because of future dividends, stock distributions, stock splits, or similar capital adjustments.

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                TABLE OF CONTENTS

                                                                                                        Page
                                                                                                        ----
Summary............................................................................................        7
Risk Factors.......................................................................................        9
Selling Shareholders and their Plan of Distribution................................................       19
Procedure for Exercise of Warrants and Tax Aspects.................................................       23
Use of Proceeds....................................................................................       24
Management's Discussion and Analysis of Financial Condition or Plan of Operation...................       25
Business...........................................................................................       34
Management.........................................................................................       54
Security Ownership of Certain Beneficial Holders and Management....................................       56
Section 16(a) Beneficial Ownership Reporting Compliance............................................       59
Executive Compensation.............................................................................       60
Certain Relationships and Related Party Transactions...............................................       67
Isonics' Capital Stock.............................................................................       70
Market for Common Equity and Related Stockholder Matters...........................................       73
Shares Available for Future Sale...................................................................       74
Securities and Exchange Commission Position on Indemnification for Securities Act Liabilities......       75
Experts............................................................................................       76
Legal Matters......................................................................................       76
How to Obtain Additional Information...............................................................       76
Isonics Corporation and Subsidiaries...............................................................       77
Part II - Information Not Required in Prospectus...................................................       78
Financial Statements--April 30, 2000...............................................................       F-3
Financial Statements--January 31, 2001.............................................................       F-17

                                   -----------

                    SUBJECT TO COMPLETION DATED MAY 30, 2001
                         PROSPECTUS DATED MAY ___, 2001
                               ISONICS CORPORATION

   900,000 CLASS B REDEEMABLE WARRANTS (OFFERED FOR RESALE BY SELLING HOLDERS)
                      1,530,110 CLASS C REDEEMABLE WARRANTS
                   2,340,110 SHARES OF COMMON STOCK UNDERLYING
            CLASS A REDEEMABLE WARRANTS, CLASS B REDEEMABLE WARRANTS,
                        AND CLASS C REDEEMABLE WARRANTS
        1,350,000 SHARES OF COMMON STOCK BEING OFFERED BY SELLING HOLDERS
                 (450,000 ISSUED OR TO BE ISSUED AND 900,000
                    UNDERLYING RESTRICTED CLASS B WARRANTS)

         EXERCISE OF WARRANTS; SHARES AND WARRANTS OFFERED BY ISONICS. Isonics Corporation is offering up to a maximum of 2,340,110 shares of common stock to holders of our Class A redeemable warrants, Class B redeemable warrants, and Class C redeemable warrants who may choose to exercise those warrants in accordance with their terms before their expiration dates (December 31, 2005 with respect to the Class B and Class C warrants, and September 21, 2001, with respect to the Class A warrants). The exercise price for the Class B warrants is $1.50 per share. If you exercise the Class B warrants before their expiration date, we will issue to you one share of common stock and one Class C warrant. The Class B warrants will expire on December 31, 2005. The Class C warrants (which we will issue to you only if you exercise the Class B warrants) expire December 31, 2005, and will be exercisable for one share of common stock at a price of $2.50 per share. The Class B and Class C warrants are redeemable if our common stock trades at or above $3.75 per share for any 20 of 30 consecutive trading days provided a registration statement permitting the exercise of those warrants is then current and effective. In accordance with SEC Rule 429, this prospectus also constitutes the prospectus under post-effective amendment number 1 to our Registration Statement on Form SB-2 for the exercise of our Class A warrants, as well as the prospectus for the exercise of our Class B warrants and Class C warrants included in the post-effective amendment to our registration statement on Form S-4.

         You must exercise your Class A, Class B and Class C warrants before their respective expiration dates or you will lose your right to exercise those warrants.

         SHARES AND WARRANTS OFFERED BY SELLING HOLDERS. This Prospectus also relates to the sale to the public of up to 450,000 shares of our common stock issued or to be issued, up to 900,000 Class B warrants and up to 900,000 shares of our common stock underlying these Class B warrants, which are being offered and sold by the persons named on page 22 below, collectively referred to herein as the "Selling Shareholders." As of April 30, 2001, 337,500 restricted shares and 675,000 restricted Class B warrants have been issued to the Selling Shareholders. We may have an obligation, however, to issue an additional 112,500 shares and 225,000 Class B warrants (both of which are already included in the total amounts registered) if the average bid price for our common stock is not at least $2.00 per share for the thirty days following the date of this Prospectus.

         Our common stock and Class A warrants are quoted on the Nasdaq SmallCap Stock Market under the symbols "ISON" and "ISONW," respectively. Our Class B warrants and Class C warrants are eligible for quotation in the Over-the-Counter Bulletin Board under the symbols "ISONX" and "ISONY," respectively, but only 2,500 Class C warrants have been issued, and 1,305,110 Class B warrants have been issued (consisting of 630,110 registered warrants and 675,000 restricted warrants). No trading market has developed for either the Class B warrants or the Class C warrants.

         AN INVESTMENT IN OUR CLASS A WARRANTS, CLASS B WARRANTS, CLASS C WARRANTS, AND OUR COMMON STOCK (SHOULD YOU CHOOSE TO EXERCISE ANY OF OUR WARRANTS OR PURCHASE THE COMMON STOCK) INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 9.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         Only residents of Colorado, Delaware, Georgia, Illinois, Nevada and New York may exercise their Class A warrants, Class B warrants, or Class C warrants, or purchase the common stock offered by this Prospectus. We have not qualified the Class A warrants, Class B warrants, Class C warrants or the common stock under the laws of any other state. When you exercise the Class A warrants, Class B warrants or Class C warrants, you will have to provide us with your state of residence. We may seek qualification from time-to-time in other states. You may call Isonics Corporation at 303-279-7900 to determine whether your state of residence has been included.

         The delivery of this prospectus and/or the exercise of warrants to purchase common stock does not mean that there have not been any changes in Isonics' condition since the date of this prospectus. If you are in a jurisdiction where it is unlawful to exercise the securities offered by this prospectus, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this prospectus does not extend to you. This prospectus speaks only as of its date except where it indicates that another date applies. Documents that are incorporated by reference in this prospectus speak only as of their date, except where they specify that other dates apply. The information in this prospectus is not complete and may be changed. The warrant holders may not exercise these warrants and the Selling Shareholders may not sell the common stock being registered herein until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to exercise these warrants or sell these securities and it is not soliciting an offer to exercise these warrants or purchase these securities in any state where the exercise or sale is not permitted.

                                     SUMMARY

         This summary presents selected information from this prospectus. You should carefully read this entire document and the documents to which the prospectus refers in order to understand this offering. SEE "HOW TO OBTAIN ADDITIONAL INFORMATION."

ISONICS CORPORATION

         Isonics is an advanced materials and technology company that develops and commercializes products based on enriched stable and radioactive isotopes. The common stock of Isonics is traded on the Nasdaq SmallCap Market under the symbol "ISON." The market for our stock has historically been characterized generally by low volume, and broad price and volume volatility. We cannot give any assurance that a stable trading market will develop for our stock.

         The address of our principal executive offices and our telephone and facsimile numbers at that address are:

                  Isonics Corporation
                  5906 McIntyre Street
                  Golden, Colorado 80403
                  Telephone No.: (303) 279-7900
                  Facsimile No.: (303) 279-7300

TRADING SYMBOLS

Common Stock.................................................  "ISON"
Class A Warrants.............................................  "ISONW"
Class B Warrants.............................................  "ISONX"
Class C Warrants.............................................  "ISONY"

         The common stock and the Class A warrants are quoted on the Nasdaq SmallCap Market. 2,500 Class C warrants have been issued. Through May 10, 2001, 632,610 registered Class B warrants had been issued (of which 2,500 have been exercised), as well as 675,000 restricted Class B warrants. No market has developed for either the Class B warrants or the Class C warrants.

SHARES OFFERED UPON EXERCISE OF WARRANTS

         Only residents of Colorado, Delaware, Georgia, Illinois, Nevada and New York may exercise their Class A warrants, Class B warrants, or Class C warrants, or purchase the common stock offered by this Prospectus. We have not qualified the Class A warrants, Class B warrants, Class C warrants or the common stock under the laws of any other state. When you exercise the Class A warrants, Class B warrants or Class C warrants, you will have to provide us with your state of residence. We may seek qualification from time-to-time in other states. You may call Isonics Corporation at 303-279-7900 to determine whether your state of residence has been included.

         We are offering a total of 887,500 shares of common stock to persons who exercise either the outstanding 177,390 Class A warrants or the 630,110 registered Class B warrants. This total also includes up to 80,000 shares of common stock underlying Class A warrants, which may be issued to holders of warrants issued in September 1997 to the underwriter of our initial public offering. The total number of 887,500 may consist of shares issued to persons exercising Class A warrants and Class B warrants. As of May 10, 2001, 177,390 Class A warrants are outstanding, and 630,110 registered Class B warrants are outstanding.

         We are also offering a total of up to 1,530,110 Class C warrants and 1,532,610 shares of common stock underlying Class C warrants to persons who receive Class C warrants and exercise their Class C warrants. Class C warrants will be issued to any person who exercises a Class B warrant on or before December 31, 2005. As of May 10, 2001, 2,500 Class C warrants had been issued.

THE OFFERING BY THE SELLING SHAREHOLDERS

         Nine persons (referred to as the "Selling Shareholders") are offering up to 450,000 shares of our common stock and 900,000 Class B warrants for sale, plus an additional 900,000 shares underlying the privately placed Class B warrants. Of these totals, 337,500 shares and 675,000 restricted Class B warrants are currently issued and outstanding, and are held by the Selling Shareholders. We have an obligation to issue up to an additional 112,500 shares and 225,000 Class B warrants to the Selling Shareholders (for no additional consideration) if the average bid price for our common stock during the 30 days after the date of this prospectus is less than $2.00 per share.

         The Selling Shareholders will receive all of the proceeds from the offer and sale of the shares described in this prospectus. Isonics will receive proceeds to the extent any of the Selling Shareholders exercise their Class B or Class C warrants for cash.

         We will pay the costs related to the filing of the registration statement in which this Prospectus is included. The Selling Shareholders will pay their own expenses related to the offer and sale of the Shares, including any underwriter discounts or commissions. SEE "THE SELLING SHAREHOLDERS AND THEIR PLAN OF DISTRIBUTION."

USE OF PROCEEDS

         We will receive from $0.00 (if no Class A warrants are exercised) to a maximum of $1,028,862 (if all of the outstanding Class A warrants are exercised). The total number of Class A warrants that could be exercised (excluding any Class A warrants which may be issued upon the exercise of the Underwriters' warrants) is 177,390.

         We will receive from $0.00 (if no Class B warrants are exercised) to a maximum of $2,295,165 (if all of the Class B warrants are exercised, including those currently outstanding and those issuable if our average bid price for the 30 days after the date of this prospectus is less than $2.00 (the "Average Minimum Bid") are exercised). This maximum amount could be reduced to $1,147,583 if we are required to reduce the exercise price of the Class B warrants, as described under Isonics' Capital Stock. The total number of Class B warrants that could be exercised is 1,530,110. The Class B warrant total includes 675,000 restricted Class B warrants issued on December 13, 2000, and up to an additional

225,000 restricted Class B warrants (the "Contingent Class B Warrants") issuable if the Average Minimum Bid is not met.

         We expect to use any proceeds from the exercise of Class A warrants and/or Class B warrants, for research and development and working capital.

         If any Class C warrants are issued and exercised we will receive from $0.00 to a maximum of $3,831,525. The total number of Class C warrants that could be exercised is 1,532,610, all of which would be initially obtained through the exercise of Class B warrants (including the Contingent Class B Warrants). The registered 630,110 Class B warrants and all of the Class C warrants are publicly tradable when issued as a result of their registration under the Securities Exchange Act of 1934, as amended. We expect to use any proceeds from the exercise of Class C warrants for research and development and working capital.

RISK FACTORS

         THE PURCHASE OF ISONICS' COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD EXERCISE YOUR CLASS A WARRANTS, CLASS B WARRANTS, AND/OR CLASS C WARRANTS ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS." We have not authorized anyone to give you information or to make any representation other than those contained in this prospectus.

                                  RISK FACTORS

         An investment in Isonics Corporation common stock is one of high risk. You should carefully consider the risks described below before deciding whether to invest in Isonics Corporation. If any of the contingencies discussed in the following paragraphs or other materially adverse events actually materializes, the business, financial condition, and results of operations could be materially and adversely affected. In such a case, the trading price of our common stock could decline, and you could lose all or part of your investment.

WE HAVE CONTINUING LOSSES WHICH COULD AFFECT OUR ABILITY TO PAY CREDITORS

         We have not operated profitably since inception. Through October 31, 1999 (the end of our fiscal quarter immediately preceding the Eagle-Picher transaction), we recognized accumulated losses of more than $4,500,000, notwithstanding receiving substantial revenues from the sale of depleted zinc and other products. We recognized operating losses for the year ended April 30, 2000, of approximately $2,401,000, and for the nine months ended January 31, 2001, of approximately $3,764,000. We recognized net income for the year ended April 30, 2000, only because of the gain recognized on the sale of our depleted zinc assets to Eagle-Picher. We expect to continue to have losses for the current fiscal year. The inability to operate profitably may lead to the inability to pay creditors, and in turn, the inability to obtain credit and/or continue to receive services from our service providers. SEE "SALE OF DEPLETED ZINC BUSINESS."

WE MAY NOT BE ABLE TO GENERATE REVENUES TO REPLACE THE REVENUES GENERATED BY OUR DEPLETED ZINC BUSINESS, FURTHERING THE LIKELIHOOD THAT OUR LOSSES WILL CONTINUE

         The depleted zinc business accounted for a significant portion of our revenues during prior fiscal years. Having sold our depleted zinc business, we must rely on products that have not produced significant revenues to date. The inability to generate additional revenues to replace the revenues from the depleted zinc business and sufficient in amount to cover our selling, general and administrative expenses increases the likelihood our losses will continue. This may prevent us from paying creditors as debts are due, which could materially impact our ability to continue our business operations.

THE DISAGREEMENTS WITH OUR SUPPLIERS OVER THE PERFORMANCE OF SUPPLY CONTRACTS HINDERS OUR RESEARCH AND DEVELOPMENT ACTIVITIES

         We signed a ten-year Supply Agreement by which we will have the exclusive right to purchase quantities of isotopically pure silicon-28, silicon-29, and silicon-30, and a non-exclusive right to purchase quantities of isotopically pure carbon-12 and carbon-13 produced by Eagle-Picher from its current and planned facilities in Oklahoma. The Supply Agreement locks-in what we believe is a favorable purchase price for these isotopes. As partial consideration for the exclusivity provision, we agreed to pay Eagle-Picher a fee equal to 3.0% of the net revenues from all sales made by us of products incorporating enriched silicon isotopes supplied by Eagle-Picher.

         To date Eagle-Picher has failed to deliver any silicon-28 to us, and we have no assurance that Eagle-Picher will be able to deliver any silicon-28 to us in the future. We know that Eagle-Picher's silicon-28 production facility in Oklahoma has encountered technical difficulties, which Eagle-Picher refers to as FORCE MAJEURE. We believe that Eagle-Picher's technical difficulties do not meet the definition of FORCE MAJEURE per our agreements. Still, Eagle-Picher is relying upon the FORCE MAJEURE provisions to delay their delivery requirements. We are pursuing the dispute resolution mechanisms set forth in the agreement with Eagle-Picher to address this and other related matters. Eagle-Picher's non-performance under our agreement may force us to seek other suppliers of silicon-28. There can be no assurance that these suppliers can produce sufficient quantities of silicon-28 at prices to make silicon-28 commercially viable. We filed for arbitration of our dispute with Eagle-Picher on March 26, 2001, though no hearings have been scheduled.

         Without the use of Eagle-Picher's 200 kilograms of silicon-28 meeting our specifications our research and development activities are significantly hindered. We planned to use the 200 kilograms to make bulk wafers made entirely of silicon-28. These wafers were to have been used to further our development of the concept that silicon-28 as a superior semiconductor material as compared to natural abundance silicon. Because of the nature of the silicon wafer manufacturing process, 200 kilograms was what we believed to be the minimum amount of material needed to produce bulk wafers. We estimated that the 200 kilograms would have yielded approximately 500 to 600 prime 8-inch bulk wafers. We would have given, or sold at a nominal cost, these bulk wafers to manufacturers of microprocessors, memory, and power semiconductor devices in addition to select research entities and universities. If our disputes over supply contracts hinders our research and development activities, we are less likely to be able to produce marketable products. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS" and "BUSINESS."

OPERATIONS IN RUSSIA, THE REPUBLIC OF UZBEKISTAN, AND THE REPUBLIC OF GEORGIA MAY BE DISRUPTED BECAUSE OF A VOLATILE POLITICAL AND ECONOMIC CLIMATE BEYOND OUR CONTROL, WHICH COULD ADVERSELY AFFECT OUR SUPPLY OF RAW MATERIALS.

         Operations in Russia, the Republic of Uzbekistan, and the Republic of Georgia entail risks. The former republics of the Soviet Union including Uzbekistan and Georgia are experiencing political, social and economic change as they obtain independence from the former central government in Moscow. Some of the republics, including Russia, Uzbekistan and Georgia, are attempting to transition from a central-controlled economy toward a market-based economy. These changes have involved, in some cases, armed conflict. The political or economic instability in these republics may continue or worsen. The supply of stable and radioactive isotopes could be directly affected by political, economic and military conditions in Russia, Uzbekistan and Georgia.
Accordingly, our operations could be materially adversely affected if hostilities in Russia, Uzbekistan, or Georgia should occur, if trade between Russia, Uzbekistan and/or Georgia and the United States were interrupted, if political conditions in Russia, Uzbekistan or Georgia disrupt transportation or processing of our goods, if laws or government policies concerning foreign business operations in Russia, Uzbekistan or Georgia change substantially, or if tariffs are introduced. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS" and "BUSINESS."

UNLESS WE ARE ABLE TO DEVELOP AND SELL NEW PRODUCTS, WE MAY BE UNABLE TO REMAIN COMPETITIVE

         On December 1, 1999, we sold our depleted zinc business, which business provided 21% and 35% of our revenues in fiscal 2000 and 1999, respectively. As a consequence, our operations are more heavily dependent upon our ability to develop new products using stable and radioactive isotopes, and to market and sell those products profitably. We can expect to incur significant operating losses until we are able to develop, market and sell these products successfully. Our ability to develop, market and sell these products will depend on our suppliers' (including Eagle-Picher) ability to meet our demand for stable and radioactive isotopes, as well as the ability of other suppliers who modify the chemical and physical forms of these isotopes. We may be unable to develop products that can be profitably marketed and sold. SEE "BUSINESS."

BECAUSE WE DEPEND UPON FEW CUSTOMERS FOR A SIGNIFICANT PORTION OF OUR REVENUES, OUR BUSINESS MAY BE MATERIALLY AND ADVERSELY AFFECTED IF WE LOSE ANY ONE OF THESE CUSTOMERS

         Five customers accounted for 40.7% of our net revenues during the nine months ended January 31, 2001. While our goal is to diversify our customer base, we expect to continue to depend upon a relatively small number of customers for a significant percentage of our revenues for the foreseeable future. Significant reductions in sales to any of our large customers have had, and may in the future have, a material adverse effect on us. Present or future customers could terminate their purchasing patterns with us or significantly change, reduce or delay the amount of isotope products ordered from us. A termination of a customer relationship, or change, reduction and/or delay in orders could materially harm us. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS" AND "BUSINESS."

IF DEMAND FOR OUR PRODUCT GROWS SUDDENLY, WE MAY LACK THE CAPACITY TO MEET DEMAND OR WE MAY BE REQUIRED TO INCREASE OUR CAPITAL SPENDING SIGNIFICANTLY

         We have experienced, and may again experience, periods of rapid growth that place a significant strain on our financial and managerial resources. Our ability to manage growth effectively, particularly given our increasing scope of operations, will require us to continue to implement and improve our management, operational and financial information systems, and will require us to develop the management skills of our personnel and to train, motivate and manage our employees. Our failure to effectively manage growth could have a material adverse effect on our business, financial condition and results of operations. SEE "BUSINESS."

WE ARE DEPENDENT UPON OUR KEY PERSONNEL FOR OUR FUTURE SUCCESS

         Our future success will depend in significant part upon the continued service of our key technical, sales and senior management personnel, including James E. Alexander, our President and Chief Executive Officer; Boris Rubizhevsky, our Senior Vice President, Isotope Production and Supply; and Herbert Hegener, Managing Director of Chemotrade. We have applied for $1,000,000 of key man life insurance on the lives of Messrs. Alexander and Rubizhevsky to replace a policy that has lapsed, and both are covered by employment agreements extending through September 2001 and 2002, respectively (although either individual may terminate his agreement earlier at his discretion). Mr. Hegener is covered by an employment agreement extending through December 2001. We believe that our future success will depend in large part upon our ability to attract and retain qualified personnel for our operations. The failure to attract or retain such persons could materially adversely affect our business, financial condition and results of operations. SEE "MANAGEMENT."

BECAUSE PARTIES HAVE DEFAULTED ON CRITICAL CONTRACTUAL PAYMENTS TO US, WE MAY RUN OUT OF CAPITAL

         We had anticipated no need for additional financing in the fiscal year ended April 30, 2001, but we had anticipated a need for a substantial amount of financing in the fiscal year beginning May 1, 2001. The delays in Eagle-Picher's production of silicon and carbon isotopes from its plant in Oklahoma, and the resulting delays in their delivery of the isotopes to us under the terms of the supply agreement led us to need additional financing sooner than we anticipated. It is possible that the following circumstances may develop and may lead to a need for further financing:

         o unanticipated expenses in developing our new products or in producing or marketing our existing products;

         o the necessity of having to protect and enforce our intellectual property rights;

         o        technological and market developments; and

         o a corporate decision to expand our production capacity through capital investment or acquisition.

         Eagle-Picher failed to deliver silicon-28 to us by December 31, 2000, in accordance with its contractual obligation. Furthermore, Eagle-Picher failed to make a $500,000 payment due us on November 30, 2000, from the sale of the depleted zinc business. These are two of several disputes between Isonics and Eagle-Picher, which disputes are discussed in more detail below. The matter involving Eagle-Picher is currently in arbitration. In addition, a customer failed to pay approximately $218,000 due us for products sold in the quarter ended October 31, 2000, although we collected approximately $121,552 in full settlement of this latter matter. These events have resulted in a significant decrease in our working capital position.

         To alleviate cash shortages resulting from the foregoing, on December 13, 2000, we sold 337,500 units consisting of one share of our common stock and two Class B warrants for $675,000 to a group of accredited investors. (The common stock and Class B warrants we issued in the private placement are included in this Prospectus, as are the common stock and Class B warrants included in the additional 112,500 Units, which may be issuable if the bid price for our common stock does not maintain an average bid price of at least $2.00 per share for the thirty days following the date of this Prospectus.) Unless we are able to collect the amounts due us from Eagle-Picher, we will need to seek additional capital. If we are unable to secure this additional capital we may not be able to continue operations.

         The exercise of the Class A warrants, the Class B warrants, and/or the Class C warrants will provide us with some additional financing, but we cannot offer any assurance that any warrants will be exercised. The unavailability of additional financing, when needed, could have a material adverse effect on our business. SEE "RELATIONSHIPS WITH CERTAIN SUPPLIERS AND AVAILABILITY OF RAW MATERIALS," "MANAGEMENT'S DISCUSSION AND ANALYSIS," "BUSINESS," AND "SALE OF DEPLETED ZINC BUSINESS."

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY WHICH WOULD REDUCE OUR COMPETITIVE ADVANTAGE

         We rely primarily on a combination of trade secrets, confidentiality procedures, and contractual provisions to protect our technology. Despite our efforts to protect our technology, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our technology and products is difficult. In addition, the laws of many countries do not protect our rights to information, materials and intellectual property that we regard as proprietary, and that are protected under the laws of the United States. We may not be able to protect our proprietary interests, or our competitors may independently develop similar technology or intellectual property. If either one of these situations occurs, we may lose existing customers and our business may suffer. SEE "BUSINESS."

         We currently have no patents in our name and have not filed any patent applications. We have rights to several isotopically engineered innovations regarding electronic and optical materials that we believe may be patentable through our exclusive licensing agreement with Yale University. This exclusive licensing agreement entitles us to exclusive intellectual property rights to patents covering semiconductor devices derived from isotopically engineered materials. The license requires payment by us of a royalty based on a percentage of our net sales for these or of sublicensees' products derived from technology covered by the Yale patents. Ongoing work in the area of isotope separation by chemical means may also lead to patentable inventions. In such cases, we intend to file patent applications for some of these modifications, improvements and inventions and to protect others as trade secrets. We may not succeed in securing patents relative to these modifications, improvements and inventions. Moreover, even if we do secure patents, those patents may not adequately protect our proprietary information.

         Third parties may have filed applications for or have been issued patents and may obtain additional patents and proprietary rights related to products or processes competitive with or similar to those of Isonics. We may not be aware of all patents potentially adverse to our interests that may have been issued to or filed by others. If patents have been, or are issued to others containing preclusive or conflicting claims, and such claims are ultimately determined to be valid, we may be required to obtain licenses for the use of technology we currently use, or to develop or obtain alternate technology. We may be unable to secure a license on commercially acceptable terms, if at all. Furthermore, we may not be able to develop or obtain alternate technology. If we cannot protect our technology, or if we cannot find an alternative technology, we may lose customers to our competitors.

         The validity of any of the patents licensed to us, or that may in the future be owned by us, may not be upheld if challenged by others in litigation. Further, our products or technologies, even if covered by our patents, may infringe upon patents owned by others. We could incur substantial costs in defending suits brought against us, or any of our licensors, for infringement, in suits by us against others for infringement, or in suits contesting the validity of a patent. Any such proceeding may be protracted. In any suit contesting the validity of a patent, the patent being contested would be entitled to a presumption of validity and the contesting party would be required to demonstrate invalidity of such patent by clear and convincing evidence. If the outcome of any such litigation were adverse to our interests, our business would be materially adversely affected.

         We may choose not to seek patent protection and may rely instead or in addition on trade secrets and other confidential information to protect our technology. We require all employees to sign intellectual property assignment and non-disclosure agreements. We may enter into agreements with some employees pursuant to which the employee is entitled to a small royalty relative to products developed by Isonics based upon the employee's inventions. In addition, we require all directors, consultants and other parties with access to proprietary information to execute confidentiality agreements. We cannot be certain that our employees, directors and consultants will honor the terms of those agreements. If an employee, director or consultant breaches the confidentiality provisions, we may lose customers to our competitors.

WE FACE INTENSE COMPETITION BOTH DOMESTICALLY AND INTERNATIONALLY WHICH MAY ADVERSELY AFFECT OUR ABILITY TO SELL OUR PRODUCTS PROFITABLY

         We do not believe that any entity produces the complete range of stable enriched isotopes for commercial sale. The U.S. government produces isotopes, but primarily for research purposes. Outside the United States, many countries and businesses produce stable and radioactive isotopes. Some of these businesses have substantially greater capital and other resources than we do. SEE "BUSINESS."

         Further, it is possible that future technological developments may occur. The market for our isotope products is characterized by rapidly evolving technology and continuing process development. Our future success will depend upon our ability to develop and market isotope products that meet changing customer and technological needs on a cost effect and timely basis. If we fail to anticipate the needs of our customers and our customers contract with other suppliers, our operation could be materially and adversely affected.

WE COULD BE SUBJECT TO ENVIRONMENTAL REGULATION BY FEDERAL, STATE AND LOCAL AGENCIES, INCLUDING LAWS THAT IMPOSE LIABILITY WITHOUT FAULT, WHICH COULD ADVERSELY AFFECT OUR WORKING CAPITAL, SHAREHOLDERS' EQUITY AND PROFITABILITY

         We could be subject to a variety of federal, state, and local environmental regulations relating to the use, storage, discharge and disposal of hazardous chemicals used during the isotope product delivery and manufacturing process, although we do not believe that there is any such regulation directly applicable to our current operations. While we believe that we are in compliance with all environmental regulations, if our operations change and we fail to comply with regulations we could be subject to future liabilities or the suspension of production. In addition, these regulations could restrict our ability to expand our facilities or could require us to acquire costly equipment or to incur other significant expenses to comply with governmental regulations. Historically, our costs of compliance with environmental regulations have not been material. In the quarter ended October 31, 2000, we recognized a $270,000 expense to remediate the Golden, Colorado facility. The lease and this liability were assumed by the buyers of Interpro effective February 1, 2001. SEE "BUSINESS."

WE ARE CONTROLLED BY ONLY A FEW OFFICERS AND DIRECTORS AND, CONSEQUENTLY, PURCHASERS OF SHARES PURSUANT TO THIS PROSPECTUS WILL HAVE VERY LITTLE ABILITY TO ELECT OR CONTROL OUR MANAGEMENT

         Even if all of the Class A warrants, Class B warrants, and Class C warrants are exercised (which we cannot assure), our directors and officers will beneficially own 38.0% of the outstanding shares of common stock as of May 10, 2001, and, accordingly, may have the ability to elect a majority of the directors of Isonics and otherwise control the company. As a result, such persons, acting together, will have the ability to substantially influence all matters submitted to stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of substantially all of our assets, and to control our management and affairs. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation or takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our business, even if such a transaction would be beneficial to other stockholders. SEE "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."




                                                                 NUMBER OF NEW COMMON            BENEFICIAL OWNERSHIP BY
DESCRIPTION                                                          STOCK SHARES                DIRECTORS AND OFFICERS
-----------                                                      --------------------            -----------------------
Current Ownership (1)                                                    N/A                              50.6%
Class A Warrants Exercised (2)                                         177,390                            49.7%
Class A Warrants and Class B Warrants Exercised (3)                   1,707,500                           43.2%
Class A Warrants, Class B Warrants, and Class C Warrants              3,240,110                           38.0%
Exercised (3)


------------------
(1) The current number of common stock shares owned by directors and officers is 4,042,311. The current number of common stock shares outstanding is 8,973,788. The current number of options and warrants exercisable owned by directors and officers is 906,308.
(2)  Assumes 100% exercise.
(3) Assumes 100% exercise; and includes up to an additional 225,000 Class B warrants that may be issued if the bid price for our common stock does not maintain an average of $2.00 or higher during the 30 day period following the date of this Prospectus. This number does not include any Class A warrants issuable upon exercise of the Underwriter warrants.

WE RISK EXPOSING OURSELVES TO AN ABOVE-POLICY LIMIT PRODUCT LIABILITY CLAIM, WHICH COULD ADVERSELY AFFECT OUR WORKING CAPITAL, SHAREHOLDERS' EQUITY AND PROFITABILITY

         The use of our radioisotopes in radiopharmaceuticals and in clinical trials may expose us to potential product liability risks that are inherent in the testing, manufacture, marketing, and sale of human diagnostic and therapeutic products. We currently have product liability insurance; however, there is a risk that our insurance would not adequately cover completely or would fail to cover a claim, in which case we may not have the financial resources to satisfy such claims, and the payment of claims would require us to use funds that are otherwise needed to conduct our business and make our products. SEE "BUSINESS."

OUR COMMON STOCK IS VULNERABLE TO PRICING AND PURCHASING ACTIONS THAT ARE BEYOND OUR CONTROL AND, THEREFORE, PERSONS ACQUIRING SHARES OR WARRANTS PURSUANT TO THIS PROSPECTUS MAY BE UNABLE TO RESELL THEIR SHARES OR WARRANTS AT A PROFIT
AS A RESULT OF THIS VOLATILITY

         The trading price of our securities has been subject to wide fluctuations in response to quarter-to-quarter variations in our operating results, our announcements of technological innovations or new products by us or our competitors, and other events and factors. The securities markets themselves have from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. Announcements of delays in our testing and development schedules, technological innovations or new products by us or our competitors and developments or disputes concerning patents or proprietary rights could have a significant and adverse impact on such market prices. In addition, regulatory developments in the United States and foreign countries, public concern as to the safety of products containing radioactive compounds affect the market price of our securities. Also, economic and other external factors, as well as period-to-period fluctuations in our financial results, may have a significant impact on the market price of our securities. IN ADDITION, THE REALIZATION OF ANY OF THE RISKS DESCRIBED IN THESE "RISK FACTORS" COULD HAVE A SIGNIFICANT AND ADVERSE IMPACT ON SUCH MARKET PRICES. SEE "MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS."

SEC PENNY STOCK REGULATIONS MAY LIMIT THE ABILITY TO TRADE OUR SECURITIES ON THE NASDAQ SMALL CAP MARKET

         Although our common stock and Class A warrants are currently quoted on the Nasdaq SmallCap Market, our common stock has in the past been subject to additional disclosure requirements for penny stocks mandated by the Securities Enforcement Remedies and Penny Stock Reform Act of 1990. The SEC Regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share. We have, at times in the past, been included within the SEC Rule 3a-51 definition of a penny stock. When our common stock is considered to be a "penny stock", trading is covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934, for non-Nasdaq and non-national securities exchange listed securities. Under this rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written disclosure to, and suitability determination for, the purchaser and receive the purchaser's written agreement to a transaction prior to sale. The regulations on penny stocks limit the ability of broker-dealers to sell our common stock and thus the ability of purchasers of our common stock to sell their securities in the secondary market. To the extent we are able to maintain our listing on the Nasdaq SmallCap Market, we will not be subject to these penny stock rules. Reasons for being unable to maintain our listing on the Nasdaq Small Cap Market include the inability to maintain a bid price for our common stock of $1.00 for the requisite period of time and the inability to maintain the minimum net tangible assets, market capitalization or net income necessary for listing, and we may not be able to maintain our listing unless we are able to increase our net tangible assets or market capitalization in the near future. SEE "MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS."

FUTURE SALES OF OUR COMMON STOCK MAY CAUSE OUR STOCK PRICE TO DECLINE

         Our stock price may decline by future sales of our shares or the perception that such sales may occur. As of April 30, 2001, approximately 4,668,840 shares of common stock held by existing stockholders constitute "restricted shares" as defined in Rule 144 under the Securities Act. The restricted shares may only be sold if they are registered under the Securities Act, or sold under Rule 144, or another exemption from registration under the Securities Act.

         Approximately 98% of the restricted shares of our common stock are either eligible for sale pursuant to Rule 144 or have been registered under the Securities Act for resale by the holders. We are unable to estimate the amount, timing, or nature of future sales of outstanding common stock. Sales of substantial amounts of our common stock in the public market may cause the stock's market price to decline. SEE "SHARES AVAILABLE FOR FUTURE SALE."

OUTSTANDING SERIES A PREFERRED STOCK, OPTIONS AND WARRANTS MAY MAKE IT DIFFICULT FOR US TO OBTAIN ADDITIONAL CAPITAL

         As of May 10, 2001, we had outstanding preferred stock convertible into, and options and warrants to purchase, an aggregate of 6,546,613 shares of common stock. As long as these shares of convertible preferred stock ("Series A convertible preferred stock") remain outstanding and the options and warrants remain unexercised, the terms under which we could obtain additional capital may be adversely affected. Moreover, the holders of the Series A convertible preferred stock, options, and warrants may be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of our securities on terms more favorable than those provided by these securities. SEE "ISONICS' CAPITAL STOCK."

IF WE FAIL TO EFFECT AND MAINTAIN REGISTRATION OF THE SECURITIES COVERED BY THIS REGISTRATION STATEMENT, THE EXERCISE PRICE OF THE CLASS B WARRANTS COULD BE SIGNIFICANTLY REDUCED

         If we fail to maintain registration of the securities covered by this Registration Statement after June 12, 2001, during a period that the market price of our common stock is greater than the exercise price of our class B warrants, then the exercise price of the Class B warrants will be reduced to $0.75 unless we redeem any Class B warrants presented for exercise. The redemption price would be the market price minus the exercise price. If the exercise price of the Class B warrants is reduced to $0.75, the holders of the Class B warrants would be more likely to exercise their warrants, and this could potentially have a dilutive effect on the value of our common stock.

PROVISIONS IN OUR CHARTER DOCUMENTS COULD PREVENT OR DELAY A CHANGE IN CONTROL, WHICH COULD DELAY OR PREVENT A TAKEOVER

         Our Articles of Incorporation authorize the issuance of "blank check" preferred stock with such designations, rights, and preferences, as may be determined by our Board of Directors. Accordingly, the Board of Directors may, without shareholder approval, issue shares of preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of our common stock. Preferred stock could also be issued to discourage, delay, or prevent a change in our control, although we do not currently intend to issue any additional series of our preferred stock. See "ISONICS' CAPITAL STOCK."

PROVISIONS IN OUR BYLAWS PROVIDE FOR INDEMNIFICATION OF OFFICERS AND DIRECTORS TO THE FULL EXTENT PERMITTED BY CALIFORNIA LAW, WHICH COULD REQUIRE US TO DIRECT FUNDS AWAY FROM OUR BUSINESS AND PRODUCTS

         Our Bylaws provide for indemnification of officers and directors to the full extent permitted by California law, our state of incorporation. We may be required to pay judgments, fines, and expenses incurred by an officer or director, including reasonable attorneys' fees, as a result of actions or proceedings in which such officers and directors are involved by reason of being or having been an officer or director. Funds paid in satisfaction of judgments, fines and expenses may be funds we need for the operation of our business and the development of our products. This could cause our stock price to drop. See "SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES."

OUR SHAREHOLDERS MAY NOT RELY UPON DIVIDENDS TO GENERATE INCOME

         We have never paid any cash dividends on our common stock and we do not anticipate paying cash dividends on our common stock in the future. The future payment of dividends is directly dependent upon our future earnings, capital requirements, financial requirements, and other factors to be determined by our Board of Directors. It is anticipated that future earnings, if any, which may be generated from our operations, will be used to finance our growth, and that cash dividends will not be paid to our stockholders. Because our common stock does not generate a steady stream of income for our stockholders, the only profit or gain our shareholders can hope to realize by virtue of their investment is that our stock will appreciate in value, which it may not do. See "MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS."

THE TOTAL OF OUR AUTHORIZED, UNISSUED AND UNRESERVED COMMON STOCK IS INADEQUATE TO IMPLEMENT OUR LONG-TERM BUSINESS STRATEGIES

         As of May 10, 2001, the number of shares of common stock outstanding was 8,973,788. Including shares reserved for issuance under option plans and outstanding options, warrants and convertible securities, we have 18,396,758 shares of common stock issued or reserved for issuance. This leaves only 1,603,242 shares of our common stock remaining authorized, unissued, and unreserved. Our board of directors does not believe that this total of authorized, unissued, and unreserved shares is adequate to implement our long-term business strategies. Therefore, the board of directors intends to propose a substantial increase in our authorized capital for consideration by our shareholders at our next shareholders' meeting tentatively scheduled for either September or October 2001.

         However, we may not be able to obtain approval of an increase in our authorized capitalization at the upcoming shareholders' meeting and (if we are unable to increase our authorized capitalization at the next shareholders' meeting) we may be severely limited in our ability to issue equity to raise necessary working capital.

FORWARD-LOOKING STATEMENTS MADE IN THIS REGISTRATION STATEMENT MAY NOT PROVE TO BE ACCURATE

         In our effort to make the information in this prospectus more meaningful, this prospectus contains both historical and forward-looking statements. All statements other than statements of historical fact are forward-looking statements within the meanings of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this prospectus are not based on historical facts, but rather reflect the current expectations of our management concerning future results and events.

         The forward-looking statements generally can be identified by the use of terms such as "believe," "expect," "anticipate," "intend," "plan," "foresee," "likely," "will" or other similar words or phrases. Furthermore, statements that describe our objectives, plans, or goals are, or may be, forward-looking statements.

         Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Isonics to be different from any future results, performance and achievements expressed or implied by these statements. You should review carefully all information, including the financial statements and the notes to the financial statements, included in this prospectus. The factors discussed under "Risk Factors" and elsewhere in this Prospectus could affect future results, causing the results to differ materially from those expressed in the forward-looking statements in this prospectus.

         These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in the forward-looking statements in this prospectus. Other unknown or unpredictable factors also could have material adverse effects on the future results of Isonics.

               SELLING SHAREHOLDERS AND THEIR PLAN OF DISTRIBUTION

         THE SELLING SHAREHOLDER.  This Prospectus includes:


         o        337,500 shares of common stock which are already outstanding;

         o        675,000 Class B warrants which are already outstanding;

         o 675,000 shares of common stock underlying the outstanding Class B warrants;

         o up to an additional 112,500 shares of common stock and 225,000 Class B warrants (plus up to an additional 225,000 shares of common stock into which these Class B warrants are exercisable) which are issuable if the average bid price of our common stock does not equal or exceed $2.00 per share during the 30 days following the date of this Prospectus

         We issued the shares of common stock and Class B warrants in a private placement to accredited investors in December 2000. We have set forth in the following table information relative to the selling shareholders as of January 18, 2001, or such later date as the selling shareholders have provided the information. We calculated beneficial ownership based on SEC requirements, and the information we included regarding beneficial ownership is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicate below, each shareholder identified in the table has sole voting and investment power with respect to all shares he, she, or it beneficially owns, subject to applicable community property laws. We have based the percentage calculated for each selling shareholder upon the sum of the "common stock" and "common stock Issuable Upon Exercise of warrants" columns.

         None of the Selling Shareholders has any material relationship with Isonics during the past three years. Furthermore, none of the Selling Shareholders owns any Series A convertible preferred stock or options or warrants to purchase our common stock except the Class B warrants purchased in the December 2000 private placement. Greenwood Partners has acted as a market maker in Isonics common stock from time to time and, therefore, as described in the table below at April 30, 2001, owns additional Class A warrants and has a short position in our common stock.

         We do not know when or in what amounts the Selling Shareholders may offer the shares described in this prospectus for sale. The Selling Shareholders may decide not to sell all or any of the shares that this prospectus covers. Because the Selling Shareholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that the Selling Shareholders will hold after completion of the offering, we cannot estimate the number of the shares that the Selling Shareholders will hold after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, the Selling Shareholders will hold none of the shares that this prospectus covers.



------------------------ --------------------------------------------------- -------------------------------- ----------------------
    NAME OF SELLING           COMMON STOCK BENEFICIALLY OWNED PRIOR TO           COMMON STOCK AND CLASS B       COMMON STOCK TO BE
     SHAREHOLDER(S)                         OFFERING (1)                       WARRANTS OFFERED PURSUANT TO     BENEFICIALLY OWNED
                                                                                   THIS PROSPECTUS (2)            AFTER OFFERING
                                                                                                                ASSUMING ALL SHARES
                                                                                                                 OFFERED ARE SOLD
                         ------------------ -------------------- ----------- ---------------- --------------- ----------- ----------
                            COMMON STOCK      CLASS B WARRANTS      OTHER                                        COMMON     PERCENT
                               OWNED                               OPTIONS                                       STOCK
                                                                     AND
                                                                   WARRANTS
                         -------- --------- ---------- ---------
                           (a)      (b)        (a)        (b)                       (a)              (b)
------------------------ -------- --------- ---------- --------- ----------- ---------------- ---------------- ----------- ---------
Penelope A. Collins       12,500     4,167     25,000    38,333           0     12,500 shares     4,167 shares          0       0.0%
                                                                              25,000 warrants  38,333 warrants
------------------------ -------- --------- ---------- --------- ----------- ----------------- --------------- ----------- ---------
Generation Capital        50,000    16,667    100,000    33,333           0     50,000 shares    16,667 shares          0       0.0%
Associates (3)                                                               100,000 warrants   3,333 warrants
------------------------ -------- --------- ---------- --------- ----------- ----------------- --------------- ----------- ---------
Greenwood Partners,      135,000    45,000    513,790    90,000     240,740    135,000 shares    45,000 shares      2,500       2.6%
L.P. (4)                                                                     270,000 warrants  90,000 warrants
------------------------ -------- --------- ---------- --------- ----------- ----------------- --------------- ----------- ---------
Edward S. Gutman (5)      25,000     8,333     50,000    16,667           0     25,000 shares     8,333 shares          0       0.0%
                                                                              50,000 warrants  16,667 warrants
------------------------ -------- --------- ---------- --------- ----------- ----------------- --------------- ----------- ---------
Gutman Family             25,000     8,333     50,000    16,667           0     25,000 shares     8,333 shares          0       0.0%
Foundation (5)                                                                50,000 warrants  16,667 warrants
------------------------ -------- --------- ---------- --------- ----------- ----------------- --------------- ----------- ---------
The HRG Trust, Edward     25,000     8,333     50,000    16,667           0     25,000 shares     8,333 shares          0       0.0%
S. Gutman, Trustee (5)                                                        50,000 warrants  16,667 warrants
------------------------ -------- --------- ---------- --------- ----------- ----------------- --------------- ----------- ---------
Harvey Silverman          25,000     8,333     50,000    16,667           0     25,000 shares     8,333 shares          0       0.0%
                                                                              50,000 warrants  16,667 warrants
------------------------ -------- --------- ---------- --------- ----------- ----------------- --------------- ----------- ---------

------------------------ --------------------------------------------------- -------------------------------- ----------------------
    NAME OF SELLING           COMMON STOCK BENEFICIALLY OWNED PRIOR TO           COMMON STOCK AND CLASS B       COMMON STOCK TO BE
     SHAREHOLDER(S)                         OFFERING (1)                       WARRANTS OFFERED PURSUANT TO     BENEFICIALLY OWNED
                                                                                   THIS PROSPECTUS (2)            AFTER OFFERING
                                                                                                                ASSUMING ALL SHARES
                                                                                                                 OFFERED ARE SOLD
                         ------------------ -------------------- ----------- ---------------- --------------- ----------- ----------
                            COMMON STOCK      CLASS B WARRANTS      OTHER                                        COMMON     PERCENT
                               OWNED                               OPTIONS                                       STOCK
                                                                     AND
                                                                   WARRANTS
                         -------- --------- ---------- ---------
                           (a)      (b)        (a)        (b)                       (a)              (b)
------------------------ -------- --------- ---------- --------- ----------- ---------------- ---------------- ----------- ---------
Wolcott Capital Corp.     25,000     8,333     50,000    16,667           0    25,000 shares     8,333 shares          0       0.0%
(6)                                                                          50,000 warrants  16,667 warrants
------------------------ -------- --------- ---------- --------- ----------- ---------------- --------------- ----------- ----------
Alan R. Silberman         15,000     5,000     30,000    10,000           0    15,000 shares     5,000 shares          0       0.0%
                                                                             30,000 warrants  10,000 warrants
------------------------ -------- --------- ---------- --------- ----------- ---------------- --------------- ----------- ----------



(1) The "common stock Beneficially Owned Prior to the Offering" does include the shares or Class B warrants issuable if the average bid price of our common stock is below $2.00 per share during the 30 days following the date of this Prospectus. Those contingent amounts offered pursuant to this Prospectus are reflected in column b for both the common stock and the Class B warrants.
(2) The Selling Shareholders are offering all of the common stock and Class B warrants they acquired in the December 2000 private placement, plus any amounts they may receive if the average bid price of our common stock is below $2.00 per shares during the 30 days following the date of this Prospectus. Those contingent amounts offered pursuant to this Prospectus are reflected in column b.
(3) Maximum amount that may be issued based on a 30 day average closing bid price of $1.50 per Unit (the floor price) purchased in December 2000 private placement.
(4) Greenwood Partners, L.P. is a privately-held company whose controlling person is GMG & Associates, Inc., its general partner, which is owned by Gregg M. Greenberg. Greenwood Partners, L.P. is a broker-dealer registered under the Securities Exchange Act of 1934, as amended, and from time-to-time makes a market in our common stock and Class A warrants in the Nasdaq SmallCap Market. As of May 10, 2001, Greenwood Partners, L.P. had a short position of 238,616 shares of Isonics common stock. The 2,500 Other warrants are all Class C common stock warrants (trading symbol is ISONY).
(5) Mr. Gutman controls both the Gutman Family Foundation and the HRG Trust. Mr. Gutman is a minority limited partner of Greenwood Partners, L.P., but does not in any manner participate in the business of Greenwood Partners, L.P.
(6) Wolcott Capital Corp. is a privately-held company whose controlling person is Nicholas Ponzio, President.


         PLAN OF DISTRIBUTION. The Selling Shareholders may, from time to time, offer and sell the shares and Class B warrants included in this Prospectus. The term "Selling Shareholders" includes pledgees, donees, transferees or other successors in interest selling shares that they acquired after the date of this prospectus from the Selling Shareholders as a pledge, gift or other non-sale related transfer. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution.

         Each Selling Shareholder will act independently in making decisions with respect to the timing, manner, and size of each sale. Each Selling Shareholder may make these sales at prices and under terms then prevailing or at prices related to the then current market price. The Selling Shareholders may also make sales in negotiated transactions, including pursuant to one or more of the following methods:

         o purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o an over-the-counter distribution in accordance with the rules of the Nasdaq SmallCap Market; and

         o        in privately negotiated transactions.

         In connection with distributions of the shares or otherwise, the Selling Shareholders may:

         o enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

         o sell the shares short and redeliver the shares to close out such short positions;

         o enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares that this prospectus offers, which they may in turn resell; and

         o pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

         In addition, the Selling Shareholders may sell any shares that qualify for sale pursuant to Rule 144, rather than pursuant to this prospectus.

         In effecting sales, broker-dealers or agents that the Selling Shareholders engage may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Shareholders, in amounts that the parties may negotiate immediately prior to the sale.

         In offering shares that this prospectus covers, the Selling Shareholders, and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Shareholders, may qualify as "underwriters" within the meaning of the Securities Act in connection with these sales. Any profits that the Selling Shareholders realize, and the compensation that they pay to any broker-dealer, may qualify as underwriting discounts and commissions.

         In order to comply with the securities laws of some states, the Selling Shareholders must sell the shares in those states only through registered or licensed brokers or dealers. In addition, in some states the Selling Shareholders must sell the shares only if we have registered or qualified those shares for sale in the applicable state or an exemption from the registration or qualification requirement is available and the Selling Shareholder complies with the exemption.

         We have advised the Selling Shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Shareholders and their affiliates. In addition, we will make copies of this prospectus available to the

Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against liabilities, including liabilities arising under the Securities Act.

         At the time a Selling Shareholder makes a particular offer of shares we will, if required, distribute a prospectus supplement that will set forth:

         o        the number of shares that the Selling Shareholder is offering;

         o the terms of the offering, including the name of any underwriter, dealer or agent;

         o        the purchase price paid by any underwriter;

         o        any discount, commission and other underwriter compensation;

         o any discount, commission or concession allowed or reallowed or paid to any dealer; and

         o        the proposed selling price to the public.

         We have agreed to indemnify the Selling Shareholders against claims and losses due to material misstatements or omissions made by the Company (and not by the Selling Shareholders) in this prospectus. Each of the Selling Shareholders has agreed to indemnify us against claims and losses due to material misstatements or omissions made by them.

             PROCEDURE FOR EXERCISE OF THE WARRANTS AND TAX ASPECTS

         PROCEDURE TO EXERCISE WARRANTS. The Class A warrants were distributed to the public in September 1997, and traded on the over-the-counter market until July 2000. The Class A warrants have been quoted on the Nasdaq SmallCap Market since July 2000. Through May 10, 2001, Class A warrants have been exchanged for 632,610 Class B warrants and 177,390 Class A warrants remain outstanding. On December 13, 2000, 675,000 restricted Class B warrants were issued. As of May 10, 2001, 2,500 Class C warrants had been issued. Class C warrants will be issued to any person who exercises a Class B warrant before December 31, 2005.

         Each registered holder of a Class A warrant, Class B warrant or Class C warrant should have possession of a certificate that represents that warrant. Persons who hold their warrants in a brokerage account or otherwise in a "street name" account may ask their brokers to deliver a warrant certificate to them.

         REGISTERED HOLDERS.  In order to exercise a warrant, you must:

         o be a registered holder and have possession of your warrant certificate;

         o complete the subscription form that is included as part of the warrant Certificate;

         o sign the subscription form and have your signature medallion guaranteed by a broker-dealer member of the STAMP program;

         o deliver the original warrant certificate with the completed, signed, and medallion guaranteed subscription form to Continental Stock Transfer & Trust Co., Inc., 2 Broadway, New York, NY 10004, Attn: Compliance Department; and

         o include your payment for the exercise price ($5.80 times the number of warrants being exercised for the Class A warrants, $1.50 times the number of warrants being exercised for the Class B warrants; and $2.50 times the number of warrants being exercised for the Class C warrants). You must pay for the exercise by certified or bank cashiers' check payable in United States funds to the order of Isonics Corporation. If you prefer to wire transfer funds, you should contact Continental Stock Transfer & Trust Company by telephone and request wiring instructions. Continental Stock Transfer can be reached by telephone at (212)-509-4000.

         We recommend that you do not send your warrant certificate or funds through the regular U.S. Mail. We recommend that you use registered or certified U.S. Mail, or a courier service that will provide you a receipt indicating that Continental Stock Transfer received your warrant certificate and payment. Neither we, nor Continental Stock Transfer, are responsible for your warrant certificate or your payment until Continental Stock Transfer actually receives delivery. DO NOT SEND WARRANT CERTIFICATES OR PAYMENT DIRECTLY TO ISONICS CORPORATION.

         WARRANTS HELD IN A BROKERAGE ACCOUNT OR OTHERWISE IN STREET-NAME. If you hold your Class A warrants, Class B warrants, or Class C warrants in a brokerage account or otherwise in a "street name" account, you must follow the procedures required by your broker, dealer, or other street-name holder.

         LOST WARRANT CERTIFICATES. If you have lost your warrant certificate, you must contact Continental Stock Transfer & Trust Co., Inc., and follow the procedures established by Continental Stock Transfer for your lost warrant certificate. If you have lost your certificate, please ensure that you leave a sufficient amount of time before expiration of your Class A warrant or expiration of the Exchange Offer to follow the lost instrument procedures.

         TAX ASPECTS. No gain or loss will be recognized by a holder of either the Class B warrant or the Class C warrant held for investment on the holder's purchase of common stock for cash upon exercise of the warrant. The adjusted tax basis of the common stock so acquired will be equal to the tax basis of the warrant plus the exercise price. The holding period of the common stock acquired upon the exercise of the Class B warrant or the Class C warrant will begin on the date the warrant is exercised and the common stock is purchased.

                                 USE OF PROCEEDS

         Isonics will receive from $0.00 to a maximum of $1,028,862 from the exercise of the Class A warrants, from $0.00 to a maximum of $2,298,915 from the exercise of the Class B warrants, and from $0.00 to a maximum of $3,831,525 from the exercise of Class C warrants. If this registration statement is not effective by June 12, 2001, contractual rights may accrue to some of the Class B Warrant holders which would result in a reduction in the maximum proceeds to the Company. No proceeds will be received by the Company from the issuance of any Class C warrants. We expect that any proceeds from the exercise of warrants would be spent primarily on research and development expenses and to cover any selling, general and administrative expense shortfalls. The exact amount spent on each category will depend on timing and amount raised.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                   OF FINANCIAL CONDITION OR PLAN OF OPERATION

         THE STATEMENTS CONTAINED IN THIS PROSPECTUS THAT ARE NOT PURELY HISTORICAL ARE FORWARD-LOOKING STATEMENTS. "FORWARD LOOKING STATEMENTS" INCLUDE STATEMENTS REGARDING OUR EXPECTATIONS, HOPES, INTENTIONS, OR STRATEGIES REGARDING THE FUTURE. FORWARD LOOKING STATEMENTS INCLUDE: STATEMENTS REGARDING FUTURE PRODUCTS OR PRODUCT DEVELOPMENT; STATEMENTS REGARDING FUTURE SELLING, GENERAL AND ADMINISTRATIVE COSTS AND RESEARCH AND DEVELOPMENT SPENDING, AND OUR PRODUCT DEVELOPMENT STRATEGY; STATEMENTS REGARDING FUTURE CAPITAL EXPENDITURES AND FINANCING REQUIREMENTS; AND SIMILAR FORWARD LOOKING STATEMENTS. IT IS IMPORTANT TO NOTE THAT OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENTS.

OVERVIEW

    Founded in 1992, Isonics Corporation is a specialty chemical and advanced materials company that develops and commercializes products based on enriched stable isotopes. Enriched stable isotopes are ultra pure materials engineered at the molecular level to provide enhanced performance properties in semiconductors, lasers and high performance lighting and energy production. Enriched stable isotopes are also widely used in basic research, pharmaceutical development and drug design, as well as in medical diagnostics and imaging. By replacing materials traditionally used in these industries with isotopically engineered versions of the same materials, product performance, safety, and economics can be enhanced significantly.

RESULTS OF OPERATIONS

         The following table sets forth operations data expressed as a percentage of net sales. The table and the discussion below should be read in conjunction with the condensed consolidated financial statements and the notes thereto appearing elsewhere in this report.




                                                                              NINE MONTHS ENDED
                                                                                  JANUARY 31
                                                                   ------------------------------------------
                                                                             2001                  2000
                                                                   ------------------------------------------
                     Net revenues                                           100.0    %            100.0   %
                     Cost of revenues                                        80.8                  79.1
                                                                   ------------------------------------------
                          Gross margin                                       19.2                  20.9
                                                                   ------------------------------------------
                     Operating expenses:
                          Selling, general &
                               Administrative                                62.7                  28.0
                          Research & development                             16.1                   8.3
                          Restructuring & office closure                    (0.2)                   0.5
                                                                   ------------------------------------------
                               Total operating expenses                      78.6                  36.8
                                                                   ------------------------------------------

                                      25


                     Operating income (loss)                               (59.5)                (15.9)
                                                                   ------------------------------------------
                     Other income (expense) net                             (7.4)                  44.6
                                                                   ------------------------------------------
                     Income (loss) before income taxes                     (66.9)                  28.7
                                                                   ------------------------------------------
                     Income tax expense (benefit)                              --                   4.2
                                                                   ------------------------------------------
                     NET INCOME (LOSS)                                     (66.9)    %             24.5   %
                                                                   ==========================================



                                                                TWELVE MONTHS ENDED
                                                                     APRIL 30,
                                                  ------------------------------------------------
                                                        2000                         1999
                                                  ----------------------         -----------------
Net revenues                                           100.0         %              100.0      %
Cost of revenues                                        79.8                         78.7
                                                  ----------------------         -----------------
     Gross margin                                       20.2                         21.3
                                                  ----------------------         -----------------
Operating expenses:
     Selling, general & administrative                  29.1                         21.4
     Research & development                              9.6                          6.8
     Restructuring & office closure                      0.4                          4.1
                                                  ----------------------         -----------------
      Total operating expenses                          39.1                         32.3
                                                  ----------------------         -----------------
Operating income (loss)                                (18.9)                       (11.0)
                                                  ----------------------         -----------------
Other income (expense) net                              41.0                         (2.8)
                                                  ----------------------         -----------------
Income (loss) before income taxes                       22.1                        (13.8)
                                                  ----------------------         -----------------
Income tax expense (benefit)                             1.0                          1.0
                                                  ----------------------         -----------------
NET INCOME (LOSS)                                       21.1         %              (14.8)     %
                                                  ======================         =================



NET REVENUES

         Net revenues for the nine months ended January 31, 2001, were $6.323 million, a decrease of approximately 43%, from $11.115 million for the same period in the prior fiscal year. The decrease is primarily because our net revenues from isotope product sales decreased approximately $3.775 million for the nine months ended January 31, 2001. This reduction is primarily because of the lack of depleted zinc revenues after the sale of the depleted zinc business to Eagle-Picher in December 1999, and the recent acquisition of a major customer by one of our competitors which we expect will have a short-term effect until we are able to replace the revenues generated by that customer. Net revenues from contract research and development services sales decreased approximately $1.017 million for the nine months ended January 31, 2001, to $0, because of our cessation of these activities in May 2000.

         Depleted zinc revenues for fiscal year 1999, our last full fiscal year with depleted zinc product sales were approximately $6.0 million. Depleted zinc revenues for fiscal 2000, through December 1999, the date we sold our depleted zinc business, were approximately $2.6 million.

         Our revenues for the nine-months ended January 31, 2001 were reduced as a result of our decision to cease shipping product to one of our customers who had failed to pay approximately $218,000 in invoices due. We did not accept any orders from this customer in the quarter ended January 31, 2001. Revenues recognized from this customer during the first six months of fiscal 2001 were approximately $300,000. We reserved $218,000 for the invoices due during the quarter ended October 31, 2000. Additionally, we had ordered, based on purchase orders placed by this customer, approximately $131,000 in product specific to this customer that was charged to cost of sales in the quarter ended October 31, 2000.

         We do not anticipate significant revenues from sales of silicon-28 based products in the fiscal year ended April 30, 2001. We are collaborating with academia and industry to evaluate the benefits of isotopically pure silicon-28. We believe that if evaluations demonstrate the commercial feasibility of one or more products, demand could emerge in the high-performance micro-processor segment of the semiconductor market. We can offer no assurance, however, that these evaluations will demonstrate the commercial feasibility of any products, that we will be able to commercialize any such products, or that a market will emerge for any such products.

       The sale of our subsidiary, Interpro, effective February 1, 2001, will not adversely affect revenues as we had ceased all revenue producing activities at Interpro effective May 1, 2000.

         Net revenues decreased from $16,998,000 in fiscal 1999 to $12,733,000 in fiscal 2000, a decrease of $4,265,000 or 25.1%. The decrease reflects both the sale of our depleted zinc business to Eagle-Picher in December 1999, and reduced revenue from our contract research and process development operations. Depleted zinc revenues in fiscal 2000 were $2,645,000, as compared to fiscal 1999 revenues of $5,959,000, a decrease of $3,314,000, or 55.6%. This decrease is attributable to only having approximately seven months of sales in fiscal 2000, versus twelve months of sales in fiscal 1999. Interpro's fiscal 2000 revenues were $1,156,000, as compared to fiscal 1999 revenues of $2,614,000, a decrease of $1,458,000, or 55.8%.

         International sales represented approximately 65% of revenues in fiscal 2000, and 60% of revenues in fiscal 1999. This increase is primarily attributable to significantly lower domestic revenues from Interpro. These domestic revenues were partially offset by increased domestic sales of stable isotopes (excluding depleted zinc). Lower depleted zinc sales had a comparable effect on both international and domestic sales.

GROSS MARGIN

Gross margin for the nine months ended January 31, 2001, decreased to approximately 19.2% of net revenues from approximately 20.9% for the same period in the prior fiscal year. The percentage decrease is primarily because of the sales to a lost customer that carried higher margins, the write off of customer specific inventory in the amount of $131,000 and the write off of recycled water. We have significantly expanded our production capacity for oxygen-18 over the past two years by recycling water enriched with oxygen-18. We have temporarily ceased our water recycling program because of logistics problems encountered with shipping the water back to our producer in Russia. We will continue to collect recycled water until the situation is resolved, and we do not anticipate any reduction in production volumes or sales at this time as our producers have been able to compensate for the lack of recycled water. However, we have taken a charge of approximately $136,000 for the recycled water we are currently holding in the United States in case the aforementioned logistical problems cannot be overcome, as we currently have no alternative use for the recycled water other than in the production of water enriched with oxygen-18.

         Gross margin decreased approximately $1,046,000, to approximately $2,577,000, in fiscal 2000, from approximately $3,623,000, in fiscal 1999. On a percentage of net revenues basis gross margin decreased 1.1 percentage points to approximately 20.2% in fiscal 2000, from approximately 21.3% in fiscal 1999. The dollar and percentage point decreases are primarily because of reduced sales of depleted zinc, typically a higher margin product, and an increase in stable and radioisotope revenues generated by both Isonics and Chemotrade. In general, stable isotopes have lower margins because of greater competition relative to their sale. We anticipate the dollar impact on gross margin as a result of the sale of the depleted zinc business will be approximately $1.0 million on an annual basis.

SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES

         Selling, general and administrative expenses increased on a dollar basis to approximately $3.968 million, or approximately 62.7% of net revenues for the nine months ended January 31, 2001, from approximately $3.117 million, or approximately 28.0% of net revenues for the nine months ended January 31, 2000. The dollar increase for the nine months ended January 31, 2001, is primarily attributable to increased usage, year-to-date, of professional services including legal, business development and accounting services, increased bad debt expense in the first two fiscal quarters resulting from the write off of $218,000 attributable to a single customer, and remediation expenses related to our Golden facility, while the percentage increase was caused by lower revenues and the higher levels of spending. In the quarter ended October 31, 2000, we recognized a $270,000 expense to remediate the Golden, Colorado facility we currently lease. This liability was assumed by the buyers of Interpro effective February 1, 2001.

         Selling, general, and administrative expenses increased on a dollar basis by approximately $55,000, from $3,643,000 in fiscal 1999, to $3,698,000, in fiscal 2000. Selling, general, and administrative expenses increased on a percentage of net revenues basis by 7.6 percentage points, from 21.4% of net revenue in fiscal 1999, to 29.1% of net revenues in fiscal 2000. The dollar increase in selling, general and administrative expenses is primarily attributable to increased compensation expense and professional service fees at the corporate level. The percentage of net revenues increase is primarily attributable to lower net revenues ($12,733,000 in fiscal 2000, and $16,998,000 in fiscal 1999).

RESEARCH AND DEVELOPMENT

         We are engaging in research and development to diversify our business and to expand other lines of our business. We have also expanded our sales and marketing efforts including the hiring of additional sales staff. We are now seeking to identify and evaluate a variety of new stable isotope products and potential markets for economic and technical feasibility. We will continue to fund research and development to improve technologies for isotope separation and materials processing technologies. During fiscal 2000, 1999, and 1998, research and development expenses were $1.224 million, $1.155 million, and $811,000, respectively. For the nine months ended January 31, 2001, research and development expenses were $1.018 million. We cannot offer any assurance that our current or future lines of business or products resulting from our research and development efforts will be profitable or generate significant revenues.

         Research and development expenses increased by approximately $99,000, or approximately 11%, to $1.018 million for the nine months ended January 31, 2001, from $919,000 for the comparable period in fiscal 2000, while increasing on a percentage basis to approximately 16.1% of net revenues from approximately 8.3%. The dollar increase during the nine months ended January 31, 2001, was primarily because of research and development costs associated with the development of our zinc recovery and recycling project, which more than offset the decrease in silicon-28 product development expenses. The percentage increase is primarily attributable to lower revenues as described above, as well as, higher levels of spending.

         Our silicon-28 product development efforts have been significantly and adversely impacted by the failure of Eagle-Picher to fulfill its obligations to us. We believe that the development and introduction of new product applications is critical to our future success and we expect that research and development expenses may increase assuming sufficient cash remains available, but will likely continue to vary as a percentage of revenues because of the timing and amount of future revenues.

       Since May 1, 2000, the resources of our subsidiary, Interpro, have been focused on the recovery and recycling of zinc metal from various sources including, galvanized steel scrap, electric arc furnace dust, and brass scrap and no longer provide contract research and development. On February 1, 2001, we sold Interpro in a management buyout. As a consequence of this sale, we expect decrease in our research and development expenses of between $50,000 and $100,000 per month.

       As part of the Asset Purchase Agreement with Eagle-Picher, Eagle-Picher agreed to supply us with 200 kilograms of silicon-28 in 2000. The silicon-28 was to be used to further develop our semiconductor materials business. Eagle-Picher did not meet its obligation to deliver the 200 kilograms of silicon-28. We have held several discussions with Eagle-Picher regarding this and other Eagle-Picher failures to honor the terms of the supply agreement. If we are able to resolve this dispute with Eagle-Picher, it may ultimately deliver the required silicon-28 to us. If we are not able to reach an agreement with Eagle-Picher, it may refuse to deliver any silicon-28. If Eagle-Picher's delay in delivering the silicon-28 is significant, or if Eagle-Picher's technology cannot produce silicon-28 meeting our requirements, we will need to make other arrangements for our silicon-28 supply. These other arrangements will likely delay research and development programs.

         We believe that the development and introduction of new product applications is critical to our future success. We expect our research and development expenses to increase in the near term because of the timing of material usage and outside services. We operate no facilities of our own for research and development. All research and development work is performed by outside entities, none of which we control. Because of the uniqueness of our business, the unique chemicals and processes we deal with and the handling precautions required, these expenses are significant. The expenses should continue to vary as a percentage of revenues because of the timing and amount of our future revenue stream.

RESTRUCTURING AND OFFICE CLOSURE

         On October 31, 1998, we announced a restructuring of our operations and relocation of our headquarters from San Jose, California to Golden, Colorado, the location of our former subsidiary, Interpro. We recorded a $691,000 charge in connection with the restructuring.

         As of January 31, 2001, the only significant restructuring cost remaining is the lease payments on the former San Jose office. Although that space has been sublet for the remaining term of our lease, the net liability is estimated to be approximately $37,000 to be paid over the next four years. The expense in fiscal 2000 was primarily related to moving costs incurred by two senior executives.

OTHER INCOME (EXPENSE), NET

         Other income (expense), net includes interest expense, amortization of debt issuance costs, the amortization of the fair value of warrants issued in connection with the debt, gains or losses on the sale of lines of business, impairment write-downs related to contract research and development assets held by Interpro, and foreign currency gains and losses. Other income (expense), net decreased by approximately $5.430 million to ($468,000), for the nine months ended January 31, 2001, from other income, net of approximately $4.962 million for the comparable period of the previous fiscal year. Interest expense decreased by approximately $296,000 due to lower debt levels following the sale of our depleted zinc business. During the nine months ended January 31, 2001, we also realized a foreign currency exchange gain of approximately $151,000 due to the strengthening of the US dollar against the German Mark. These increases in other income were offset by a decrease of approximately $5.296 million, related to the initial gain recognized on the sale of the depleted zinc business to Eagle-Picher in the prior fiscal year and the reversal of $208,000 of additional gain from the depleted zinc sale recognized in our fiscal year ended April 30, 2000.

         Part of the consideration for the depleted zinc sale was a $1.5 million note payable in three installments of $500,000 on November 2000, 2001 and 2002. Eagle-Picher failed to make the first additional payment due November 30, 2000. We had been recognizing the contingent gain of $1.5 million on a straight-line basis over the thirty-six month period (approximately $41,667 per month), as an unaffiliated supplier performed under a contract that was assigned to Eagle-Picher. Through November 1, 2000, we had recognized $458,000 of the additional gain, $208,000 to April 30, 2000, and $250,000 to October 31, 2000. As of November 1, 2000, we ceased recognizing any additional gain and reversed the previously recognized $458,000.

         Excluding gain on the sale of the depleted zinc line of business of approximately $5,296,000, other income (expense) net in fiscal 2000 was approximately ($77,000), a decrease of approximately $407,000 from ($484,000) in fiscal 1999. The decrease is primarily attributable to lower interest expense following the depleted zinc sale. Also in fiscal 2000, we recognized a gain of $110,000 in our German subsidiary resulting from the favorable settlement of a dispute with a vendor.

INCOME TAXES

         We currently operate at a loss and expect to operate at a loss until the products currently under development begin to generate sufficient revenue. While we recognized a taxable gain upon the sale of our depleted zinc product line, the tax expense incurred was offset by the expected recovery of such taxes due to the availability of net operating losses to offset the taxes paid. As a result, for the fiscal year ended April 30, 2000, our reported tax expense was limited to the taxes payable in Germany on the income of our Chemotrade subsidiary.

         The losses incurred in the current year are not expected to generate an income tax benefit because of the uncertainty of the realization of the deferred tax asset. As such we have provided a valuation allowance against the deferred tax assets for the amount in excess of the taxes paid in prior years that are subject to refund.

         The consolidated entity had income tax expense of $129,000 for fiscal year 2000, and income tax expense of $171,000 for fiscal year 1999. The income tax expense in fiscal year 2000 is related to the sale of the depleted zinc business in excess of available loss carryforwards. The income tax expense in fiscal year 1999 resulted from our Chemotrade subsidiary, which had net income in fiscal year 1999, and paid income taxes in Germany. However, both United States-based entities had net losses, in fiscal year 1999, and did not have income tax expense.

NET INCOME (LOSS)

         We recognized a net loss of $4,232,000, for the nine months ended January 31, 2001, and net income of $2,718,000 for the nine months ended January 31, 2000. Losses, as incurred during the current fiscal year, of this magnitude will likely continue until revenues increase from our current operations or until we generate revenues from products introduced as a result of our research and development projects. The net income recorded in the nine months ended January 31, 2000, was due to the gain recognized from the sale of our depleted zinc business to Eagle-Picher on December 1, 1999.

         We recognized net income of $2,689,000 for the fiscal year ended April 30, 2000, as compared to a net loss of $2,521,000 for the fiscal year ended April 30, 1999. Net income in fiscal 2000 was the result of the $5,296,000 gain on the sale of our depleted zinc business to Eagle-Picher in December 1999. This transaction will not recur. Without this one-time gain, we would likely have recognized a net loss.

         Net income in future years will be dependent on our ability to increase net revenues faster than we increase our selling, general and administrative expenses, research and development expense and other expenses. Because of our continuing research and development efforts on new products, we do not expect to generate any significant increase in net revenues in fiscal 2001. Consequently, we anticipate that the current (2001) fiscal year's operations will result in a significant loss. The operations for fiscal 2002 will also result in a significant loss unless we are able to increase our revenues from our existing products or generate additional sales from new products we may develop.

LIQUIDITY AND CAPITAL RESOURCES

         Our working capital and liquidity were significantly improved as a result of the sale of the depleted zinc business to Eagle-Picher on December 1, 1999. However, our liquidity has been decreasing since then as is shown by the following table:


                           DATE                               WORKING CAPITAL
                           ----                               ---------------
                           January 31, 2000                   $4.067 million
                           April 30, 2000                     $3.754 million
                           July 31, 2000                      $3.319 million
                           October 31, 2000                   $1.725 million
                           January 31, 2001                   $1.601 million

         Our principal sources of funding have been cash from sales of lines of business, borrowed funds, and sales of preferred stock. We used cash in operations of approximately $3.505 million and $2.904 million during the nine months ended January 31, 2001, and 2000, respectively. Our investing activities used cash of $35,000, and provided cash of approximately $6.710 million for the nine months ended January 31, 2001, and 2000, resulting from the purchase of fixed assets and sale of the depleted zinc business to Eagle-Picher, respectively.

         Financing activities generated cash of $896,000 and $318,000 for the nine months ended January 31, 2001, and 2000, respectively. Cash provided by financing activities during the nine months ended January 31, 2001, resulted primarily from the issuance of units, comprised of one share of common stock bundled with two Class B warrants for cash of $675,000. Cash provided by financing activities during the nine months ended January 31, 2000, resulted primarily from the issuance of convertible preferred stock for cash of $2.250 million, and proceeds from the issuance of long-term debt of $75,000. Net repayments on the revolving line of credit of $513,000 and repayments of debt of $1.494 million were the primary uses of cash during the nine-month period ended January 31, 2000.

         At January 31, 2001, we had approximately $741,000 of cash and cash equivalents, a decrease of approximately $2.645 million, compared to $3.385 million as of April 30, 2000. At January 31, 2001 we had positive working capital of $1.601 million, a decrease of $2.153 million from April 30, 2000. The decrease is largely attributable to funding our net loss with our existing working capital.

Two events significantly and adversely impacted our cash and working capital position at January 31, 2001. Firstly, we still had not collected the $218,000 in receivables from our delinquent customer and we had purchased $131,000 of specialized product based on purchase orders placed by this customer that we wrote off. In April 2001 we reached a settlement with this customer who paid us $122,000. The second adverse event was Eagle-Picher's failure to make the annual installment payment of $500,000 due November 30, 2000, related to the sale of our depleted zinc business.

         o As a result of the sale of our depleted zinc business in December 1999 that provided us with cash proceeds of $6,730,000, we improved our cash position at April 30, 2000, by $2,933,000 from April 30, 1999. Despite the overall increase our cash balances, we used cash in our operations of approximately $4,327,000 during fiscal 2000. We generated cash from operations of approximately $357,000 during fiscal 1999. Financing activities provided cash of $545,000 in fiscal 2000, generated by the proceeds from the issuance of common stock, preferred stock and borrowings of approximately $2,476,000 of which $1,931,000 was used to pay our line of credit and other borrowings.

         The primary factor resulting in our net decrease in cash during the fiscal year ended April 30, 1999, was the cash payments for the acquisition of Chemotrade. During fiscal 1999, we paid the sellers of Chemotrade approximately $1,600,000 in cash comprised of the initial cash payment of $546,000, the first note installment of approximately $930,000 and transaction costs. These funds were obtained primarily from borrowings under our line of credit. At April 30, 1999, we had one note for approximately $826,000 outstanding due to the sellers on April 30, 1999. This note was repaid in fiscal 2000.

         On July 29, 1999, we completed a $2,745,000 private placement financing to a limited number of accredited investors (including some creditors who converted debt). We issued 1,830,000 units, each consisting of one share of Series A convertible preferred stock and one warrant. We received $2,250,000 in cash proceeds and converted $425,000 of long-term debt in connection with the private placement. Each share of the Series A convertible preferred stock is convertible into one share of our common stock at a conversion price of $1.50. The liquidation preference for the Series A convertible preferred stock is $1.50. Each warrant allows the investor to purchase one share of Isonics common stock for $3.75 through July 29, 2002. We granted registration rights to the holders of the shares of common stock underlying the Class A convertible preferred stock and the warrants.

         In addition to converting $425,000 of existing debt into equity as part of the private placement we:

         o issued 500,000 warrants to purchase shares of our common stock to an investment banker as a commission on this placement. The warrants are exercisable at $3.75 per share through July 29, 2002;

         o issued 46,667 units in satisfaction of all current and future obligations under the Isoserve royalty agreement;

         o extended the payment due date for the remaining balance on the Chemotrade acquisition note to July 2000; and

         o extended the payment due date for unsecured promissory notes to January 2000, which notes have been paid in full.

         On July 24, 1998, we obtained a $3,000,000 asset based credit facility for our U.S. operations, secured by our U.S. assets, from Coast Business Credit ("Coast"). This facility was repaid, in full, in December 1999 with funds made available by our sale of assets to Eagle-Picher. We have had no subsequent relationship with Coast. Chemotrade has one unsecured revolving line of credit for 400,000 DM (approximately $186,000) that we have not utilized to date.

         We expect that our working capital will continue to decrease over time as we continue to use our capital for operations, research and development, and investing activities. We do not expect working capital to increase until we are able to increase our revenues to exceed our cash out-flow (assuming we are able even to increase our revenues). We cannot offer any assurance that we will be able to do so in the near term. We have sufficient cash available to fund our working capital requirements until August 31, 2001. Isonics is considering alternatives to raise additional capital. We expect the sale of our Interpro subsidiary will reduce our cash outflow by approximately $100,000 per month and the transfer of liabilities to the purchasers has improved our working capital position.

                                    BUSINESS

         We were formed in March 1992, as a partnership, and were subsequently incorporated in California in March 1993, as A&R Materials, Inc. In September 1996, we changed our name to Isonics Corporation. Our principal executive offices are located at 5906 McIntyre Street, Golden, Colorado 80403. Our telephone number is (303) 279-7900, and our facsimile number is (303) 279-7300. Our web site is www.isonics.com.

         Today our isotope business addresses the material needs of two primary markets: life sciences (including healthcare) and semiconductor materials. While we currently focus on these two markets, we continually evaluate other applications for both stable and radioisotopes. We also sell isotopes for use in basic scientific research and industrial applications, primarily standards. We believe our core competency is our ability to identify, develop, source, and commercialize products and services based on isotopically engineered materials.

         We are an advanced materials and technology company that develops and commercializes products created from materials whose natural isotopic ratios have been modified. An isotope is one of two or more species (or nuclides) of the same chemical element, which differ from one another only in the number of neutrons in the atom's nucleus. The different number of neutrons can create significantly different nuclear properties. The most well known of these properties is radioactivity. Radioactive isotopes (or radioisotopes) can be found in nature. Most of our radioisotopes, however, are man-made. Stable isotopes as distinguished from radioisotopes are not radioactive.

         We are a value-added reseller of stable and radioactive isotopes. Several manufacturers, located primarily in republics that once were part of the Soviet Union, produce these isotopes. The isotopes are sold in the form of common chemical compounds. For example, oxygen-18 is sold as water, and carbon-13 is sold as carbon dioxide.

         In order to develop our products, it is usually necessary to increase ("enrich") or decrease ("deplete") the concentration of a particular isotope or isotopes. There are over 280 naturally occurring stable isotopes of 83 different elements. The number of isotopes of any given element varies widely. Stable isotopes of a given element typically do not differ significantly in their chemical behavior. Stable isotopes of an element differ in mass and diameter, as well as several nuclear properties, such as cross-section, spin, and magnetic moment. Differences in these properties can result in substantially different effects, and some of these different effects have the potential for commercial application.

         Isotopes are typically referred to by their atomic mass number, which number is derived from the number of protons and neutrons in the atom's nucleus. For example, oxygen-18 has eight protons and ten neutrons in its nucleus, and silicon-28 has fourteen protons and fourteen neutrons in its nucleus. In ultra chemically pure crystals, grown for electronics or optical applications, isotopic impurities are the greatest contributor to crystal disorder because of mass and diameter. Eliminating these variations by using a single enriched isotope (i.e. an isotopically pure substance) increases thermal conductivity and optical transparency, and thus improves product performance. Similarly, enriching or depleting isotopes based upon their nuclear cross-sections allows materials to be engineered for applications in the nuclear power industry, for controlled doping of semiconductors in the computer industry, and for use as targets to produce radioisotopes for the life sciences and other industries.

         Enriched stable isotopes may be thought of as extremely pure materials. Not only are these isotopes chemically pure, but they frequently consist of only one isotope depending on the level of enrichment. This extra degree of purification, accomplished on the sub-atomic level, provides enhanced performance properties as distinguished from normal (i.e., chemical only) purity materials. Depleted isotopes are typically processed further, and the elimination (or reduction in level) of an isotope, or isotopes, prevents the creation of undesirable byproducts in these subsequent processing steps. In some instances the undesirable byproducts are produced during the intended use of the non-depleted isotope material.

         Stable isotopes have commercial uses in several areas, including, but not limited to: energy generation; medical research, diagnostics, and drug development; product tagging and stewardship; semiconductors; and optical materials. We have successfully developed and commercialized several isotope products (notably, even-numbered cadmium isotopes for use with helium-cadmium lasers) and intend to promote the emergence and growth of new stable isotope applications. The radioisotopes we produce and sell are typically used in medical diagnostic, treatment and therapy applications. In most cases we first produce an enriched or depleted stable isotope "target," which is then exposed to an appropriate form of radiation to create a specific radioisotope.

         A key property of a radioisotope is its half-life. The half-life is a measure of how fast a radioisotope decays into either a stable isotope or another radioisotope. Since most radioisotopes used in life science applications have short half-lives, they are rarely found in nature. Therefore, radioisotopes have to be made from a target material, usually in a nuclear reactor or a cyclotron, and must generally be used immediately. A nuclear reactor or a cyclotron generates the appropriate form of radiation required to convert the target material into the desired radioisotope.

         Using state-of-the-art technology, we supply a wide range of enriched stable isotopes, which are then converted into products, which meet the specialized needs of our customers.

         Originally, our core business was the production and supply of depleted zinc, a non-radioactive stable isotope, to the energy industry. In 1996, we expanded our business scope to include development of isotopically engineered materials for the medical research, medical diagnostic and semiconductor industries. The acquisition of Chemotrade GmbH in 1998 added radioisotopes to our available products. As a result of the sale of our depleted zinc business in December 1999, (see "SALE OF DEPLETED ZINC BUSINESS - DISPUTES WITH EAGLE-PICHER,") our revenues in the future will depend on our success in developing and selling products in the semiconductor and stable and radioactive isotope markets.

         On May 1, 2000, we reorganized International Process Research Corporation ("Interpro," doing business as Colorado Minerals Research Institute) to focus on one specific application - the recovery and recycling of zinc metal from various sources. See "REORGANIZATION AND SUBSEQUENT SALE OF INTERPRO SUBSIDIARY." Previously Interpro was a contract research and development and materials processing company developing new, lower cost technologies to better meet our then existing customers' needs. On February 1, 2001, we sold Interpro and intellectual property related to zinc recovery operations to a management group. This transaction relieved us of a negative cash flow of approximately $100,000 per month, as well as approximately $700,000 of liabilities. As further consideration for the transaction, we retained a 25% interest in the entity, which now owns Interpro.

         Chemotrade is headquartered in Dusseldorf, Germany, and its subsidiary is located in Leipzig, Germany. Chemotrade is a value-added re-seller of stable and radioactive isotopes. It supplies radioactive isotopes for pharmaceutical and industrial research as well as for industrial and medical imaging, calibration sources and for brachytherapy applications.

         Additionally, Chemotrade supplies various stable isotope labeled compounds for pharmaceutical research and drug design, as well as oxygen-18 for use in producing a radioisotope used in positron emission tomography. Chemotrade's market is primarily Europe but sales are also made to North America and Asia.

         Prior to June 1998, substantially all of our net revenues in any particular period were attributable to a limited number of customers and sales of depleted zinc and other stable isotopes. We have historically operated with little backlog. With the acquisition of Chemotrade we added radioisotopes to our product mix, and consistent with our historical experience, our quarterly results have been materially affected by the size, timing and quantity of orders and product shipments during a given quarter. For example, before our sale of our depleted zinc business to Eagle-Picher, depleted zinc orders typically were for $500,000 to $1,000,000 each and we averaged about ten sales per year. Radioisotope sales can be for as much as $500,000 each, and we currently average four to six of these sales annually.

SALE OF DEPLETED ZINC BUSINESS- DISPUTES WITH EAGLE-PICHER

         On December 1, 1999, we sold our depleted zinc business to Eagle-Picher Technologies, LLC for $8.2 million, of which $6.7 million was paid on December 1, 1999. Three additional payments of $500,000 each were and are due on November 30, 2000, 2001, and 2002, representing the balance of $1.5 million. These installments are contingent upon the performance of an unaffiliated supplier of depleted zinc whose contract with us was assigned to Eagle-Picher.

         Eagle-Picher failed to make the first additional payment due November 30, 2000. We believe that the unaffiliated supplier has performed as required, and that Eagle-Picher has no cause for its non-payment. We have demanded payment from Eagle-Picher, but Eagle-Picher made an unacceptable counteroffer.

         Additionally, as of December 1, 1999, we signed a long-term isotope supply agreement with Eagle-Picher, and Eagle-Picher was to have supplied us by December 31, 2000, with 200 kilograms of silicon-28 to be used in research and development activities. We gave Eagle-Picher a warrant to obtain 4,000,000 shares of our common stock, however, these warrants and the underlying shares, were contingent upon the delivery of silicon-28 by Eagle-Picher by December 31, 2000.

         In addition to its refusal to pay the aforementioned $500,000 due November 30, 2000, Eagle-Picher did not deliver 200 kilograms of silicon-28, meeting the specifications as set forth in our agreement, by December 31, 2000. We know that Eagle-Picher's silicon-28 production facility in Oklahoma has encountered technical difficulties, which Eagle-Picher refers to as a FORCE MAJEURE. We believe that Eagle-Picher's technical difficulties do not meet the definition of FORCE MAJEURE per our agreements, which would entitle Eagle-Picher to a delay in the delivery requirement.

         Eagle-Picher exercised its warrant, under a net exercise provision in the warrant agreement, and received 3,130,435 shares of our common stock, in March 2000. Because Eagle-Picher exercised its warrant pursuant to the terms of the net exercise provision, Eagle-Picher did not pay cash to exercise the warrant. Eagle-Picher disputed our calculation and believed we should have issued to it an additional 155,279 shares of common stock. We believed Eagle-Picher's calculation to have been in error.
As Eagle-Picher is claiming FORCE MAJEURE, it believes it is entitled to retain its ownership to the 3,130,435 shares, as well as the disputed 155,279 shares of our common stock. We continue to dispute Eagle-Picher's calculations, and we also believe Eagle-Picher may have improperly exercised the warrant because of its failure to execute the required subscription agreement. On January 26, 2001, our Board of Directors authorized us to cancel Eagle-Picher's common stock shares and return those shares to the "authorized, unissued" category. We cancelled the shares on February 20, 2001.

         On February 8, 2001, Eagle-Picher informed us that they would be seeking damages, in excess of $10,000,000, for alleged misrepresentations regarding the status of the depleted zinc business at the time of the sale. We believe these allegations to be groundless, and we believe we made full and complete disclosure to Eagle-Picher at the time of the sale.

         We notified Eagle-Picher of our intention to pursue the dispute resolution process as set forth in the agreement with Eagle-Picher to address these and other related matters in December 2000. The dispute resolution process consists of three phases. The first phase was a series of negotiations between designated members of senior management of the two companies. Several meetings were held in December 2000 and January 2001. No resolution was reached.

         The second phase was mediation. Eagle-Picher notified us of its desire to mediate this dispute on January 18, 2001. A mediation session was held on January 26, 2001. Again, no resolution was reached. The third phase is binding arbitration. On March 26, 2001, we filed for binding arbitration. We are claiming damages against Eagle-Picher of $75,000,000. An arbitration hearing will be scheduled for later this year. We have been informed by our legal counsel that it will likely take a minimum of six-to-nine months to complete the arbitration phase, but that the time period could be significantly longer.

         As a result of Eagle-Picher's breaches and defaults, we have not received the 200 kilograms of silicon-28 meeting the specifications set forth in the agreement. Without silicon-28 meeting our specifications our research and development activities will be hindered. Additionally, Eagle-Picher's failure to make the payment due on November 30, 2000, has caused our working capital to be significantly reduced, and we are seeking other means of financing our operations. On December 13, 2000, we entered into a financing agreement described in more detail in Management's Discussion and Analysis in the section titled, "LIQUIDITY AND CAPITAL RESOURCES."

         We have identified potential alternative suppliers of silicon-28. We have not placed any orders with these suppliers because of the cost involved. At an expected cost of approximately $25.00 per gram, 200 kilograms would cost approximately $5.0 million. We currently do not have sufficient cash to make such a purchase and we expect these other suppliers to require us to prepay them for any silicon-28 we order. We do not expect to make such purchases until we can negotiate acceptable payment terms or until we obtain sufficient financing.

REORGANIZATION AND SUBSEQUENT SALE OF INTERPRO SUBSIDIARY

         On April 30, 1998, we purchased all of the outstanding capital stock of Interpro from a previously unaffiliated corporation (Metallurgy International, Inc.). Interpro was a materials processing and contract research and development company. Through December 1, 1999, Interpro performed key steps in our depleted zinc manufacturing process. We acquired Interpro to assure future availability of this critical manufacturing technology, and to provide an infrastructure platform for performing value-added processing of other isotopes. Interpro had also jointly developed new, lower-cost technologies to enable its customers to better meet the various metallurgical and mineral processing needs. In connection with the acquisition, we issued 353,982 shares of our common stock (valued at $708,000) in exchange for all of the outstanding shares of Interpro. We accounted for the acquisition as a purchase.

         On May 1, 2000, we substantially reorganized one of our subsidiaries, Interpro, to focus on the recovery and recycling of zinc metal from various sources, including galvanized steel scrap, electric arc furnace dust, and brass scrap. We chose this course of action for two reasons. First, we believed the market potential for this, and related processes, was significant. Second, the profound and lengthy slump in the mineral processing and mining industries significantly eroded Interpro's historical customer base. We continued to meet the demands of a few remaining customers through various sub-contractor relationships. We also kept the physical infrastructure in place at our Golden, Colorado location in case the market conditions warranted a reentry into Interpro's historical markets. We used a significant portion of this infrastructure in our zinc recovery and recycling project.

         In January 2001, we acquired the patent rights related to the recovery and recycling of zinc processes from three unaffiliated parties. A total of 75,000 shares of our common stock valued at $131,000 were issued for these rights. On February 1, 2001, we sold Interpro and transferred the patent rights for the zinc recovery process to a management group. The management group consists of Dr. Robert H. Cuttriss, formerly president of the subsidiary, James
E. Alexander, president, chief executive officer, and chairman of the board of directors of Isonics Corporation, and Boris Rubizhevsky, senior vice president and director of Isonics Corporation. The entity buying Interpro is Interpro Zinc, LLC. Each of the three aforementioned individuals owns 25% of Interpro Zinc, LLC. Isonics Corporation owns the remaining 25%. Each individual contributed $100,000 to Interpro Zinc LLC to continue the development of the zinc recovery technology. Interpro Zinc, LLC has informed us that they will be actively seeking further investment to continue their development and commercialization efforts.

         We have signed a cooperation agreement with Interpro Zinc, LLC to continue leasing office, laboratory, and storage space at our current location. This agreement expires December 31, 2001. We anticipate relocating to another facility, possibly in the Denver area, later this calendar year. At this time we cannot determine what effect, if any, this will have on our operations.

         We realized a gain from the sale of our Interpro subsidiary of $59,000, representing the net liabilities at the date of disposition. We believe our cash outflow will be reduced by approximately $100,000 per month as Interpro Zinc, LLC has assumed all liabilities and obligations associated with our former subsidiary. Interpro Zinc, LLC has also assumed Dr. Cuttriss' employment agreement that extended through September 2003.

         From May 1, 2000, through January 31, 2001, Interpro did not engage in any revenue producing activities. We have no intention of returning to the contract research and development activities that Interpro engaged in prior to May 1, 2000.

DISTRIBUTION METHOD

         We operate sales offices in Columbia, Maryland; Dusseldorf, Germany; and Leipzig, Germany. We also identify customers through industry sales journals and many customers come to us through word of mouth referral. There are a limited number of suppliers in the isotope industry and, therefore, most customers are aware of the products and services we offer. Customers directly place the orders and we either ship directly to the customer through our sales offices or the product is shipped directly from the supplier.

SIGNIFICANT CUSTOMERS

         At January 31, 2001, five customers accounted for 85.6% of total net accounts receivable. Three of these customers, plus two others, accounted for approximately 40.7% of net revenues during the nine months ended January 31, 2001. A different customer accounted for approximately 10% of net revenues during the nine months ended January 31, 2000.

COMPANY STRATEGY

         We believe our strength lies in our ability to bring the necessary resources together to identify, evaluate, develop, engineer and successfully commercialize applications for stable and radioactive isotopes, and value-added products manufactured from these isotopes. This strength is reflected in management's experience in taking depleted zinc from a cost prohibitive concept to a successful commercial reality.

         We believe we have created a product development model that can serve as a basis for our current and future expansion. To capitalize on the commercial opportunities that have been identified for stable isotopes, we have adopted a business strategy designed to maximize the value of our technologies, business development, and management resources, while minimizing capital costs. This strategy involves:

         o focusing on development of high value-added products, which products should give us a competitive advantage in large or growing markets;

         o leveraging research and development expenditures through collaborations, government programs, and corporate and academic partnerships;

         o minimizing early capital needs by obtaining stable and radioactive isotopes through alliances and supply agreements with existing stable and radioactive isotope sources, followed by investment in Isonics-owned isotope production facilities when markets are better established and the optimum production technology has been determined;

         o obtaining value-added processing technology through sub-contract manufacturing agreements, joint ventures, and acquisitions of strategically important technologies and companies; and

         o developing a time-balanced product pipeline to provide a continual supply of new business opportunities.

PRODUCTS

         In fiscal 1999, our revenues were generated from a broad range of sources, including depleted zinc sales, radioisotopes sales and other stable isotopes sales, and from contract research and development activities. In fiscal 2000, this trend continued as our revenues were again generated from a broad range of sources, including depleted zinc sales, radioisotopes sales, oxygen-18 and other stable isotopes sales. Our contract research and development revenues came from the operations of our former subsidiary, Interpro. As described above, we reorganized Interpro in May of 2000 (which eliminated research and development activities) and we sold Interpro to a management group effective February 1, 2001.

LIFE SCIENCES PRODUCTS

         For the past several years, we have supplied stable isotopes in elemental and simple compound forms for use in life science applications. With the acquisition of Chemotrade in 1998, we expanded our product offerings to include radioisotopes. We will continue selling our current stable and radioactive isotope products, develop new products along similar lines, and expand our product offerings by vertically integrating. From time to time we consider building additional isotope separation facilities in the United States or Western Europe, but we have no set plans to do so. However, we currently have neither the capital nor know-how to do so, but it is an integral aspect of our stated strategic plans. In addition, we intend to expand our value-added manufacturing capabilities. A brief summary of existing and emerging life sciences products follows:

STABLE ISOTOPE LABELED COMPOUNDS. Stable isotope labeled compounds ("SILCs") are created by incorporating known quantities of stable isotopes including carbon, nitrogen, hydrogen (deuterium), oxygen, and other elements, into thousands of different chemical compounds. SILCs allow researchers to investigate living systems, determine the chemical structure of important biological compounds, design new drugs, and measure extremely low levels of environmental toxins. We believe that greater availability and lower cost of stable isotopes, and advances in instrumentation to detect stable isotopes will continue to increase the demand for SILCs.

         Our products are typically simple compound SILCs that are used by our customers to synthesize more complex and higher-value SILCs. We market primarily deuterium, carbon-13 and nitrogen-15 to our customers for this purpose. We anticipate that this practice of supplying simple compound SILCs will continue in the immediate future. Examples of existing and emerging applications for these products include:

                  METABOLIC STUDIES. Increasingly, studies of new drugs are performed with isotope-labeled drugs to facilitate research on metabolism, distribution, mode of action, and elimination. The FDA one day may require the isotope labeling of all new drugs for investigational use during some or all phases of pre-clinical and clinical evaluations of these drugs, although it does not so mandate today.

                  RATIONAL DRUG DESIGN. Drugs historically were designed using a screening process in which prior experience was employed to determine what chemicals might work to treat a condition, and then tests on subjects were performed. Today specialized instrumentation is routinely available to determine the chemical structure of large molecules, including the human proteins and enzymes that a drug is designed to affect. This approach is known as



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



                  rational drug design. We believe that this new instrumentation, combined with sophisticated SILCs, will prove beneficial in determining the chemical structure of human proteins and enzymes. We believe rational drug design will require an increasing supply of stable isotopes.

DIAGNOSTIC BREATH TESTS (DBTS). This new class of non-invasive diagnostic testing is gaining worldwide acceptance. It uses stable isotope labeled compounds to detect a wide range of human abnormalities, particularly digestive disorders such as ulcers. The FDA has approved one test and similar approvals exist in Europe. Reimbursement by health insurance providers for the test has led to increased growth in demand. That demand, in turn, is expected to accelerate as regulatory approval is awarded in other countries. Many other tests based on the same principles as DBTs are in various stages of development worldwide. We supply stable isotope raw material to companies developing DBT chemicals. While these sales are not currently a large source of revenues, we continue our sales and marketing efforts in order to monitor the development and direction of this potentially very large market.

         The DBT business is subject to extensive government regulation. The products and instruments in which our isotopes are used may be subject to the scrutiny of FDA review and approval, as well as ongoing FDA inspection of most aspects of the production, marketing, distribution, and usage. We believe that the production and marketing of DBTs are also subject to similar regulatory controls in foreign countries where we might seek to market our products. Consequently, new products cannot be introduced commercially until after approval which may or may not be granted after several years.

BIOMEDICAL RESEARCH. Traditionally, numerous aspects of the many phases of drug development have been carried out using radioisotope-labeled versions of promising compounds. Isonics supplies precursor compounds labeled with radioisotopes, such as carbon-14 and phosphorous-33, to manufacturers who incorporate them into more complex radioisotope labeled compounds. These complete radioisotopes are in turn used in basic research and pharmaceutical development. The carbon-14 precursors are produced under contract by IUT, a company in which we hold a minority interest. While rational drug design and stable isotope labeled compounds represent competition for this more traditional approach to research and drug development, we believe a combination of increasing drug development activity and a large body of data and experience will ensure a strong market for these products. Importantly, we also supply some of the basic stable isotope products used to make the compounds of these competing technologies.

MEDICAL IMAGING AND THERAPY. Radioisotopes have been used for years in the diagnosis and treatment of many medical conditions. The trend in these two areas has been towards increasingly more specific chemicals which, after labeling with the radioisotope and injection into the patient, quickly concentrate at the disease site(s). In theory, the appropriate choice of chemical and radioisotope labels would facilitate disease detection and stage determination, followed by therapy selection, administration and monitoring. Several classes of chemical compounds ranging from monoclonal antibodies to peptides are being developed, tested and approved for use in the detection, and, eventually, the treatment of many diseases.

         We currently supply stable isotopes of thallium, zinc, cadmium, xenon, strontium, and many others that are routinely used in a variety of medical imaging and therapy applications. These are used in their enriched stable form, such as Xenon-129, or converted to a specific radioactive isotope in a cyclotron or nuclear reactor. We believe that the increased supply of new isotopes combined with the ongoing development of highly specific biochemical therapies represents a major growth opportunity in this market segment.



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


POSITRON EMISSION TOMOGRAPHY ("PET"). Although this very powerful nuclear medicine imaging technology has been available for over 25 years, its complexity and cost until recently had relegated PET to a research role. Technology and infrastructure improvements have reduced the cost and complexity of performing PET studies. PET's unique ability to diagnose multiple metabolic abnormalities, particularly cancer, has resulted in recent approvals by the FDA and favorable reimbursement levels by Medicare, Medicaid, and third party insurers. Similar approvals are now common in Europe and parts of Asia though reimbursement levels vary. We believe PET studies are growing at rates of approximately 20 to 50% annually worldwide.

         Oxygen-18, a rare stable isotope of oxygen, is used to produce the radioisotope, fluorine-18, which is the source of the positrons tracked by the PET imaging equipment. Demand for oxygen-18 is currently greater than the supply. Of the three producers of oxygen-18 in the world today, we believe we are the second largest. Our oxygen-18 production capacity continues to increase as a result of production facility additions and a novel program we introduced in fiscal 1999 that recycles "used" oxygen-18.

         Although there is currently little FDA oversight affecting the raw material suppliers, it is likely that FDA regulation will increase in the next few years. It is not immediately apparent what implications this regulation may have for us.

BRACHYTHERAPY. Cancer therapy continues to evolve to more effectively target specific types of cancer. Today, external beam radiotherapy and chemotherapy are the predominant technologies used in cancer treatment. However, another technology, brachytherapy, is emerging in the treatment of specific cancers such as prostate cancer.

         In brachytherapy, small sealed sources (or seeds) are inserted directly into the tumor using a variety of minimally invasive surgical methods. The radioisotope, which is placed inside the seed, is selected and manufactured to ensure that only the cancerous tissue immediately adjacent to the implanted seed is irradiated. This minimizes the irradiation of nearby healthy tissue, a common adverse side effect, which occurs with external beam radiotherapy. Three primary criteria govern the selection of the radioisotope: half-life, type of radiation emitted, and strength of the radiation emitted. The half-life and form of radiation emitted is dictated by the radioisotope selected. Strength of the radiation is determined during the manufacturing process.

         Several companies (Nycomed-Amersham, Theragenics, North American Scientific, International Isotopes, Inc., and others) already offer, or have plans to offer, brachytherapy products for the treatment of prostate cancer. Studies continue in the applicability of this technique for other tumor types, including some breast and eye cancers. We currently supply several companies with radioisotopes (or stable isotope targets to be made into radioisotopes) for this application. We believe this market represents one of the largest growth opportunities for radioisotopes. It also represents a significant opportunity to provide value-added products/services in the form of manufactured subcomponents such as the seeds.

CALIBRATION STANDARDS. There are many medical devices that measure levels of radiation in patients. These devices need to be calibrated using standards of known radiation strength and type in order to ensure their accuracy. These standards derive from radioisotopes such as cobalt-57 and gadolinium-153. We supply many of the stable isotope target materials, as well as radioisotopes, to many of the manufactures of these standards.



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



         Medical equipment calibration standards is one of the largest markets for radioactive source standards. These medical devices are found in the nuclear medicine departments at thousands of hospitals around the world. The continued growth in the numbers and complexity of nuclear medicine imaging equipment, especially PET, ensure growth in the demand for these radioisotopes.

PRODUCT TAGGING AND STEWARDSHIP APPLICATIONS

         Thousands of chemicals used everyday in our society are fungible. That is, these chemicals cannot be differentiated from those produced by another manufacturer, or even by the same manufacturer on a different day. These chemicals, and the products made from them, may be identified and distinguished from each other by tagging stable isotopes of carbon, nitrogen, oxygen, hydrogen and other elements.

         Alternative tagging methodologies are in use today. These methods typically involve the addition of extraneous materials such as dyes, exotic chemical compounds, or radioactive compounds. We believe that adding these extraneous materials can sometimes detract from the performance of the product, and/or cause deleterious side effects. Creating the product with chemicals made with specific ratios of stable isotopes results in a unique, easily identified tag. Because the tag is also chemically identical to the otherwise fungible chemical, the tag should be free of the undesirable side effects that plague tags comprised of extraneous material.

         To date, we have not had significant demand for stable isotopes for these applications. We believe, however, that the demand for isotopes suitable will increase. Products such as perfumes may be ideally suited for product tagging. Imitation perfumes, made by other manufacturers, but sold as the original to unsuspecting consumers, are not uncommon. If the original perfume has been tagged using stable isotopes, then imitations can be easily identified.

         Similarly, product tagging may be utilized where information regarding the manufacture and distribution of a chemical is important. Ammonium nitrate, for example, is a common fertilizer. When combined with fuel oil, however, it becomes a powerful explosive. Knowing by whom, when and where the ammonium nitrate was made, and to which distributor it was sold, can be very useful information if authorities need to investigate the unlawful use of such an explosive. Tagging the ammonium nitrate with stable isotopes would provide that information, even after the explosive was used, as the isotopic ratios are unaffected by an explosive reaction. These and other product tagging and stewardship applications may develop over time.

INDUSTRIAL APPLICATIONS AND BASIC RESEARCH

CALIBRATION STANDARDS (NON-LIFE SCIENCES). In addition to the life sciences calibration standards market described above, numerous industrial applications also use radiation, and/or measure radioactivity levels. As with life sciences standards, we supply many of the stable isotope target materials and radioisotopes used in these applications. In addition, we distribute the source standards products of a major manufacturer that recently announced the sale of its industrial source business.

BASIC RESEARCH. There is still much scientists do not know about radioactive materials. Similarly, scientists continue to study the best ways to minimize the dangers associated with these materials. We provide rare radioisotope standards to entities that research these issues.



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



ISOTOPICALLY PURE SEMICONDUCTOR MATERIALS

         The majority of semiconductor devices built today use natural silicon as the starting material. Silicon has many desirable characteristics as compared to other semiconductor materials, and the semiconductor industry has invested billions of dollars to improve and optimize their manufacturing technologies for silicon-based devices. Devices fabricated on single crystal silicon have performance characteristics that are governed by the electrical and physical characteristics of silicon including: carrier mobilities, effective mass of the carriers, energy band-gap, electrical conductivity, and thermal conductivity. Carrier mobilities, for example, govern signal transit times and thus place a limit on device speed. Thermal conductivity governs power dissipation, which, in turn, places an upper limit on the packing densities achievable for devices on a chip, or on the amount of power that can safely be generated in the circuit without significantly degrading circuit performance.

         The semiconductor industry trend of adding more transistors on a chip to increase performance, and shrinking the size of transistors to both increase performance and decrease costs, has resulted in increased power requirements and significantly higher operating temperatures. Nowhere is this trend more evident than in microprocessors. Historically, the 80286, 80386, and 80486 generations of microprocessors typically did not need external heat sinks to remove heat and function properly. High operating temperatures and thermal management were not issues outside of mainframe or workstation computers.

         Beginning with the Pentium-Registered Trademark-, Sparc-Registered Trademark-, and Alpha-Registered Trademark- microprocessors, heat sinks and fans became necessary to control the higher operating temperatures. According to the Semiconductor Industry Association--, when the microprocessor's power requirements exceed approximately 110 watts, heat sinks and fans will no longer be adequate and active cooling (refrigeration) will be required. Most of the major computer companies have already demonstrated cryogenically cooled computers that operate up to one-third faster than their conventionally cooled counterparts. These cryogenic cooling devices can cost upwards of $400 per microprocessor.

         A significant body of research, generated over the last twenty years, supports the thesis that isotopically pure semiconductor materials have superior thermal conductivity properties compared to natural, multi-isotopic materials. Additionally, we believe this solution (i.e., utilizing isotopically pure semiconductor materials to manage operating temperatures) is compatible with virtually every other heat management solution currently implemented or envisioned to date. Critically, it does not require changing a single device design or manufacturing process because pure silicon-28 is essentially identical--chemically and physically--to natural silicon. SEE "RESEARCH AND DEVELOPMENT."

         Silicon has three naturally occurring stable isotopes: silicon-28 (92% natural abundance), silicon-29 (5% natural abundance) and silicon-30 (3% natural abundance). In 1997, we began a program to introduce 99.9% isotopically pure silicon-28 as a superior substitute to natural silicon for the manufacture of semiconductor devices. Our first efforts toward developing isotopically pure semiconductors involved securing the intellectual property rights to commercialize silicon-28 and similar materials. These efforts culminated in our acquiring exclusive rights to two Yale University patents. SEE "PATENTS AND PROPERTY RIGHTS."



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



         We then began acquiring sufficient quantities of pure silicon-28 to make epitaxial wafers. These wafers have been sold or given to numerous manufacturers and academic institutions to perform additional tests to validate previous findings and to confirm the substitutability of pure silicon-28 for natural silicon in their manufacturing processes. These tests support our belief that pure silicon-28 is not only a viable substitute material for natural abundance silicon, but that the anticipated thermal conductivity property improvements are significant.

         The next step in our development program is to make bulk wafers of pure silicon-28. The manufacture of bulk wafers requires substantially more material than we could economically acquire from our existing suppliers however. Our efforts to secure an unlimited, U.S.-based, economical supply of silicon-28 culminated with the December 1999 signing of an agreement with Eagle-Picher to provide silicon-28 to us on an exclusive basis. The initial 200-kilogram delivery was scheduled for delivery by December 31, 2000. Eagle-Picher failed to make timely delivery of this amount. We have other sources available for supplying silicon-28. SEE "SALE OF DEPLETED ZINC BUSINESS - DISPUTE WITH EAGLE-PICHER" AND "MANUFACTURING AND SUPPLY" and "LEGAL PROCEEDINGS."

         Our agreement with Eagle-Picher provides that they will supply to us all quantities of silicon-28 that they produce from their pilot plant at previously agreed upon prices. Their isotope separation process is such that, if Eagle-Picher's production is successful, it is easily expanded at their facility in Oklahoma. We are currently in dispute with Eagle-Picher and it now appears that their technology may not be successful. We have, in addition, worked with Silex Systems, Ltd., North Ryde, Australia, which is developing a different silicon isotope separation process. We believe these companies, among others, will be able to supply all the silicon-28 that we may require, although none of these facilities has yet commenced commercial production.

         We also believe that once sufficient orders have been placed for pure silicon-28 bulk wafers, one or more wafer manufacturers will convert one or more of their facilities to produce such wafers. Therefore, we intend to focus on developing and expanding the production processing steps that precede wafer manufacturing.

         We anticipate very little revenue from silicon-28 based products in fiscal 2001, as we are still developing this business. Nonetheless, if we are able to successfully complete our development efforts and market silicon-28 based products, we project significant revenues in subsequent fiscal years. We are also examining other semiconductor materials including gallium. As with silicon, gallium has multiple, naturally occurring stable isotopes. Our development program for gallium, which we began in April 2000, is similar to the one outlined above for silicon-28. At this time we have begun identifying sources and procuring small amounts of isotopically pure gallium-69 and gallium-71.

ZINC RECOVERY AND RECYCLING BUSINESS OPPORTUNITY

         Through Interpro, our former subsidiary, we pursued a business opportunity to develop an economic zinc recovery and recycling technology, which technology can capture the full value of zinc in waste products and sell high purity zinc metal in response to the increasing demand for this metal. This recovery and recycling technology avoids most of the disadvantages of conventional processes, is applicable to a wide range of zinc-bearing scrap, dust and sludge, and may enhance the value of the associated materials in other zinc-bearing waste streams. For various economic factors discussed above in "MANAGEMENT'S DISCUSSION AND ANALYSIS" and elsewhere herein, we sold our Interpro subsidiary effective

February 1, 2001. We received a 25% interest in the purchaser and, therefore, still retain an interest should the purchaser's research and development of zinc recovery prove to be successful.

RESEARCH AND DEVELOPMENT

         Consistent with our product development strategy, we are seeking to identify and evaluate new stable and radioactive isotope products and potential markets for economic and technical feasibility. We will, in addition, continue funding research and development to improve technologies for isotope separation and materials processing technologies. During fiscal 2000 and 1999, research and development expenses were $1.224 million and $1.155 million, respectively.

   In fiscal 2000, we focused our efforts on two primary projects. The first project was the production of high chemical-purity silicon-28 silane gas and silicon-28 epitaxial wafers. The second project was the recovery and recycling of zinc from various sources such as scrap metals, including galvanized steel and brass, and electric arc furnace dust. The zinc recovery program was canceled in conjunction with the sale of our former subsidiary to Interpro Zinc, LLC. We have postponed the construction of the Golden, Colorado, silane gas processing facility due to Eagle-Picher's inability to supply silicon-28. We will continue to use outside sources to perform processing as required for our needs until circumstances and financing warrants proceeding with our contemplated facility. SEE "ISOTOPICALLY PURE SEMICONDUCTOR MATERIALS" above.

         In fiscal 1999, we focused our efforts on three primary projects. The first was procuring silicon-28 and producing silicon-28 epitaxial wafers. The second was developing new, lower-cost carbon-13 separation methods. The third was development work to enhance our depleted zinc processing capabilities. The silicon-28 project was successful. Work in this area continued throughout fiscal 2000, and continues through the current (2001) fiscal year. The carbon-13 separation project did not produce the desired results and ended in February 1999. We completed the depleted zinc project in November 1998.

SILICON-28. To expand our capacity and to ensure product quality, we attempted to build our own silane gas facility in Golden, Colorado, which we have postponed as discussed above. We believed this facility would be capable of processing isotopically pure silicon-28 to meet our requirements for the next few years as we continue our planned development program for silicon-28 semiconductor materials. To date, and for the foreseeable future, however, unaffiliated contractors will continue to perform this work for us on a sub-contract basis. We have attempted to retain, to the maximum extent possible, ownership of any intellectual property resulting from such work.

         In fiscal 2000, we funded two new university research programs and participated in two others. The first funded program is at Southern Methodist University, Dallas, Texas. The Southern Methodist University Program will measure the thermal conductivity of silicon-28 thin films with various electrical dopants, and model the effect of epitaxial layer thickness on the temperature of silicon and gallium arsenide transistors. The second funded program is at North Carolina State University, Raleigh, North Carolina. The North Carolina State University Program will model and build power semiconductor devices and determine the effect of silicon-28 epitaxial layers on the device's temperature distribution.

         Additionally, we entered into a Cooperative Research & Development Agreement with Lawrence Berkeley Laboratory in Berkeley, California, to study the properties of various silicon isotopes. This agreement is part of a U.S. Department of Energy program to re-deploy Russian nuclear weapons technology to commercial applications. Delays within the Department of Energy have pushed the start of this program to our fiscal year 2002.

         We also supplied silicon-28 silane gas to ATMI, Inc. in Danbury, Connecticut, and will participate in their Office of Naval Research funded program to investigate isotopically pure silicon carbide.

         During fiscal 1999, we signed a joint research and development agreement with Silex Systems, Ltd. The agreement calls for Silex to partially fund some of our development activities and for Silex to assess the feasibility of building a silicon isotope separation plant using Silex's patented laser isotope separation process. This agreement reflects our effort to ensure a large supply of silicon isotopes at a reasonable cost to support the large-scale manufacture of isotopically pure silicon wafers.

         Additionally, we have an oral agreement with Voltaix, Inc. of North Branch, New Jersey to act as a distributor of our products for the ion implantation industry. The first product sold in accordance with the Voltaix agreement is silicon tetrafluoride enriched in the silicon-29 isotope. The isotopically enriched materials allow higher beam currents and higher productivity than the natural silicon tetrafluoride currently used in the industry today.

ZINC RECOVERY AND RECYCLING. During the course of its contract research and development activities, Interpro was introduced to a patented technology using chlorine gas to recover and recycle zinc from galvanized steel scrap. Because we sold our Interpro subsidiary effective February 1, 2001, we do not expect to incur additional research or development expenses relating to zinc recovery and recycling, and we are no longer involved in this or any related activities.

COMPETITION

         Many of our potential competitors, are larger and have significantly greater financial, technical, marketing and other resources than us. Some of our competitors may form partnerships or alliances with large pharmaceutical or electronics companies, with the resulting entity possessing greater market strength than we have. We face competition relative to many of our products, including:

STABLE ISOTOPE LABELED COMPOUNDS AND DIAGNOSTIC BREATH TEST PRODUCTS. Several companies compete with us for a piece of the stable isotope labeled compounds market. We will have additional competitors if we offer diagnostic breath test products and additional stable isotope label compounds in the future. Two of these companies, Cambridge Isotope Laboratories Inc. and Isotec, Inc., have their own isotope separation facilities, while all of our competitors produce some combination of stable isotope labeled compounds and diagnostic breath test substrates. We are aware of at least one company in the United States who has received FDA approval for a carbon-13 Urea Breath Test, a specific type of diagnostic breath test. Several companies in Europe have also received regulatory approval for diagnostic breath tests. Our principal current competitors and potential competitors also include: MassTrace, euriso-top, Aldrich Chemicals, Icon Services, Omicron, C/D/N Isotopes and Martek Biosciences.

SEMICONDUCTOR MATERIALS. Although we have not yet identified significant competitors in the semiconductor markets, numerous companies in the United States and throughout the world are currently manufacturing semiconductor materials and are working to improve the thermal conductivity and other beneficial characteristics of semiconductor materials. Many of these companies are larger than Isonics and



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have significantly greater financial resources at their disposal. Given the size and importance of these potential markets, we anticipate that substantial competition will emerge as the markets develop.

ZINC RECOVERY AND RECYCLING. Other companies have attempted over the last twenty years to recover and recycle zinc from galvanized steel and brass scrap. Many of these organizations are larger than Isonics and have significantly greater financial resources at their disposal. The companies' attempts have proven cost ineffective or difficult to implement because of the complex metallurgy involved. Additionally, primary zinc from ore deposits around the world continues to be relatively inexpensive and plentiful. Because we sold our Interpro subsidiary, we are no longer competing directly in the area of zinc recovery and mining.

SUMMARY. Many of the areas in which we either compete or intend to compete are rapidly evolving. Competition may develop a patentable product or process that may prevent us from competing in our intended markets. While we expect to compete primarily on the basis of product performance, proprietary position and price, in many cases the first company to introduce a product to the market will obtain at least a temporary competitive advantage over subsequent market entrants.

MANUFACTURING AND SUPPLY

         We obtain stable isotopes from a variety of isotope sources, primarily located in Russia or other former Soviet republics. We may invest in our own isotope production facilities in the future upon our determining the optimum production technology for a given isotope or family of isotopes. Other facilities elsewhere in the world, including the Oak Ridge National Laboratory in Oak Ridge, Tennessee, and private and pseudo-governmental facilities in Great Britain, Germany, the Netherlands and the Republic of South Africa, have the potential to produce stable isotopes.

         We entered into an agreement in July 1996, with Techsnabexport, a Russian government-based foreign trade organization, and the Electro-Chemical isotope enrichment plant located in Siberia, Russia to supply depleted zinc for resale to end users. As a result of the sale of the depleted zinc operations to Eagle-Picher, we assigned this contract to Eagle-Picher.

         To increase capacity and to geographically diversify our production of carbon and silicon isotopes, on December 1, 1999, we entered into a Supply Agreement with Eagle-Picher Technologies, LLC. Pursuant to the terms of the Supply Agreement Eagle-Picher must supply us with enriched stable isotopes of silicon and carbon. Eagle-Picher has defaulted on this agreement and we have invoked the dispute resolution process set forth under out contract. SEE "SALE OF DEPLETED ZINC BUSINESS - DISPUTE WITH EAGLE-PICHER."

         We have historically depended on a limited number of suppliers and processors for most of our manufacturing processes. Except for our agreement with Eagle-Picher (which is in default), we do not have any written agreements with our suppliers and processors. Although we attempt to reduce our dependence on our suppliers, disruption or termination of any of the sources could occur, and such disruptions or terminations could have at least a temporary, materially adverse, affect on our business, financial condition, and results of operations. Moreover, a prolonged inability to obtain alternative sources for processing could have a materially adverse affect on our relations with our customers. Although our relationship with Eagle-Picher has the potential to provide greater security for our supply of silicon and carbon isotopes it may not in fact do so.




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GOVERNMENT REGULATION

         Regulation by government authorities in the United States and other countries is a significant consideration in the research, development, production, distribution and marketing of our products we must follow. In order to clinically test, manufacture, distribute, market and sell products, we must follow safety and other standards established by applicable regulatory authorities. We may be subject to various laws, regulations and requirements relating to such matters as the import and export of our products, ensuring safe working conditions, laboratory and manufacturing practices, and the use, storage and disposal of hazardous or potentially hazardous substances used in connection with our research, development and manufacturing activities. The regulations potentially material to our business are summarized below.

FDA REGULATION

         We are not currently subject to any FDA regulation because we do not currently manufacture any Diagnostic Breath Tests, drug products or other medical devices. Our customers may in many cases be subject to FDA regulation. However, if we test, manufacture, market, distribute, export or sell diagnostic products or medical devices in the future, we will also likely be subject to extensive regulation nationally and internationally. We have not yet determined from what specific countries, other than the United States, we might seek regulatory approvals to market such products, though we anticipate seeking approval in Europe and Japan. We intend to develop products that are subject to rigorous pre-clinical and clinical testing both domestically and internationally.

         Because of these regulatory hurdles, products developed by us may not meet the requisite standards to receive marketing approval. Nor is there any guarantee that such approval will be granted on a timely basis, if at all, or that such products if approved will be commercially successful. Delays and costs in obtaining these regulatory approvals could adversely affect our ability to commercialize our products and our ability to generate revenues. Even if regulatory approvals for a product are obtained, such approvals may involve restrictions and limitations on the labeling and clinical use of the product. Following market approval, the product will continue to be subject to compliance with applicable federal and state laws and regulations.

DIAGNOSTIC MEDICAL DEVICE PRODUCTS

         Our carbon 13 based proposed diagnostic products may be regulated as medical devices. Diagnostic products may be subject to one of two marketing approval procedures. One procedure, known as a "510(k) review," is available when the manufacturer can demonstrate that the proposed product is "substantially equivalent" to another product that either was in commercial distribution in the United States before May 28, 1976, or that has been subsequently classified as a Class I or Class II medical device. When a 510(k) review is used, a sponsor is required to submit a Pre-Market Notification to the FDA at least 90 days before it plans to initiate commercial distribution of the product.

         Where there is no existing legally marketed product "substantially equivalent" to a contemplated product, the sponsor is required to seek marketing approval of the product by a different process. This process, a Pre-Market Approval application, implicates a lengthy, more burdensome procedure that would likely require clinical studies. Together with the FDA review of the Pre-Market Approval, this application



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process may take three-to-five years before commercial marketing can occur.
Of course, we do not know whether the FDA will determine that any future product we develop will have an intended use and characteristics that qualifies the product for commercial distribution for clinical use under 510(k) Pre-Market Notification. Thus, Pre-Market Approvals may be required for some or all of our future contemplated and proposed products.

         We have not developed any product that requires any clearance procedure with the FDA, and no such product is under active development. We believe that any Diagnostic Breath Test instruments we develop in the future will be eligible for marketing under a 510(k) Pre-Market Notification, but that the substrate would require approval of a New Drug Application. We believe that clinical studies would be required to obtain FDA approval of the 510(k)/New Drug Application for the Diagnostic Breath Test instrument/substrate and would be conducted under an investigational device exemption approved by the FDA. An investigational device exemption normally restricts the transfer of an investigational device to a limited number of institutions for a limited number of investigators. The FDA may not allow us to conduct such clinical studies. Furthermore, such studies may not provide the data necessary to obtain the approval of the 510(k)/New Drug Application for any Diagnostic Breath Test or other product that we may develop. Moreover, the FDA may not provide the necessary approval of the 510(k)/New Drug Application in a timely manner, if at all.

         In addition, use of Diagnostic Breath Tests and other diagnostic products that we develop may be subject to regulation under the Comprehensive Laboratory Improvement Act of 1986. Under this Act, clinical laboratories must be certified to perform diagnostic tests. Such certification specifies the highest "complexity level" of tests that the laboratory can perform. The specific complexity level of a given diagnostic product is determined by the U.S. Centers for Disease Control. Our ability to successfully market diagnostic products within the U.S. may depend on our obtaining a complexity level determination that allows the broadest use. We may not obtain such complexity level determination in a timely manner, if at all. Failure to obtain the requisite complexity level may have a material adverse effect on us and our operations.

DRUG PRODUCTS

         We have not yet developed any drug products, as defined by the FDA, and our research and development efforts for such products are only in the very preliminary stages. The development and marketing of drugs is highly regulated by the FDA. Development of a drug product for use in humans is a multi-step process. First, laboratory and animal testing establish reasonable safety and potential efficiency of the experimental product for testing in humans. After the general investigative plan and protocols for specific human studies are developed, an investigational new drug application is submitted to the FDA for approval. Once approved, clinical investigations may commence.

         Following the successful completion of clinical trials, the accumulated clinical evidence is submitted to the FDA as part of a new drug application. Approval of the New Drug Application is necessary before a company may market the product. The approval process can be lengthy, frequently taking one, two or more years after submission. Timely approval depends in part upon the speed of the FDA's application review and the time required for the company to provide satisfactory answers or additional data when specified by the FDA. A New Drug Application may not be approved in a timely manner, if at all. Failure to obtain such approvals would prevent us from commercializing our products and would have a material adverse effect on our business. Furthermore, the process of seeking and obtaining FDA approval for a new product generally requires substantial funding. We cannot now say that we will have the funds to pursue such approval.

CURRENT GOOD MANUFACTURING PRACTICES  AND OTHER CONTROLS

         The FDA also has extensive regulations concerning manufacturing of regulated products in accordance with current good manufacturing practices. If we commence the manufacture of any products subject to FDA regulation (and we are not currently manufacturing any such products), we will have to comply with current good manufacturing practices and we will have to ensure, compliance by our third-party manufacturers. Continued compliance with such practices is required to market both drugs and medical devices once they are approved. Failure to comply with the current good manufacturing practices regulations or other applicable legal requirements can lead to the seizure of non-complying products, injunctive relief actions brought by the federal government and potential criminal investigation and prosecution of violators and its officers and employees who are responsible for the activities that lead to the violations.

OTHER GOVERNMENT REGULATION

         The import, export, handling, transportation, sale, storage and other activities undertaken in connection with our non-medical products are subject to, or potentially subject to, significant federal, state, local and foreign government controls pertaining to hazardous chemicals, import export controls and other matters. These regulations are complex, pervasive, and constantly evolving. Our ability to effect and maintain compliance with these controls is important to our commercial success. We are not currently engaged in any activities that may require us to incur significant expenses related to environmental compliance.

         We rely predominantly on Russian and U.S. freight carriers to handle and deliver all our shipments, and utilize domestic overnight courier services for shipments to our customers. These carriers must comply with Department of Transportation regulations in the shipping and packaging of the stable isotope chemicals. We must also comply with Department of Transportation regulations when packaging material kept in inventory for domestic shipment. As required under federal and state law, we have prepared Material Safety Data Sheets, which are enclosed with each product shipment. We must periodically update these Data Sheets based on new literature reports.

         The shipments received at our Columbia, Maryland facility are subject to Federal and State regulations pertaining to hazardous chemicals and hazardous waste disposal. These shipments are stored in an area of the facility designated for such materials. We believe we are in compliance, in all material respects, with applicable federal and state environmental regulatory requirements.

         The shipments from Russian manufacturing sources now enter the U.S. duty free (without tariff). If the shipments become subject to tariff, we may not be able to sell the imported products. Further, the products may cease to be commercially viable because of these increased tariff costs.

         The Nuclear Regulatory Commission has authority to regulate importation and exports of deuterium containing chemicals whose ratio of deuterium atoms to hydrogen atoms exceed 1:5,000. At present, the deuterium containing compounds that we import do not require any special licenses or importation authorization. The Nuclear Regulatory
Commission regulates exports of deuterium containing chemicals under general license. We will not be able to ship these chemicals to countries that require a special license for such shipments. None of these countries represents significant current or expected future markets for our products.

         Our facilities and employees must also comply with environmental and other regulations concerning our operations. Failure to ensure compliance with such federal, state, or local laws and regulations could have a material adverse effect on us.

         In addition, the manufacture, distribution and export of some of our current or potential products and technology may be subject to governmental controls pertaining to materials and technology that have potential military, nuclear power or nuclear weapons purposes. These controls include export license requirements or other restrictions. We may be unable to obtain or maintain such licenses. Further, the failure to obtain or maintain such licenses, or comply with other restrictions that might be placed on such manufacturing and exports, may have a material adverse effect on us and our operations.

PRODUCT LIABILITY AND INSURANCE

         Our business exposes us to substantial product, environmental, occupational and other liability risks. These risks are inherent in product research and development, manufacturing, marketing, distribution, and in the use of our products and operations. We have product liability insurance in order to protect ourselves from such potential exposures. Adequate insurance coverage, however, may not be available at an acceptable cost, if at all. Furthermore, a product liability or other claim could materially and adversely affect our business or financial condition. The terms of our customer agreements provide that liability is limited to our standard warranty to replace non-conforming product, and liability for consequential damages caused by the improper use of our products is limited by contractual terms. Nevertheless, one or more third parties could file suit against us based on product liability, breach of warranty or other claims. The foregoing contract clauses might effectively limit our liability in any such actions.

EMPLOYEES

         As of May 10, 2001, we had 14 full and part-time employees. Four of our employees have Ph.D.s in scientific or engineering disciplines. Approximately four employees are involved in research and product development, two in sourcing, and eight in business development and administration. Still an employees' responsibilities may also encompass areas other than his or her primary area of responsibility. We consider our relations with our employees to be good. None of our employees is covered by a collective bargaining agreement.

PROPERTIES

         We relocated our headquarters to Golden, Colorado in December 1998, into facilities leased by Interpro. This lease expires in June 2002. Following the sale of Interpro in February 2001, we entered into a cooperation agreement with Interpro Zinc, LLC that allows us to continue to use the facility for a total cost to us of approximately $2,500 per month through December 31, 2001.

         We lease 1,750 square feet for an administrative sales office in Columbia, Maryland that expires December 1, 2003. Chemotrade leases office space in Dusseldorf and Leipzig, Germany. IUT leases production and administration facilities in Berlin, Germany.

LEGAL PROCEEDINGS

         We are involved in an arbitration matter pending before the American Arbitration Association in Dallas, Texas (the "AAA") involving our dispute with Eagle-Picher. We filed this arbitration demand on March 26, 2001, and Eagle-Picher filed a competing claim. These competing claims have been consolidated into a single proceeding (No. 71Y1980017501) before the AAA in which Eagle-Picher is the claimant, and we are the respondent and counter-claimant.

         The matter derives from the Asset Purchase Agreement between Eagle-Picher and the Company dated November 30, 1999 and completed on December 1, 1999 which contemplated the completion of a number of different transactions as discussed above.

         Eagle-Picher has claimed that the Company failed to disclose that a principal purchaser of depleted zinc had advised the Company that it did not intend to purchase further depleted zinc from the Company after the expiration of the then-existing purchase order. Subsequently, Eagle-Picher negotiated a termination of this then-existing purchase order with this purchaser. The Company has denied any liability to Eagle-Picher, and has affirmatively stated that, in any event, it had fully disclosed the status of the arrangement with the purchaser to Eagle-Picher, and that no action taken or omitted by the Company has resulted in any damages to Eagle-Picher. Eagle-Picher has claimed damages of up to $10,000,000.

         Our claim for damages against Eagle-Picher includes a number of separate components, resulting under the Asset Purchase Agreement and the Supply Agreement. These components are generally as follows:

         o Eagle-Picher has failed to pay us $500,000 that was due November 30, 2000, under the Asset Purchase Agreement for the sale of our depleted zinc business. We have also claimed anticipatory breach of two additional $500,000 payment obligations due November 30, 2001 and 2002, respectively.

         o Eagle-Picher has failed to deliver to us 200 kilograms of silicon-28 on or before December 31, 2000, as required by the Asset Purchase Agreement. We gave Eagle-Picher the 30 days notice of this failure, and, after Eagle-Picher failed to cure its default during that period, cancelled a warrant to purchase 4,000,000 shares issued to Eagle-Picher and also cancelled the underlying shares.

         o Eagle-Picher has wrongfully refused to honor a purchase order for 300 kilograms of silicon-28 which we submitted under Eagle-Picher's agreement to supply silicon-28 to us "commencing upon [Eagle-Picher]'s completion of the delivery requirements" for the 200 kilograms of silicon-28. In addition, we are claiming anticipatory breach of the ten-year supply agreement for future years.

         We are claiming damages against Eagle-Picher of $75,000,000. We are also claiming that the warrant we had issued to Eagle-Picher and the shares of common stock underlying the warrant have been properly cancelled. Eagle-Picher has denied our claims.

         Discovery has not yet commenced in this arbitration proceeding. Consequently, it is premature for us to predict any likely outcome. We intend to vigorously defend against Eagle-Picher's claim and to prosecute our own claims against Eagle-Picher until successfully resolved or a settlement is reached.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         None.


                                   MANAGEMENT

IDENTIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth the names and ages of Isonics' Directors and Executive Officers, and the positions held by each such person as of April 30, 2001. Each of the directors holds office for a term of one year or until the next annual shareholders' meeting which is scheduled for October 2001, and until the earlier of his or her successor's election and qualification, or until his or her death, resignation or removal. Each officer serves at the discretion of the Board.


NAME                                       AGE   POSITION
----                                       ---   --------
James E. Alexander                         52    President, Chief Executive Officer, Treasurer, Chief
                                                 Financial Officer and Chairman of the Board
Boris Rubizhevsky                          50    Senior Vice President, Vice Chairman and Director
Daniel J. Grady                            46    Vice President, Life Sciences
Stephen J. Burden                          52    Vice President, Semiconductor Materials and Secretary
Brantley J. Halstead*                      43    Chief Financial Officer, Vice President, Finance
Herbert Hegener                            53    Managing Director of Chemotrade
Lindsay A. Gardner (1)(2)                  49    Director
Richard Parker (1)(2)                      57    Director
Larry J. Wells (1)(2)                      58    Director


------------------
*        Resigned effective May 1, 2001.
(1)      Member of the Compensation Committee.
(2)      Member of the Audit Committee.


         JAMES E. ALEXANDER is our co-founder. He has served as our President, Chief Executive Officer and as a director since our inception. Mr. Alexander has worked full-time for Isonics since January 1994. From June 1972 to December 1993, he worked in a variety of technology positions at General Electric Corporation in the aircraft engine and nuclear power divisions, most recently as Manager of Technology Programs. Mr. Alexander received his Bachelors degree in Metallurgical Engineering from the University of Cincinnati and performed graduate work in materials science there. He earned a Masters degree in Business Administration from Santa Clara University.

         BORIS RUBIZHEVSKY is a co-founder of Isonics and has been Senior Vice President and a director since our inception. Mr. Rubizhevsky became Vice Chairman in March 1997 and has worked exclusively for Isonics during this time. From November 1986 through December 1994, he owned and operated SAR Marketing, a consulting firm providing business advice and services to large multinational corporations. From June 1977 to May 1986, Mr. Rubizhevsky worked at General Electric Corporation as Business Development Manager in various international locations. He received his Bachelors degree in Engineering from Stevens Institute of Technology.

         DR. DANIEL J. GRADY joined us as Vice President, Medical, Research and Diagnostics in 1995. From March 1994 through September 1995, Dr. Grady was Vice President of Research and Development at Sopha Medical Systems, a medical diagnostic imaging equipment manufacturer. From April 1991 until March 1994, he served as Marketing Manager, Nuclear Energy for General Electric Corporation. From May 1988 through March 1991, Dr. Grady served as Software Engineer Manager, Nuclear Medicine for General Electric in England. From October 1984 through May 1988, he served as Clinical Applications Manager for General Electric Nuclear Medicine. Between June 1981 and October 1984, he served as Engineering Analysis Section Head for TRW. Dr. Grady received his Bachelors and Masters degrees and Ph.D. in Nuclear Engineering from the University of Michigan.

         DR. STEPHEN J. BURDEN joined us in January 1997 as Director of Research & Development. He was promoted to Vice President, Semiconductor Materials effective January 1, 1999. From 1993 to 1997, Dr. Burden was Director of Product Development at sp3, Inc., a manufacturer of diamond-coated tools. From 1984 to 1993, he was Manager of Advanced Materials R&D at GTE Valenite, a subsidiary of GTE Corporation, a manufacturer of cutting tools. From 1974 to 1984, Dr. Burden was employed by General Electric Corporation in various capacities. Dr. Burden received his Ph.D. and Masters of Science degrees in Materials Science and Engineering from Drexel University, and his Bachelors degree in Science Engineering from Northwestern University. Dr. Burden also has an MBA from the University of Michigan.

         BRANTLEY J. HALSTEAD, who resigned his positions effective May 1, 2001, joined us as Chief Financial Officer in February 1999 and was promoted to Vice President, Finance effective January 30, 2000. Prior to joining Isonics, Mr. Halstead was Chief Financial Officer of OZO Diversified Automation, Inc. from September 1997 through January 1999. From 1988 to 1997, Mr. Halstead was a management consultant, including five years with Deloitte & Touche LLP. Prior to earning his Masters of Business Administration in Finance from the University of Denver, Mr. Halstead worked as a metallurgical engineer. Mr. Halstead received his Bachelors degree in Metallurgical Engineering from the Colorado School of Mines and his Masters of Accountancy from the University of Denver.

         HERBERT HEGENER is a co-founder of Chemotrade and has served as its President since its formation in 1991. From 1988 to 1991, Mr. Hegener was with Medgenix Deutschland GmbH-Dusseldorf, Germany. He was Medgenix Deutschland's Managing Director when he left Medgenix Deutschland to found Chemotrade. From 1973 to 1988, Mr. Hegener worked at the Hempel Group, Dusseldorf, Germany, in various management positions. Mr. Hegener is a specialist in stable and radioactive isotopes. He has degrees in chemistry and economics.

         LINDSAY A. GARDNER was elected a director in September 1993. Ms. Gardner has served from 1991 through the present as President of LG Associates, a U.S.-based management consulting firm providing materials management expertise to foreign company affiliates of U.S.
companies in developing countries. During her tenure at LG Associates, Ms. Gardner resided in Moscow, Russia from September 1991 to January 1994, when she moved to Beijing, China. As of April 2000, Ms. Gardner resides in Cincinnati, Ohio. From 1977 to 1991, Ms. Gardner worked for General Electric Corporation in a variety of management and functional positions including international marketing, quality assurance and materials management. Ms. Gardner received a Bachelors degree in International Economics from The
George Washington University Elliott School of International Affairs and earned a Masters of Business Administration from the University of Louisville.

         RICHARD PARKER has served as a director since August 1998. Mr. Parker is presently Vice-President of Distribution Sales for Cypress Semiconductor and has held that position since December 1997. Previously, Mr. Parker was Director of Sales for Cypress from April 1984 to December 1997. Prior to joining Cypress, he held various sales and marketing management positions at Fairchild Semiconductor from 1973 to 1984. He received a Bachelors degree in Education from the University of North Dakota.

         LARRY J. WELLS was elected a director of Isonics in January 2000. Since 1989, Mr. Wells has been a general partner of SVP Management Company, the management company for Sundance Venture Partners, L.P., a venture capital fund. From 1983 to 1989, Mr. Wells served as Vice President of Citicorp Venture Capital. He left Citicorp to become Senior Vice President of Inco Venture Capital. Mr. Wells is also a director of Cellegy Pharmaceuticals, Identix, Inc., as well as several privately held companies. Mr. Wells received his Bachelors degree in Economics and earned a masters degree in Business Administration from Stanford University. Mr. Wells was previously a director of Isonics from September 1996 through December 1998.

         There are no significant employees who are not also directors or executive officers. As of May 10, 2001, we had 14 employees. There were and are no family relationships among the officers, directors or any person chosen by Isonics to become a director or officer. No arrangement exists between any of the above officers and directors pursuant to which any one of those persons was elected to such office or position.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

                             HOLDERS AND MANAGEMENT

         The following table sets forth information regarding the ownership of the our common stock as of May 10, 2001 by: (i) each nominee for director;
(ii) each of the executive officers named in the Summary Compensation Table;
(iii) all executive officers and directors of the Company as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

                                                                                                BENEFICIAL OWNERSHIP
                                                                                                 --------------------
BENEFICIAL OWNER                                                                    NUMBER OF SHARES         PERCENT OF TOTAL
----------------                                                                    ----------------         ----------------
James E. Alexander (1)                                                                     1,954,167                    21.7%
Boris Rubizhevsky (2)                                                                      1,697,161                    18.8%
Stephen J. Burden (3)                                                                        289,880                     3.1%
Daniel J. Grady (4)                                                                          243,309                     2.6%
Brantley J. Halstead (5)                                                                     106,000                     1.2%
Herbert Hegener (6)                                                                           48,600                     0.5%


                                       56



Lindsay Gardner (7)                                                                          299,761                     3.3%
Richard Parker (8)                                                                            50,000                     0.6%
Larry Wells (9)                                                                              117,241                     1.3%
 All executive officers and directors as a group (9 persons).  The address                 4,806,119                    49.4%
for all of the above directors and executives officers is:
5906 McIntyre Street, Golden, CO 80403
Richard Grossman (10)                                                                      1,948,927                    21.6%
Anfel Trading (11)                                                                           687,902                     7.4%


-----------------------
(1) Includes: (i) 25,000 shares of common stock underlying options that are currently exercisable; (ii) 45,455 shares of common stock held in the name of The James & Carol Alexander Family Foundation; (iii) 500,000 shares held by wife Carol; (iv) 4,000 shares held by son Benjamin Alexander; and (v) 4,000 shares held by son Jonathan Alexander.
(2) Includes: (i) 1,573,872 shares of common stock held jointly with wife Nancy Eiden Rubizhevsky; (ii) 22,500 shares of common stock underlying options that are currently exercisable; (iii) 35,456 shares of common stock underlying 35,456 warrants to purchase common stock of Isonics;
         (iv) 33,333 shares of common stock held by wife Nancy Eiden Rubizhevsky; (v) 16,000 shares of common stock held by son Zachary Rubizhevsky; and (vi) 16,000 shares of common stock held by son Ryan Rubizhevsky.
(3) Includes 192,887 shares of common stock underlying options of which 143,596 vested as of May 10, 2001 and which are currently exercisable.
(4) Includes 222,965 shares of common stock underlying stock options that are currently exercisable.
(5) Includes 90,000 shares of common stock underlying options that are currently exercisable. Mr. Halstead has resigned effective May 1, 2001.
(6) Includes 35,000 shares of common stock underlying warrants that are currently exercisable.
(7) Includes 50,000 shares of common stock underlying stock options that are currently exercisable.
(8) Includes 50,000 shares of common stock underlying stock options that are currently exercisable.
(9) Includes 40,000 shares of common stock underlying stock options that are currently exercisable. Also includes 77,241 shares owned by Daystar Partners, L.P. of which an affiliate owned by Mr. Wells, and in which Mr. Wells owns a 9.9% equity interest.
(10) Includes beneficial ownership of the following shares: (i) 41,274 shares of common stock underlying 20,000 shares of Series A preferred stock and 21,274 warrants owned of record and beneficially by Richard Grossman; (ii) 41,274 shares of common stock underlying 20,000 shares of Series A preferred stock and 21,274 warrants owned of record and beneficially by Orin Hirschman (of which shares Mr. Grossman disclaims beneficial ownership); (iii) 1,141,916 shares of common stock underlying 553,334 shares of Series A preferred stock and 588,582 warrants owned of record and beneficially by Adam Smith Investment Partners, L.P.; (iv) 233,887 shares of common stock underlying 113,334 shares of Series A preferred stock and 120,553 warrants owned of record and beneficially by Adam Smith Investments, Ltd.; and (v) 531,850 shares of common stock underlying 531,850 warrants owned of record and beneficially by Adam Smith & Company, Inc., all as set forth on the
         Schedule 13D filed by such persons on August 12, 1999. The business addresses of Richard Grossman and Orin Hirschman, and the principal executive offices of Adam Smith Investment Partners, L.P. and Adam Smith & Company, Inc., are located at 101 East 52nd Street, New York, New York 10022. The principal executive offices of Adam Smith Investments, Ltd. are c/o Insinger Fund Administration (BVI) Limited, Tropic Isle Building, P.O. Box 438, Road Town, Tortola, British Virgin Islands.
(11) Includes 354,568 shares of common stock underlying 354,568 warrants. The principal executive offices of Anfel Trading Ltd. are c/o M. Andre Zolty, 24 Route De Malagnou, 1208 Geneva, Switzerland. Andre Zolty is the principal and controlling shareholder of Anfel Trading Ltd. and may be deemed to beneficially own these shares.


         The Series A convertible preferred stock consists of 1,830,000 shares issued with a liquidation preference and conversion right of $1.50 per share. Through May 10, 2001, 866,334 shares of Series A preferred stock have elected to convert into common stock. The conversion right of the preferred stock is on a one-for-one basis. The Series A preferred stock is entitled to dividends or distributions equal to the amount of the dividend or distribution per share of common stock payable at such time multiplied by the number of shares of common stock then obtainable upon conversion of such Series A preferred stock. The Redemption Trigger Date for the Series A preferred stock shall be the business day immediately following the thirtieth consecutive trading day that the average closing price during such trading days (or, if no closing price is reported, the average of the bid and ask prices) of the shares of common stock was above $8.00 per share (which minimum price shall be proportionally adjusted for stock splits, stock dividends, reverse stock splits and any other subdivision or combination of the common stock). After the Redemption Date, Isonics may redeem all or any part of the Series A preferred stock at its election at any time and from time to time. The Series A preferred stock is convertible into common stock at the option of the holder until and unless Isonics chooses to redeem such shares on the basis of one share of common stock per share of Series A preferred stock and, until converted, each share of Series A preferred stock is entitled to one vote at any meeting of Isonics' shareholders.

         We know of no plans or arrangement that will result in a change of control at Isonics.

             SECTION 16(b) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

SECTION 16(b) DISCLOSURE

         Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires Isonics' directors, executive officers and persons who own more than ten percent of a registered class of Isonics' equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Isonics. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish Isonics with copies of all Section 16(a) forms they file.

         To our knowledge, based upon a review of the copies of such reports furnished to us and based upon written representations that no other reports were required, all Section 16(a) filing requirements applicable to Isonics' officers, directors and greater than ten percent beneficial owners were complied with exception (or in addition) to the following during the fiscal year ended April 30, 2000 and subsequently:

1. Mr. Rubizhevsky filed a Form 4 in February 2000, reporting a purchase that took place in July 1999. Mr. Rubizhevsky also filed a Form 4 after April 10, 2000 to report a sale of 1,000 shares made in March 2000.

2.       Mr. Parker filed a Form 3 in February 2000. He became subject to the
         Section 16(a) reporting requirements when he became a director of Isonics in August 1998.

3. Dr. Cuttriss and his affiliate, Metallurgy International, Inc., jointly filed a Form 3 in February 2000. Dr. Cuttriss became subject to the
         Section 16(a) reporting requirements when he became an executive officer of Isonics in May 1998. A joint filing of two Form 4s was also made in February 2000 reporting transactions that occurred in July 1999 and September 1999, which Dr. Cuttriss amended in May 2000. Dr. Cuttriss and Metallurgy International are no longer affiliates of Isonics effective January 31, 2001.

4.       Mr. Halstead filed a Form 3 in February 2000. He became subject to the
         Section 16(a) reporting requirements when he became an executive officer of Isonics in March 1999.

5.       Dr. Burden filed a Form 3 in February 2000. He became subject to the
         Section 16(a) reporting requirements when he became an executive officer of Isonics in January 1999. Dr. Burden also filed a Form 4 in February 2000 reporting a purchase that took place in July 1999. Dr. Burden filed a Form 4 after April 10, 2000, reporting an exercise of warrants that occurred in March 2000.

6. Mr. Herbert Hegener filed a Form 3 in February 2000. He became subject to the Section 16(a) reporting requirements when he became an executive officer of Isonics' subsidiary, Chemotrade, Inc., in June 1998. Mr. Hegener filed a Form 4 in February 2000, reporting a warrant acquired in June 1999. Mr. Hegener also filed Forms 4 in August 2000 reporting sales that took place in May, June and July of 2000.

7. Eagle-Picher Technologies, LLC became subject to the Section 16(a) reporting requirements when it became a greater than 10% beneficial owner in December 1999. Eagle-Picher filed a Form 3 in March 2000. Eagle-Picher exercised warrants in March 2000 but, to our knowledge has not yet filed a Form 4 reporting the exercise. Eagle-Picher has also not yet filed an amendment to its Schedule 13D reporting this exercise. In February 2001 we cancelled the shares (subsequent to canceling the warrant) and we have notified Eagle-Picher of the cancellation. Eagle-Picher has not filed any report with the Securities and Exchange Commission regarding the cancellation of the shares.

8. Mr. Paul J. Catuna, Jr., a former executive officer of Isonics, was subject to the reporting requirements of Section 16(a) of the 1934 Act during the course of his employment. Mr. Catuna has filed a Form 4 in February 2000, reporting a stock bonus received in January 1999. Mr. Catuna is no longer subject to the reporting requirement of Section 16(a).

9. Mr. Wells filed a Form 4 after April 10, 2000, reporting that an affiliated entity exercised warrants in March 2000.

10. Ms. Gardner filed a Form 4 in May 2000, reporting the exercise of warrants in March 2000.

11. Mr. Alexander filed a Form 4 after July 10, 2000, reporting a transfer of 536,000 shares in June 2000. Mr. Alexander transferred 500,000 of these shares to his wife who continues to own these shares.

SHORT-SWING LIABILITY

         On behalf of Metallurgy International, Inc., an affiliate of Dr. Cuttriss, but without authorization from Dr. Cuttriss or Isonics, a broker-dealer sold and purchased shares of Isonics common stock in July and September 1999, respectively. With authorization from Dr. Cuttriss and Isonics, Metallurgy International, Inc. sold additional shares in February and March 2000. As a result, Isonics raised the concern that Dr. Cuttriss may have obtained a short-swing profit. Subsequently, Isonics received an opinion of counsel in which counsel opined that "a court would likely not impose liability on [Dr.] Cuttriss for the unauthorized July 1999 and September 1999 transactions under Section 16(b) of the Securities Exchange Act of 1934." Dr. Cuttriss is no longer an affiliate of Isonics and, therefore, is no longer subject to the reporting requirements of Section 16(a), effective January 31, 2001.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth information regarding compensation awarded, paid to, or earned by the chief executive officer and the other principal officers of Isonics for the three years ended April 30, 1998, 1999, and 2000. No other executive officer earned salary and bonus compensation exceeding $100,000 during any of those years. This includes all compensation paid to each by Isonics and any subsidiary.


                                                ANNUAL COMPENSATION                        LONG-TERM
                                                -------------------                   COMPENSATION AWARDS
                                                                                    ------------------------
                                                                                    AWARDS                PAYOUT
                                                                                    ------                ------
                                                                                ($)      SECURITIES
                                                                             RESTRICTED  UNDERLYING
NAME AND                      FISCAL      ($)          ($)          ($)                   OPTIONS &       LTIP       ALL OTHER
PRINCIPAL POSITION             YEAR      SALARY       BONUS       OTHER(a)     AWARDS      SARS (#)       PAYOUT    COMPENSATION
------------------             ----      ------       -----       --------     ------      --------       ------    ------------
James E. Alexander             1998     204,870         0        60,553(g)       0             0            0             0
President & CEO                1999     200,000      50,000      35,016(g)       0         25,000(k)        0             0
                               2000     212,000     172,549(e)   39,280(h)       0             0            0             0
Boris Rubizhevsky              1998     176,975         0        25,946(g)       0             0            0             0
Senior Vice President          1999     184,100      45,000      25,404(g)       0         22,500(l)        0             0
                               2000     191,000     147,670(f)   28,185(i)       0             0            0             0
Daniel J. Grady                1998     125,603         0            0           0             0            0             0
Vice President                 1999     127,188      16,000          0           0         15,625(m)        0             0
                               2000     125,000      10,271      23,833(j)       0             0            0             0
Stephen J. Burden,             1998       N/A          N/A          N/A         N/A           N/A          N/A           N/A
Vice President (b)             1999        0            0            0           0        121,458(n)        0             0
                               2000     125,000         0        23,452          0             0            0             0
Robert H. Cuttriss             1998       N/A          N/A          N/A         N/A           N/A          N/A           N/A
President of Interpro (c)      1999      92,872      80,000          0           0         20,000(o)        0             0
                               2000     104,815         0         3,144          0             0            0             0
Brantley J. Halstead,          1998       N/A          N/A          N/A         N/A           N/A          N/A           N/A
Vice President (d)             1999      22,182         0            0           0        116,000(p)        0             0
                               2000     102,000      16,000       3,870          0         25,000(q)        0             0


------------------
(a) Excludes other compensation, the aggregate amount of which does not exceed the lesser of $50,000 or 10% of such named Executive Officers' annual compensation.
(b)      Dr. Burden became an officer of Isonics effective January 1999.
(c) Interpro was acquired effective April 30, 1998. Prior to May 1, 1998, Dr. Cuttriss was not an Isonics employee. The bonus paid to Dr. Cuttriss in fiscal year 1999 was for back pay accrued prior to the acquisition of Interpro by Isonics. Effective February 1, 2001, Dr. Cuttriss is no longer an executive officer of Isonics.
(d) Mr. Halstead became an officer of Isonics in February 1999, upon his joining Isonics as Chief Financial Officer. Mr. Halstead was promoted to Vice President, Finance in January 2000. Mr. Halstead resigned effective May 1, 2001.
(e) Mr. Alexander's amount includes $133,451 for forgiveness of a loan owed to Isonics, and $39,098 to pay applicable payroll taxes on a stock bonus granted in January 1999. Please see "CORPORATE LOANS TO OFFICERS."
(f) Mr. Rubizhevsky's amount includes $113,598 for forgiveness of a loan owed to Isonics, and $29,072 to pay applicable taxes on stock bonus granted in January 1999, and a $5,000 additional cash bonus. Please see "CORPORATE LOANS TO OFFICERS."
(g) Mr. Alexander's amounts represent $35,016 for interest and taxes payable as a result of a loan in fiscal year 1999, and $60,553 for interest and taxes payable as a result of a loan in fiscal year 1998. Mr. Rubizhevsky's amounts represent $25,404 for interest and taxes payable as a result of a loan in fiscal year 1999, and $25,946 for interest and taxes payable as a result of a loan in fiscal year 1998.
(h) Mr. Alexander's amount includes $26,543 for accrued vacation that was paid in December 1999, $9,487 car allowance, and $3,250 employer matching contribution to Isonics' 401k plan.
(i) Mr. Rubizhevsky's amount includes $15,005 for accrued vacation that was paid in December 1999, $9,000 car allowance, and $4,180 employer matching contribution to Isonics' 401k plan.
(j) Dr. Grady's amount includes $12,020 for accrued vacation that was paid in December 1999, $9,000 car allowance, and $2,813 employer matching contribution to the Isonics' 401k plan.
(k) Options to purchase 25,000 shares of common stock were granted in April 1999, as consideration for delaying salary in March and April 1999, and are currently exercisable at $1.4375 per share and expire April 26, 2004.
(l) Options to purchase 22,500 shares of common stock were granted in April 1999, as consideration for delaying salary in March and April 1999, and are currently exercisable at $1.4375 per share and expire April 26, 2004.

(m) Options to purchase 15,625 shares of common stock were granted in April 1999, as consideration for delaying salary in March and April 1999, and are currently exercisable at $1.4375 per share and expire April 26, 2004.
(n) Options to purchase 100,000 shares of common stock were granted in January 1999 as consideration for Dr. Burden's promotion to vice president in January 1999, with an exercise price of $1.10 per share (of which 65,000 have vested as of May 10, 2001, and continue to vest at a rate of 5%, or 5,000, per quarter). Options to purchase 21,458 shares of common stock were granted in April 1999 as consideration for delaying salary in March and April 1999, and are currently exercisable at $1.4375 per share and expire April 26, 2004.
(o) Options granted in May 1998 in connection with the acquisition of Interpro by Isonics are currently exercisable at $2.00 per share and expire May 1, 2003.
(p) Options to purchase 100,000 shares of common stock were granted in February 1999, as consideration for Mr. Halstead joining the Company as Chief Financial Officer, with an exercise price of $2.5625 per share (of which 65,000 have vested as of May 10, 2001. Options to purchase 16,000 shares of common stock were granted in April 1999, as consideration for delaying salary in March and April 1999, and are currently exercisable at $1.4375 per share and expire April 26, 2004. Mr. Halstead exercised these options in October 2000 for cash. As a result of Mr. Halstead's resignation, his options expire unless exercised by August 1, 2001.
(q) Options to purchase 25,000 shares of common stock were granted in January 2000, as consideration for Mr. Halstead's promotion to Vice President in January 2000, with an exercise price of $7.3125 per share. As a result of Mr. Halstead's resignation, his options expire unless exercised by August 1, 2001.

         In October 1996, we adopted an employee benefit plan under Internal Revenue Code Section 401(k). The 401(k) plan is a profit sharing plan under which both employees and Isonics are entitled to contribute a portion of compensation and earnings, respectively, to investment funds to supplement employee retirement benefits. On November 1, 1999, the Isonics Corporation 401(k) plan was merged with the Interpro 401(k) plan and Isonics has continued that plan.

         We do not have written plans to pay bonuses or deferred compensation to our employees except those expressly stated in the following sections.

         We have adopted medical, dental, and life insurance plans for our employees and their dependents at our cost. In some cases, we also provide discretionary disability and other insurance plans for the benefit of our employees.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
AGREEMENTS

         In September 1997, we entered into employment agreements with James E. Alexander and Boris Rubizhevsky. The agreements have a term of four years and provide for annual salaries of $200,000 and $180,000, respectively, although either Isonics or the individuals may terminate these agreements prematurely in their discretion. By resolution of the Board of the Directors made on January 30, 2000, both Mr. Alexander and Mr. Rubizhevsky received salary increases commencing February 1, 2000, equal to 20% of their current salary, $240,000, and $216,000, respectively. The salary increases were granted in recognition of their performance for Isonics and the fact that neither Mr. Alexander nor Mr. Rubizhevsky had received salary increases in approximately two and one-half years. Under the agreements, each officer is entitled to receive incentive compensation up to 50% of the officer's annual salary, as we approve, pursuant to such executive compensation plan as we may approve. The agreements provide that upon a termination of employment other than for cause (as defined in the agreements), the officer is entitled to severance compensation of eighteen (18) months of his salary, paid at the same time as salary payments, 25% of the officer's annual prevailing salary, paid upon termination, and in addition all outstanding stock options held by the officer will be accelerated and will become exercisable in full and our right of repurchase will terminate with respect to such shares. The agreements provide for similar accelerated vesting of outstanding stock options upon a change in control of Isonics.

         We have also entered into employment agreements with Dr. Daniel J. Grady and Dr. Stephen J. Burden. The agreements have an indefinite term and provide for at-will employment, terminable at any time by either party. The agreements provide for a rate of annual compensation, which we will review annually. Under each agreement, Dr. Grady and Dr. Burden are entitled to participate in our standard plans and policies. The agreements also include confidentiality and invention assignment provisions. Additionally, Mr. Herbert Hegener is covered by an employment agreement extending through September 2001. Dr. Cuttriss and Isonics agreed to a cancellation of his previous employment agreement (which extended through September 2003) in connection with our sale of our Interpro subsidiary to a management group that included him.

         Mr. Brantley J. Halstead was hired as Chief Financial Officer in February 1999. Mr. Halstead has entered into an employment agreement with us. The agreement has an indefinite term and provides for at-will employment, terminable at any time by either party. The agreement provided for an initial rate of annual compensation of $96,000, and annual reviews. Under the agreement, Mr. Halstead is entitled to participate in our standard plans and policies. The agreement also includes confidentiality and invention assignment provisions. Mr. Halstead received a raise to $120,000, effective February 1, 2000, and he resigned effective May 1, 2001.

STOCK OPTIONS AND OPTION PLANS

         We grant options to executive officers, employees, and consultants under the following plans (collectively the "Plans"):

         (a) 1996 Stock Option Plan. Although this plan has been terminated, there are options outstanding.

         (b) 1996 Executives' Equity Incentive Plan. The Executives' Plan authorized the grant of options to purchase 225,000 stock options, which after being adjusted for stock splits that occurred following the adoption of the plan resulted in 570,000 shares. The options granted may be either incentive stock options, if they meet the requirements of Section 422 of the Internal Revenue Code, or non-qualified stock options. The directors approved this plan in September 1996 and the shareholders in October 1996. In October 2000, our shareholders approved increasing the number of stock options available to 1,000,000, an increase of 430,000 stock options. The directors approved this increase in August 2000.

         (c) 1996 Equity Incentive Plan. The Employees' Plan authorized the grant of options to purchase 50,000 stock options, which after being adjusted for stock splits that occurred following the adoption of the plan resulted in 150,000 shares. The options granted may be either incentive stock options, if they meet the requirements of Section 422 of the Internal Revenue Code, or non-qualified stock options. The directors approved this plan in September 1996 and the shareholders in October 1996. In October 2000, our shareholders approved increasing the number of stock options available to 500,000, an increase of 350,000 stock options. The directors approved this increase in August 2000.

         (d) 1998 Employee Stock Purchase Plan. The Stock Purchase Plan authorized employee purchase of up to 200,000 shares of Isonics common stock. The directors approved this plan in August 1998. Shareholders approved it in October 1998.

         As of May 10, 2001, options to purchase a total of 294,583 shares, 269,500 shares, and 358,769 shares respectively, were outstanding under the Executives' Plan, Employees' Plan, and 1996 Stock Option Plan, and options to purchase 705,417, 230,500, and 0 shares, respectively, remained available for grant. Our shareholders were asked to approve an increase in the number of shares of common stock issuable under the Employees' Plan to 500,000 and under the Executives' Plan to 1,000,000. These increases were approved by our shareholders at the annual meeting held October 11, 2000. The number of options issuable under the two plans was increased by 350,000, in the Employees' Plan, and 430,000, in the Executives' Plan.

         Except for the Director's Plan, we have not adopted any other stock option or stock appreciation rights plan. SEE "COMPENSATION OF DIRECTORS."

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

         The following options were granted to executive officers named in the compensation table during the fiscal year ended April 30, 2000. We did not grant any stock appreciation rights to any person during fiscal year 2000 or subsequently. No executive officers named in the compensation table exercised options or stock appreciation rights during the fiscal year ended April 30, 2000. We have not granted any stock options to executives named in the compensation table in fiscal 2001.

                                                NUMBER OF         PERCENT OF TOTAL
                                                SECURITIES         OPTIONS/ STOCK
                                                UNDERLYING       APPRECIATION RIGHTS
                                              OPTIONS/STOCK          GRANTED TO
                                               APPRECIATION         EMPLOYEES IN          EXERCISE PRICE
       NAME AND PRINCIPAL POSITION          RIGHTS GRANTED (#)       FISCAL YEAR              ($/SH)           EXPIRATION DATE
       ---------------------------          ------------------       -----------              ------           ---------------
       James E. Alexander                           0                   0.0%                    N/A                  N/A
       President & CEO
       Boris Rubizhevsky                            0                   0.0%                    N/A                  N/A
       Senior Vice President
       Daniel J. Grady                              0                   0.0%                    N/A                  N/A
       Vice President
       Stephen J. Burden                            0                   0.0%                    N/A                  N/A
       Vice President (a)
       Brantley J. Halstead                       25,000                28.7%                 $7.3125           January 2005
       Vice President (b)


------------------
(a) Does not include 33,333 warrants obtained in a private transaction completed in July 1999 and exercised in March 2000.
(b)      Mr. Halstead resigned effective May 1, 2001.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

         No officer exercised employee stock options during the fiscal year ended April 30, 2000. Mr. Halstead exercised 16,000 stock options for cash in October 2000. These stock options were granted in April 1999, and approved by the board of directors in October 1999.

         The following table sets forth information regarding the year-end value of options being held by the Chief Executive Officer and the other such named officers and persons on April 30, 2000.

                                                                NUMBER OF SECURITIES        VALUE OF UNEXERCISED IN-THE-
                                                               UNDERLYING UNEXERCISED           MONEY OPTIONS/STOCK
                                     SHARES                  OPTIONS/STOCK APPRECIATION       APPRECIATION RIGHTS AT
                                  ACQUIRED ON      VALUE      RIGHTS AT APRIL 30, 2000            APRIL 30, 2000
NAME AND PRINCIPAL POSITION       EXERCISE (#)    REALIZED    EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
---------------------------       ------------    --------    -------------------------      -------------------------
James E. Alexander                      0            0                25,000/0                     $53,125.00/$0
President & CEO (a)
Boris Rubizhevsky                       0            0                22,500/0                     $47,812.50/$0
Senior Vice President (a)(b)
Daniel J. Grady                         0            0                222,965/0                    $651,851.78/$0
Vice President (a)
Stephen J. Burden                       0            0             78,599/114,288                $166,991/$257,822
Vice President (c)
Robert H. Cuttriss                      0            0                20,000/0                       $31,350/$0
President of Interpro (d)
Brantley J. Halstead                    0            0              86,000/55,000                $321,125/$140,938
Vice President (e)

-----------------
(a) Does not include 45,455 shares of common stock awarded to Mr. Alexander, 36,364 shares of common stock awarded to Mr. Rubizhevsky, and 14,545 shares of common stock awarded to Dr. Grady in January 1999. These were stock grants and not grants of stock options.
(b) Does not include 33,333 warrants obtained in a private transaction completed in July 1999.
(c) Does not include 33,333 warrants obtained in a private transaction completed in July 1999, and exercised in March 2000.
(d) Dr. Cuttriss is no longer an executive officer of Isonics as a result of our sale of our Interpro subsidiary to a management group including him as of February 1, 2001. Dr. Cuttriss resigned effective January 31, 2001.
(e)      Mr. Halstead resigned effective May 1, 2001.


LONG TERM INCENTIVE COMPENSATION PLANS, AND DEFINED BENEFIT AND ACTUARIAL PLANS

         Isonics has no long term incentive compensation plans, defined benefit plans, or actuarial plans.

COMPENSATION OF DIRECTORS

         Isonics' directors were not compensated for their services during fiscal year 1999, or subsequently during calendar year 1999. However, each director was reimbursed for travel and related expenses associated with Board of Directors' meetings. In January 2000, we agreed to compensate non-employee directors $2,000.00 for attending Board of Directors' meetings in person, and $500.00 for attending Board of Directors' meetings telephonically beginning January 1, 2000.

         The 1998 Directors' Plan authorized each person serving as a member of the Board who is not an employee of Isonics to receive options to purchase 20,000 shares of Isonics common stock when such person accepts his position as a Director and to receive an additional option to purchase 10,000 shares when such person is re-elected as a Director provided such person is not an Isonics employee. The exercise price for the options is the Fair Market Value (as defined in the Executives' Plan) on the date such person becomes a director and the options are exercisable for five years from such date. The options granted under the Directors' plan vest immediately upon the date of the grant. In the event a Director resigns or is not re-elected to the Board, failure to exercise the options in three months results in the options' termination prior to the expiration of their term. Although the Directors adopted the plan in 1998, the Board formalized the plan by resolution in January 2000.

         Under the Directors' Plan the following individuals have been granted options through January 1, 2001:

(a) On May 21, 1998, Lindsay Gardner received 20,000 options exercisable at $2.3750 per share through May 21, 2003.

(b) On August 1, 1998, Richard Parker received 20,000 options exercisable at $1.6563 per share through August 1, 2003.

(c) On October 5, 1998, as a result of their re-election to the Board of Directors, Ms. Gardner and Mr. Parker each received options to acquire an additional 10,000 shares exercisable at $1.1875 per share through October 5, 2003.

(d) On January 30, 2000, Larry J. Wells received 20,000 options exercisable at $7.3125 per share through January 29, 2005.

(e) On April 26, 2000, following their re-election as directors at our annual meeting of shareholders, we granted options to purchase 10,000 shares to each of Ms. Gardner and Messrs. Parker and Wells. These options are exercisable at $6.1250 per share through April 26, 2005.

(f) On October 11, 2000, we granted options to purchase 10,000 shares to each of Ms. Gardner and Messrs. Parker and Wells following their re-election as directors at our annual meeting of shareholders. These options are exercisable at $2.1875 per share through October 10, 2005.

         As of May 10, 2001, options to purchase a total of 140,000 shares were outstanding under the Directors Plan. We do not have any other arrangements pursuant to which we compensate the Directors for acting in their capacities as such.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         We provide the following information regarding transactions among officers, directors and significant shareholders of Isonics during the most recent two fiscal years and during the subsequent fiscal year.

SALE OF INTERPRO SUBSIDIARY

         Effective February 1, 2001, we sold our wholly-owned International Process Research Corporation subsidiary, to a limited liability company, Interpro Zinc LLC, in a management buy-out. Robert H. Cuttriss, Ph.D. (formerly an executive officer of Isonics) is the manager of Interpro Zinc LLC and a 25% owner. James E. Alexander (president, chief executive officer, and a director of Isonics) and Boris I. Rubizhevsky (senior vice president and a director of Isonics) are also 25% owners of Interpro Zinc and participated in the purchase of our Interpro subsidiary. Mr. Alexander and Mr. Rubizhevsky advised our board that they do not intend to participate actively in Interpro Zinc's activities.

         As a part of the transaction, Interpro Zinc assumed approximately $700,000 in liabilities associated with the operations of the Interpro subsidiary and agreed to indemnify us against any contingent liabilities related to the Interpro site in Golden. Isonics also transferred patent rights and other intellectual property related to the recovery of zinc. In exchange, Isonics acquired a 25% interest in Interpro Zinc. The disinterested directors of Isonics approved the transaction after receiving advice from management not participating in the transaction, as well as independent consultants, and believes that the transaction was fair and reasonable to, and in the best interests of, Isonics and our shareholders.

CORPORATE LOANS TO OFFICERS

         On March 1, 2001, we advanced $50,000 each to our president, Mr. Alexander, and our senior vice president, Mr. Rubizhevsky. On April 1, 2001, we advanced an additional $50,000 to each of them. On April 30, 2001, Isonics Corporation accepted a payment of $100,000 from each of these two officers in full repayment of the principal amounts due. In each case, Mr. Alexander and Mr. Rubizhevsky also paid Isonics interest on the amount previously advanced at 6.6% per annum.

         During the fiscal years ended April 30, 1998, 1999 and 2000, we had loans outstanding to Messrs. Alexander and Rubizhevsky. The funds had been advanced to the officers to allow them to exercise options prior to our Initial Public Offering. The options were exercised in September 1996, in part, to allow us to establish a pool of shares available for future awards pursuant to the Plans in amounts that comply with the guidelines established by the applicable state blue-sky authorities. Interest was charged on these loans at a rate of 6.6% per annum. In minutes effective October 31, 1999, and January 30, 2000, the Board of Directors agreed to forgive a portion of the current interest and principal due and to accept Isonics common stock, owned by the officers, in payment of the remaining balance owed. The amount owed by Mr. Alexander, that was forgiven by the Board of Directors, in October 1999, was $74,038.54. The amount owed by Mr. Rubizhevsky, that was forgiven by the Board of Directors, in October 1999, was $60,534.23. In both cases the amount forgiven was treated as bonus compensation to Mr. Alexander and Mr. Rubizhevsky. Mr. Alexander and Mr. Rubizhevsky surrendered 30,437 shares of Isonics common stock each, to pay off $175,012.33 in accumulated interest and principal ($10,012.33 in interest and $165,000.00 in principal each). These loans were partially repaid in December 1999, and the balances were paid in full in January 2000, and, as of April 30, 2000, and subsequently, we had no loans receivable outstanding with our officers or employees. Please refer to the following schedule.

                                                                       JAMES E. ALEXANDER         BORIS RUBIZHEVSKY
                                                                         PRESIDENT & CEO        SENIOR VICE PRESIDENT
                                                                         ---------------        --------------------
        Balance as of May 1, 1997                                          $198,570.46               $167,570.46
        FY 1998 Borrowings (a)                                               86,662.35                 59,812.86
        FY 1998 Repayments (a)                                               53,207.42                  4,040.88
                                                                             ---------                  --------
        Balance as of April 30, 1998                                       $232,025.39               $223,342.44
        FY 1999 Borrowings (a)                                                8,360.78                  3,750.51
        FY 1999 Repayments (a)                                                4,025.79                  3,767.73
                                                                              --------                  --------
        Balance as of April 30, 1999                                       $236,360.38               $223,325.22
        FY 2000 Borrowings (a)                                                7,690.49                  7,221.34
        FY 2000 Repayments (a)                                              244,050.87                230,546.56
                                                                            ----------                ----------
        Balance as of April 30, 2000                                             $0.00                     $0.00
        FY 2001 Borrowings (a)                                                    0.00                      0.00
        FY 2001 Repayments (a)                                                    0.00                      0.00
                                                                                  ----                      ----
        Balance as of January 31, 2001                                           $0.00                     $0.00

-----------------
(a)      Includes interest accrued and paid. Amounts are aggregated.


CORPORATE LOANS FROM OFFICERS AND EMPLOYEES

         During the fiscal years ended April 30, 1998, 1999 and 2000, Isonics' officers, directors and employees loaned Isonics funds. The following schedule summarizes these borrowing and repayments.

                                      BALANCE AS OF          FY 1998                 FY 1998            BALANCE AS OF
NAME AND PRINCIPAL POSITION            MAY 1, 1997         BORROWINGS (a)          REPAYMENTS (a)       APRIL 30, 1998
---------------------------            -----------         ----------              ----------           --------------
James E. Alexander                           $0.00         $25,000.00              $25,000.00                    $0.00
President & CEO...................
Boris Rubizhevsky                            $0.00              $0.00                   $0.00                    $0.00
Senior Vice President.............
Daniel J. Grady                              $0.00         $15,600.00              $15,600.00                    $0.00
Vice President....................
Stephen J. Burden                            $0.00         $86,821.92              $86,821.92                    $0.00
Vice President (B)................
Lindsay Gardner                              $0.00        $122,880.28             $122,880.28                    $0.00
Director (c)......................
Jacques J. Delente (d)............     $150,000.00         $13,020.55             $163,020.55                    $0.00

-----------------
(a) Includes interest accrued and paid through April 30, 1998. Amounts are aggregated.
(b) Dr. Burden was also granted warrants exercisable for 40,951 shares of common stock issued in connection with a private placement (the "Placement I") of 12% nonconvertible promissory notes and warrants to purchase Isonics common stock in September 1997.
(c) Ms. Gardner was also granted warrants exercisable for 91,001 shares of common stock issued in connection with Placement I of 12% nonconvertible promissory notes and warrants to purchase Isonics common stock in September 1997.

(d) Dr. Delente was also granted warrants exercisable for 122,853 shares of common stock issued in connection with Placement I of 12% nonconvertible promissory notes and warrants to purchase Isonics common stock in September 1997.

                                      BALANCE AS OF          FY 1999                 FY 1999            BALANCE AS OF
NAME AND PRINCIPAL POSITION            MAY 1, 1998         BORROWINGS (a)          REPAYMENTS (a)       APRIL 30, 1999
---------------------------            -----------         ----------              ----------           --------------
James E. Alexander
President & CEO...................           $0.00              $0.00                   $0.00                    $0.00
Boris Rubizhevsky
Senior Vice President.............           $0.00         $44,290.20                   $0.00               $44,290.20
Daniel J. Grady
Vice President....................           $0.00         $47,100.00              $47,100.00                    $0.00
Stephen J. Burden
Vice President....................           $0.00              $0.00                   $0.00                    $0.00
Lindsay Gardner
Director..........................           $0.00              $0.00                   $0.00                    $0.00
Jacques J. Delente................           $0.00         $93,000.00              $48,000.00               $45,000.00

-----------------
(a) Includes interest accrued and paid through April 30, 1999. Amounts are aggregated.

                                      BALANCE AS OF          FY 2000                 FY 2000            BALANCE AS OF
NAME AND PRINCIPAL POSITION            MAY 1, 1999         BORROWINGS (a)          REPAYMENTS (a)       APRIL 30, 2000
---------------------------            -----------         ----------              ----------           --------------
James E. Alexander
President & CEO.................             $0.00              $0.00                   $0.00                    $0.00
Boris Rubizhevsky
Senior Vice President (b).......        $44,290.20          $8,858.04              $53,214.24                    $0.00
Daniel J. Grady
Vice President..................             $0.00              $0.00                   $0.00                    $0.00
Stephen J. Burden
Vice President (c)..............             $0.00         $57,500.00              $57,500.00                    $0.00
Lindsay Gardner
Director........................             $0.00              $0.00                   $0.00                    $0.00
Jacques J. Delente..............        $45,000.00         $13,500.00              $58,500.00                    $0.00

-----------------
(a) Includes interest accrued and paid through April 30, 2000. Amounts are aggregated.
(b) Mr. Rubizhevsky's note to Isonics was converted into 66,666 shares of common stock underlying 33,333 shares of Series A convertible preferred stock and 33,333 warrants issued in connection with a second private placement of Series A convertible preferred stock and warrants to purchase Isonics common stock on July 30, 1999.
(c) Dr. Burden's note to Isonics was converted into 66,666 shares of common stock underlying 33,333 shares of Series A convertible preferred stock and 33,333 warrants issued in connection with the second private placement on July 30, 1999.

         Mr. Hegener had a loan payable to him from Isonics in the amount of $438,314 resulting from the 1998 purchase of Chemotrade by Isonics. Isonics paid all monies owed to Mr. Hegener in December 1999 and issued to Mr. Hegener 35,000 warrants to purchase common stock at $3.00 per share through June 30, 2004, to compensate him for a late loan payment.

         There are no monies currently owed to Mr. Hegener. All monies owed were repaid in December 1999. We do not currently believe Chemotrade will meet the net earnings level required under the acquisition agreement for Chemotrade that would trigger additional purchase consideration.


                             ISONICS' CAPITAL STOCK

         Our authorized capital stock consists of 20,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of May 10, 2001, there were outstanding

         8,973,788 shares of common stock and 963,666 shares of Series A convertible preferred stock, together with a probable obligation to issue up to an additional 112,500 shares to the accredited investors in the December 2000 private placement if our common stock does not maintain a price of $2.00 per share following the date of this prospectus.

         options issued pursuant to our employee benefit plans to purchase a total of 922,852 shares, and warrants to purchase a total of approximately 5,000,000 shares of common stock.

As a result of those securities and other securities issuable or reserved for issuance, Isonics only has approximately 1,471,000 unreserved shares available for issuance. This does not include 3,130,435 shares conditionally issued in the name of Eagle-Picher pursuant to an exercise of a warrant to purchase 4,000,000 shares that we have subsequently canceled effective February 20, 2001, since Eagle-Picher failed to deliver 200 kilograms of silicon-28 meeting specifications to us by December 31, 2000. SEE "BUSINESS."

         Our board of directors does not believe that this total of authorized, unissued, and unreserved shares is adequate to implement our long-term business strategies. Therefore, the board of directors intends to propose a substantial increase in our authorized capital for consideration by our shareholders at our next shareholders' meeting tentatively scheduled for October 2001.

         We may not be able to obtain approval of an increase in our authorized capitalization from our shareholders at the meeting when held. If the shareholders do not approve the increase we are potentially liable for our inability to issue all shares as committed. We do not believe that the lack of authorized capital will impact the ability of any person to exercise the Class B warrants or the Class C warrants.

COMMON STOCK

         Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends from assets legally available at such times and in such amounts as the Board of Directors may from time to time determine.

         Each shareholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of shareholders.

         Cumulative voting for the election of directors is specifically authorized by the Bylaws. Under cumulative voting for the election of directors, upon a proper and timely request by a shareholder, each shareholder is entitled to cast a number of votes equal to the number of shares held multiplied by the number of directors to be elected. The votes may be cast for one or more candidates. Thus, under cumulative voting, a majority of the outstanding shares will not necessarily be able to elect all of the directors, and minority shareholders may be entitled to greater voting power with respect to election of directors than if cumulative voting did not apply.

         The Bylaws provide that so long as we are a "listed company" as defined by applicable California law, there will not be cumulative voting in connection with the election of directors. Generally, a "listed company" is a company that is traded on the NYSE, AMEX or NASDAQ-NMS. At the present time, we are not a "listed company" as defined in California law, and therefore cumulative voting will continue to apply in connection with the election of directors.

         The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon Isonics' liquidation, dissolution or winding up, the remaining assets legally available for distribution to shareholders, after payment of claims or creditors and payment of liquidation preferences, if any, on outstanding preferred stock, are distributable ratably among the holders of the common stock and any participating preferred stock outstanding at that time. Each outstanding share of common stock is fully paid and nonassessable.

PREFERRED STOCK

         The Board of Directors is authorized, subject to any limitations prescribed by California law, to provide for the issuance of shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding), without any further vote or action by the shareholders. The Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. Thus, the issuance of preferred stock may have the effect of delaying, deferring, or preventing a change in control of Isonics.

         We have issued 1,830,000 shares of our Series A convertible preferred stock. This preferred stock may be converted at any time prior to redemption to common shares of Isonics stock at a fixed conversion price of $1.50 per share, which would result in the exchange of one share of common stock for each share of Series A convertible preferred stock. This conversion price is subject to standard dilution adjustments such as stock splits or stock dividends. The conversion price is also subject to adjustment if we sell shares of our common stock at less than $1.50 per share or if we sell any securities convertible into or exercisable for common stock if the price per share of conversion or exercise is less than $1.50. The Series A convertible preferred stock is entitled to receive dividends on a share-for-share basis with the shares of common stock.

SUMMARY OF DIFFERENCES BETWEEN THE CLASS A, CLASS B AND CLASS C WARRANTS

                           CLASS A WARRANTS                  CLASS B WARRANTS                   CLASS C WARRANTS
                                                                                                (ISSUABLE ONLY UPON THE
                                                                                                EXERCISE OF CLASS B WARRANTS)
Expiration Date            September 21, 2001                December 31, 2005                  December 31, 2005

Exercise Price             $5.80                             $1.50                              $2.50

Product of Exercise        Each person exercising a Class    Each person exercising a Class     Each person exercising a
                           A warrant will receive one        B warrant will receive one         Class C warrant will receive
                           share of common stock and one     share of common stock and one      one share of common stock
                           Class C warrant if exercised      Class C warrant
                           before April 30, 2001

Redemption Provisions      We may redeem the Class A         We may redeem the Class B          We may redeem the Class C
                           warrants at a price of $0.10      warrants at a price of $0.10       warrants at a price of $0.10
                           per warrant on not less than      per warrant, on or after May 1,    per warrant on not less than
                           30 days' prior written notice     2001, on not less than 30 days'    30 days' prior written notice
                           if the average price of the       prior written notice if our        if our common stock trades at
                           common stock has been at least    common stock trades at or above    or above $3.75 per share
                           $14.50 per share (subject to      $3.75 per share (subject to        (subject to adjustment) for
                           adjustment) for at least  20      adjustment) for any 20 of 30       any 20 of 30 consecutive
                           consecutive trading days          consecutive trading days ending    trading days ending not more
                           ending within three days prior    not more than three days before    than three days before the
                           to the date on which  notice of   the notice of redemption is        notice of redemption is
                           redemption is given.              deposited in the United  States    deposited in the United States
                                                             mails.                             mails.

Dilution Provisions        The number of shares of common    The Class B warrants will be       The Class C warrants will be
                           stock issuable upon exercise      subject to similar dilution        subject to similar dilution
                           is subject to adjustment          in a adjustment provisions         adjustment provisions
                           number of circumstances

Ability to Trade           The Class A warrants have         A public market may develop for    A public market may develop
                           historically traded on the        the Class B warrants. There        for the Class C warrants.
                           Over-the-Counter Bulletin         can be no assurance that a         There can be no assurance that
                           Board, and on the Nasdaq          market for the Class B warrants    a market for the Class C
                           SmallCap Market since July        will develop or, if it warrants    will develop or, if it
                           2000. There can be no             develops, will continue. We        develops, will continue. We
                           assurance that the market         have applied for trading on the    have applied for trading on
                           will continue.                    Nasdaq SmallCap Market.            the Nasdaq SmallCap Market.

Registration               The Class A warrants are          The Class B warrants are           The Class C warrants are also
                           registered under the              registered under the 1934          registered under the 1934 Act.
                           Securities Exchange Act of        Act.
                           1934, as amended.


                                       72



Warrant holders are not    Holders of Class A warrants       Holders of Class B warrants are    Holders of Class C warrants
   shareholders            are not considered to be          not considered to be Shareholders  are not considered to be
                           Shareholders of Isonics, and      of Isonics, and do not have the    Shareholders of Isonics, and
                           do not have the right to vote     right to vote at shareholders'     do not have the right to vote
                           at shareholders' meetings or      meetings or to receive dividends   at shareholders' meetings or
                           to receive dividends when and     when and if declared.              to receive dividends when and
                           if declared.                                                         if declared.


THE DILUTION PROVISIONS FOR THE CLASS A, CLASS B AND CLASS C WARRANTS PROVIDE THAT THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE AND THE EXERCISE PRICE ARE SUBJECT TO ADJUSTMENT IN THE EVENT OF STOCK SPLITS, STOCK DIVIDENDS, REORGANIZATION OR RECLASSIFICATION, MERGER OR CONSOLIDATION

         If we fail to effect an maintain registration of the securities covered by this Registration Statement by June 12, 2001, the exercise price of the Class B warrants will be significantly reduced to $0.75 pursuant to the terms in the Subscription Agreement. If the exercise price of the Class B warrants is reduced to $0.75, the holders of the Class B warrant would be more likely to exercise their warrants, and this could potentially have a dilutive effect on the value of our common stock.

UNDERWRITERS' WARRANTS

         Upon the completion of our initial public offering in September 1997, we issued warrants to purchase 80,000 units to our underwriter. The Underwriters' warrants are exercisable at $9.57 per Unit and expire on September 1, 2002. If any of the Underwriters' warrants are exercised, the holder will receive one share of our common stock and one Class A warrant for each Underwriters' warrant properly exercised. After April 30, 2001, upon exercise, the warrant holder would receive one Class A redeemable common stock warrant and one share of common stock. After September 21, 2001, upon exercise, the warrant holder would receive one share of common stock. This prospectus assumes that no Underwriters' warrants will be exercised.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         On September 22, 1997, our Units (consisting one share of common stock and one Class A warrant) started trading on the Over The Counter (OTC) Bulletin Board under the symbol ISONU. In October 1997, we unbundled the Units and the common stock and Class A warrants commenced trading on the OTC Bulletin Board under the symbols ISON and ISONW, respectively. Although the Class B warrants (symbol "ISONX") and the Class C warrants ("ISONY") are also eligible for trading, 2,500 Class C warrants have been issued and only 1,305,110 Class B warrants have been issued, of which 675,000 are restricted and only 630,110 are eligible for trading. Consequently, no market has developed for either the Class B warrant or the Class C warrant.

         The following table sets forth the high and low bid prices for the common stock (quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions) from May 1, 1998 through July 12, 2000 as reported by OTC Bulletin Board, and beginning July 13, 2000, by the Nasdaq SmallCap Market.

                                                                    QUARTER ENDED
                                                                    -------------
                                     JULY 31, 2000        OCT. 31, 2000       JAN. 31, 2001      APR. 30, 2001
                                     -------------        -------------       -------------      -------------
Common Stock (ISON)
   High                                  7.0625               4.0000               2.6250             1.6250
   Low                                   3.3750               1.4375               1.0625             0.8125

                                                                    QUARTER ENDED
                                                                    -------------
                                     JULY 31, 1999       OCT. 31, 1999        JAN. 31, 2000      APR. 30, 2000
                                     -------------       -------------        -------------      -------------
Common Stock (ISON)
   High                                  3.6250               2.1250              10.5000            17.9375
   Low                                   1.8750               0.8750              1.2500              5.5625


                                                                    QUARTER ENDED
                                                                    -------------
                                     JULY 31, 1998       OCT. 31, 1998       JAN. 31, 1999       APR. 30, 1999
                                     -------------       -------------       -------------       -------------
Common Stock (ISON)
   High                                  2.7188               1.9063              2.0000              3.5625
   Low                                   1.6563               1.0313              0.7813              1.4375


         As of May 10, 2001, there were approximately 740 holders of record of our common stock. This does not include an indeterminate number of persons who hold our common stock in brokerage accounts and otherwise in "street name."

         We have never declared or paid a cash dividend on our common stock. We presently intend to retain our earnings to fund development and growth of our business and, therefore, we do not anticipate paying cash dividends in the foreseeable future. Additionally, the certificate of designation for the Series A convertible preferred stock contains restrictions on our ability to pay dividends to holders of our common stock.


                        SHARES AVAILABLE FOR FUTURE SALE

         The market price of our common stock could decline if substantial amounts of shares are sold in the public market or if the market perceives that such sales could occur. A decline in the market price could adversely affect holders of the stock and could also harm our ability to raise capital through equity securities sales. The securities that may be sold from time to time under this prospectus represent a market overhang.

         As of April 30, 2001, we had outstanding options and warrants for the purchase of up to approximately 5,000,000 shares of common stock at an average price of approximately $2.78 per share, representing approximately 36.0% of our outstanding shares of common stock on a fully-diluted basis. Additionally, we have 963,666 shares of Series A convertible preferred stock outstanding convertible to 963,666 shares of our common stock. The sum of these convertible securities represents approximately 43% of our outstanding shares of common stock on a fully-diluted basis.

         The perception that these instruments may be exercised for, or converted into, common stock that could then be sold into the public market could adversely affect the market price of our common stock. In addition, we have entered into registration rights agreements with the accredited investors who purchased in December 2000 the private placement entitling them to include their shares of common stock in registration statements for securities filed by Isonics under the Securities Act of 1933, as amended.

         Virtually all of the common stock underlying the convertible securities outstanding at that time were registered effective October 10, 2000. Awareness of the existence of these registration rights could lead to a perception that sales of the shares subject to the registration rights could occur, which could materially and adversely affect our stock price or could impair our ability to obtain capital through sales of equity securities. In addition, shares we have issued in private transactions over the past two years will become eligible for sale in the public market under SEC Rule 144.

         Some of the shares underlying options and warrants are restricted securities as defined in Rule 144. Under that rule, a stockholder who owns restricted shares that have been outstanding for at least one year is entitled to sell, within any three-month period, restricted shares that do not exceed the greater of: (i) 1% of the then outstanding shares of common stock; and (ii) an amount equal to the average weekly trading volume in the common stock during the four calendar weeks preceding the sale.


         SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Isonics' Articles of Incorporation require it to indemnify its officers, directors, employees and agents against liabilities incurred by them in those capacities if they acted in good faith and reasonably believed their conduct was consistent with Isonics' best interests. Isonics is also required to indemnify a person who is or was a director, officer, employee or agent of Isonics and who was successful, on the merits or otherwise, in defense of any proceeding to which he was a party, against reasonable expenses, which include attorneys' fees, incurred by him or her in connection with the proceeding.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Isonics under the provisions discussed in the previous paragraph, or otherwise, Isonics has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

                                     EXPERTS

         The consolidated balance sheets as of April 30, 1999 and 2000, and the consolidated statements of operations, stockholders' equity, and cash flows for the years then ended have been audited by Grant Thornton LLP, independent certified public accountants, as set forth in their report appearing elsewhere herein and in the Registration Statement and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         Certain legal matters, have been passed upon for Isonics by Norton-Lidstone, P.C., Greenwood Village, Colorado. Arter & Hadden, LLP, Los Angeles, California, has passed on the validity of the shares of common stock offered hereby under California law.

                      HOW TO OBTAIN ADDITIONAL INFORMATION

         We file annual and quarterly reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any document we have filed with the SEC in its public reference room at 450 Fifth Street N.W. Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-432-0330. The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding companies, including those that Isonics files electronically with the SEC.

         We also furnish Annual Reports to our shareholders that contain audited financial information.

         This prospectus is part of a registration statement we have filed with the SEC relating to this exchange offer and our common stock described in this prospectus. As permitted by the SEC rules, this prospectus does not contain all of the information contained in the registration statement, accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about our Company and our common stock. The registration statement, exhibits, and schedules are also available at the SEC's public reference rooms or through its EDGAR database on the Internet.

         You should rely only on the information contained or incorporated by reference in this prospectus. Isonics has not authorized anyone to provide you with information that is different from what is contained in this prospectus. You should not assume that the information contained in this prospectus is accurate as of any date other than the date set forth on the front cover of this prospectus.

                      ISONICS CORPORATION AND SUBSIDIARIES

Index to Consolidated Financial Statements

                                                                                                                   PAGE
                                                                                                                   ----
Report of Independent Certified Public Accountants                                                                 F-2
Consolidated Financial Statements for the Years Ended April 30, 2000 and 1999
   Consolidated Balance Sheets                                                                                     F-3
   Consolidated Statements of Operations                                                                           F-4
   Consolidated Statement of Stockholders' Equity                                                                  F-5
   Consolidated Statements of Cash Flows                                                                           F-6
   Notes to Consolidated Financial Statements                                                                F-7 through F-16
Condensed Consolidated Financial Statements for the Nine Months Ended January 31, 2001 and 2000
   Condensed Consolidated Balance Sheets                                                                           F-17
   Condensed Consolidated Statements of Operations                                                                 F-18
   Condensed Consolidated Statements of Cash Flows                                                                 F-19
   Notes to Condensed Consolidated Financial Statements                                                     F-20 through F-22

       Financial Statements to be inserted.

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Articles of Incorporation of Isonics include a provision that eliminates to the fullest extent permitted by law the personal liability of its directors to Isonics and its shareholders for monetary damages for breach of the directors' fiduciary duties. This limitation has no effect on a director's liability

         (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

         (ii) for acts or omissions that a director believes to be contrary to the best interests of Isonics or its shareholders or that involved the absence of good faith on the part of the director;

         (iii) for any transaction from which the director derived an improper personal benefit;

         (iv) for acts or omissions that show a reckless disregard for the director's duty to Isonics or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to Isonics or its shareholders;

         (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to Isonics or its shareholders;

         (vi) under Section 310 of the California Corporations Code (the "California Code") concerning contracts or transactions between Isonics and a director; or

         (vii) under Section 316 of the California Code concerning directors liability for improper dividends, loans and guarantees.

         The provision does not extend to acts or omissions of a director in his capacity as an officer. Further, the provision will not affect the availability of injunctions and other equitable remedies available to Isonics' shareholders for any violation of a director's fiduciary duty to Isonics or its shareholders.

         The Articles of Incorporation further authorize Isonics to indemnify its agents (as defined in Section 317(a) of the Code, which provision covers directors and officers) through Bylaw provisions, agreements with agents, votes of shareholders or disinterested directors or otherwise, to the fullest extent permissible under California law. Pursuant to this provision Isonics' bylaws provide for indemnification of directors and officers. The Bylaws also permit Isonics to enter into indemnity agreements with individual directors, officers, employees, and other agents. Isonics intends to enter into such agreements with its directors and executive officers effective upon the closing of this offering. These Agreements, together with the Bylaws and Articles of Incorporation, may require Isonics, among other things, to indemnify directors or officers against certain liabilities that may arise by reason of their status or service as directors (other than liabilities resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain and maintain directors' and officers' insurance if available on reasonable terms.

         In addition to the rights to indemnification provided under California law, in the Articles of Incorporation and in the Bylaws, the 1996 Stock Option Plan provides indemnification to Isonics' directors, officers, or employees to whom authority to act for the Board in connection with that Plan is delegated shall be indemnified against all reasonable expenses, including attorneys' fees, actually and necessarily incurred in defense of any proceeding to which he or she is made a party because of any action allegedly taken or alleged failure to act in connection with the Plan, and against amounts paid in settlement (if approved by independent legal counsel), or in satisfaction of any judgment in such proceeding, unless the director, officer, or employee, as the case may be, is adjudged to have behaved in bad faith, in a grossly negligent manner, or with intentional misconduct as to duties.

         Isonics currently has directors' and officers' liability insurance.

         We are not aware of any litigation or threatened litigation or other proceeding involving an Isonics' director, officer or employee pursuant to which an individual is seeking indemnification.

         Section 317 of the California Code and the Bylaws of Isonics provide for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, Isonics has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:


DOCUMENT                                                                                EXHIBIT NUMBER
--------                                                                                --------------
Underwriting Agreement...............................................................   1.01
Registrant's Certificate of Incorporation............................................   3.01
Registrant's Bylaws..................................................................   3.02
Form of Indemnity Agreement..........................................................   10.09

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses to be paid in connection with the sale of the shares of common stock being registered hereby. The Selling Shareholders will pay only those expenses directly related to the transfer of their securities. All amounts are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

Securities and Exchange Commission registration fee..................................          $1,125
NASD filing fee......................................................................               0
Accounting fees and expenses.........................................................          20,000
Legal fees and expenses..............................................................          25,000
Printing fees and expenses...........................................................          10,000
Blue-sky fees and expenses...........................................................           8,000
Transfer agent and registrar fees and expenses.......................................           5,000
Miscellaneous........................................................................
Fees to be paid by Selling Security Holders..........................................
Fees to be paid by Isonics...........................................................
Total................................................................................         $69,125

ITEM 26  RECENT SALES OF UNREGISTERED SECURITIES.

EMPLOYEE OFFERINGS

(a) SECURITIES SOLD. During the past three years, Isonics has issued shares of common stock, and options to purchase shares of common stock pursuant to its existing employee benefit plans. These employee benefit plans are as follows:


                  1996 Stock Option Plan. Although this plan has been terminated, there are options outstanding.

                  1996 Executives' Equity Incentive Plan. The Executives' Plan authorized the grant of options to purchase 225,000 stock options, which after being adjusted for stock splits that occurred following the adoption of the plan resulted in 570,000 shares. The options granted may be either incentive stock options, if they meet the requirements of Section 422 of the Internal Revenue Code, or non-qualified stock options. The directors approved this plan in September 1996 and the shareholders in October 1996. In October 2000, our shareholders approved increasing the number of stock options available to 1,000,000, an increase of 430,000 stock options. The directors approved this increase in August 2000.

                  1996 Equity Incentive Plan. The Employees' Plan authorized the grant of options to purchase 50,000 stock options, which after being adjusted for stock splits that occurred following the adoption of the plan resulted in 150,000 shares. The options granted may be either incentive stock options, if they meet the requirements of Section 422 of the Internal Revenue Code, or non-qualified stock options. The directors approved this plan in September 1996 and the shareholders in October 1996. In October 2000, our shareholders approved increasing the number of stock options available to 500,000, an increase of 350,000 stock options. The directors approved this increase in August 2000.

                  1998 Employee Stock Purchase Plan. The Stock Purchase Plan authorized employee purchase of up to 200,000 shares of Isonics common stock. The directors approved this plan in August 1998. Shareholders approved it in October 1998.

                  As of May 10, 2001, options to purchase a total of 294,583 shares, 269,500 shares, and 358,769 shares respectively, were outstanding under the Executives' Plan, Employees' Plan, and 1996 Stock Option Plan, and options to purchase 705,417, 230,500, and 0 shares, respectively, remained available for grant. Our shareholders were asked to approve an increase in the number of shares of common stock issuable under the Employees' Plan to 500,000 and under the Executives' Plan to 1,000,000. These increases were approved by our shareholders at the annual meeting held October 11, 2000. The number of options issuable under the two plans was increased by 350,000 in the Employees' Plan, and 430,000, in the Executives' Plan.

(b)      NAMES OF PRINCIPAL UNDERWRITERS. None

(c) CONSIDERATION RECEIVED. The stock options and bonuses issued outside of Isonics' employee benefit plans were, for the most part, issued as additional compensation or in the form of bonuses.

(d) EXEMPTION CLAIMED. Many of the securities referred to in this section were not offered or sold in a manner that constituted a "sale" of securities as that term is defined in Section 2(a)(3) of the Securities Act. Where a "sale" occurred, the transactions were exempt from registration under the Securities Act of 1933, as amended by reason of Sections 4(2) and 4(6) of the Securities Act of 1933, and no advertising or public solicitation was involved in any of the transactions.

(e)      NOT APPLICABLE.

(f) USE OF PROCEEDS. Where proceeds were received, the proceeds were utilized for working capital purposes.

DECEMBER 2000 UNIT ISSUANCE

(a) SECURITIES SOLD. This sale occurred on December 13, 2000. The securities sold as units consisted of one share of common stock and two Class B redeemable common stock warrants. The total number of units sold were 337,500, with the possibility that up to an additional 112,500 units might be issued based on future market conditions.

(b) UNDERWRITERS AND OTHER PURCHASERS. No underwriters, agents, or placement agents participated in the private placement.

(c) PURCHASE PRICE. The Units were offered and sold to ten accredited investors for cash payments totaling $675,000 ($2.00 per unit). To the extent additional units are issued, the total price per unit will be reduced.

(d) EXEMPTION CLAIMED. The transactions were exempt from registration under the Securities Act of 1933, as amended by reason of Sections 4(2) and 4(6) of the Securities Act of 1933 for transactions not involving a public offering and for transactions with accredited investors only. No advertising or public solicitation was involved in these transactions.

(e) TERMS OF CONVERSION OR EXERCISE. The Class B warrants are exercisable on the terms set forth herein.

(f)      USE OF PROCEEDS.  Working capital purposes.

DECEMBER 1999 WARRANT ISSUANCE

(a) SECURITIES SOLD. This sale occurred on December 1, 1999. The securities sold consists of one restricted warrant (a warrant to purchase 4,000,000 shares of restricted common stock issued at an exercise price of $3.75 per share).

(b) UNDERWRITERS AND OTHER PURCHASERS. No underwriters, agents, or placement agents participated in the private placement.

(c) PURCHASE PRICE. The warrant was issued to a single accredited investor as consideration for the purchase of 200 kilograms of silicon-28 pursuant to an Asset Purchase Agreement executed between Isonics and Eagle-Picher Technologies, LLC, an accredited investor. The warrant and underlying shares were subsequently cancelled.

(d) EXEMPTION CLAIMED. The transactions were exempt from registration under the Securities Act of 1933, as amended by reason of Sections 4(2) and 4(6) of the Securities Act of 1933. No advertising or public solicitation was involved in these transactions.

(e) TERMS OF CONVERSION OR EXERCISE. Terms of conversion or exercise are as follows:

         The warrant granted to Eagle-Picher may be exercised to purchase 4,000,000 shares of restricted common stock issued on a warrant-for-share basis with Isonics common stock (subject to dilution adjustment) for a purchase price of $3.75 per share through the expiration date, May 30, 2003. On March 15, 2000, Eagle-Picher notified us of its exercise of the warrant pursuant to a "net exercise" provision, which resulted in Eagle-Picher acquiring 3,130,435 shares of our common stock. We have subsequently canceled the shares because of Eagle-Picher's failure to deliver 200 kilograms of silicon-28 to us.

         Isonics also entered into a registration rights agreement relating to the shares of common stock underlying the warrant.

(f) USE OF PROCEEDS. Isonics intends to use the 200 kilograms of silicon-28 from the issuance of the warrant for the continued development and commercialization of silicon-28 wafers for the semiconductor industry.

JULY 1999 PRIVATE PLACEMENT

(a) SECURITIES SOLD. This sale of securities occurred on July 29, 1999. The securities sold include:

         (i) 1,830,000 shares of restricted Series A convertible preferred stock, created by filing an amended certificate of determination of preferences and rights (the "Certificate of Determination") with the California Secretary of State;

         (ii) 1,830,000 restricted warrants to purchase shares of restricted common stock issued on a warrant-for-share basis with the Series A convertible preferred stock; and

         (iii) 500,000 restricted warrants issued as a fee pursuant to an investment banking agreement

(b)      UNDERWRITERS AND OTHER PURCHASERS.

         (i) No underwriters, agents, or placement agents participated in the private placement;

         (ii) 1,500,000 Units (each Unit consisting of one share of Series A convertible preferred stock and one warrant) were sold to accredited investors for cash;

         (iii) 330,000 Units were issued to accredited investors in settlement of debt obligations; and

         (iv) 500,000 warrants were issued to a single accredited investor as compensation pursuant to an investment banking agreement.

(c) CONSIDERATION RECEIVED. The Units were sold for a purchase price of $1.50 per Unit. The Units described in (b) (iii) above were issued in satisfaction of debt obligations.

(d) EXEMPTION CLAIMED. The transactions were exempt from registration under the Securities Act of 1933, as amended by reason of Sections 4(2) and 4(6) of the Securities Act of 1933, and Rule 506 of Regulation D thereunder. No advertising or public solicitation was involved in any of the transactions.

(e) TERMS OF CONVERSION OR EXERCISE. Terms of conversion or exercise are as follows:

         (i) The Series A convertible preferred stock is convertible into shares of common stock on a share-for-share basis, subject to dilution adjustments. The Series A convertible preferred stock is entitled to receive dividends on a share-for-share basis with the shares of common stock. The Series A convertible preferred stock is entitled to a liquidation preference of $1.50 per share.

         (ii) The warrants are each exercisable to purchase a single share of common stock (subject to dilution adjustment) for a purchase price of $3.75 per share through the expiration date, July 29, 2002.

         (iii) Isonics also entered into a registration rights agreement relating to the shares of common stock underlying the Series A convertible preferred stock and the warrants. In a registration statement on Form S-3, dated October 10, 2000, all of the shares of common stock underlying the Series A convertible preferred stock and the warrants were registered.

(f) USE OF PROCEEDS. Isonics intends to use the cash proceeds from the sale of the Units for repayment of debt, working capital, and to finance the continued growth of operations including the continued development and commercialization of silicon-28 wafers for the semiconductor industry.

JUNE 1998 CHEMOTRADE ACQUISITION

(a)      SECURITIES SOLD.  357,730 shares of common stock.

(b)      NAMES OF PRINCIPAL UNDERWRITERS.  None.

(c) CONSIDERATION RECEIVED. The shares issued were partial consideration for Isonics' acquisition of all of the outstanding shares of Chemotrade GmbH, 75% of the outstanding shares of Chemotrade Leipzig GmbH and 6% of the outstanding shares of IUT (collectively "Chemotrade"). All three companies are located in Germany. Chemotrade GmbH is located in Dusseldorf, Chemotrade Leipzig GmbH is located in Leipzig, and IUT is located in Berlin. Two common shareholders owned all three companies. All three companies continue to be engaged in the distribution, development and manufacture, of stable and radioactive isotopes.

(d) EXEMPTION CLAIMED. The transactions were exempt from registration under the Securities Act of 1933, as amended by reason of Regulation S for offers and sales made to non-U.S. Persons. No advertising or public solicitation was involved in any of the transactions.

(e)      TERMS OF CONVERSION OR EXERCISE.  Not applicable.

(f)      USE OF PROCEEDS.  Not applicable.

JUNE 1998 INTERPRO ACQUISITION

(a)      SECURITIES SOLD.  353,982 shares of common stock.

(b)      NAMES OF PRINCIPAL UNDERWRITERS.  None.

(c) CONSIDERATION RECEIVED. The shares issued were partial consideration for Isonics' acquisition of all of the outstanding shares of International Process Research Corporation ("Interpro"), which does business as Colorado Minerals Research Institute, and which is a contract research and development, and materials processing company located in Golden, Colorado. A single corporate shareholder, Metallurgy International, Inc., a previously unaffiliated corporation principally owned by an individual who is now an executive officer of Isonics, owned Interpro.

(d) EXEMPTION CLAIMED. The transactions were exempt from registration under the Securities Act of 1933, as amended by reason of Sections 4(2) and 4(6). No advertising or public solicitation was involved in any of the transactions.

(e)      TERMS OF CONVERSION OR EXERCISE.  Not applicable.

(f)      USE OF PROCEEDS.  Not applicable.

ITEM 27  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)      Exhibits Pursuant to Item 601 of Regulation S-B:


EXHIBIT
NUMBER        TITLE
-------       -----
 1.01         Form of Underwriting Agreement. (1)
 3.01         Registrant's Amended and Restated Articles of Incorporation. (1)
 3.02         Registrant's Bylaws. (1)
 3.03         Certificate of Determination of Preferences and Rights of the Series A preferred stock (see exhibit 10.18).
 4.01         Specimen Common Stock Certificate. (1)
 4.02         Form of Representatives' warrant Agreement. (1)
 4.03         Form of warrant Agreement between the Registrant and Continental Stock Transfer & Trust
              Company, Monroe Parker Securities. (1)
 4.04         Specimen Class A warrant Certificate. (1)
 4.05         Form of warrant Agreement between the Registrant and Continental Stock Transfer & Trust
              Company. (8)
 4.06         Specimen Class B warrant Certificate (see exhibit 10.27).
 4.07         Specimen Class C warrant Certificate (see exhibit 10.27).
 4.08         Amendment No. 1 to warrant Agreement between the Registrant and Continental Stock Transfer &
              Trust Company. (7)
 5.01         Opinion of Arter & Hadden LLP.  Previously filed.
10.01         Registrant's 1996 Stock Option Plan. (1)(2)
10.02         Form of Employment Agreement between the Registrant and certain officers of the Registrant. (1)(2)
10.03         Registrant's 1996 Executives Equity Incentive Plan. (1)(2)
10.04         Registrant's 1996 Equity Incentive Plan. (1)(2)
10.05         Memorandum of Agreement between Electrochemical Plant, AO Techsnabexport, Co., Ltd. and
              Registrant. (1)
10.06         Option Agreement between the Registrant and Yale University. (1)
10.07         Office Lease Agreement between Paulsen Properties and the Registrant dated as of January 1, 1996, as amended. (1)
10.08         Letter from Yale University to Registrant dated February 10, 1996. (1)
10.09         Form of Indemnity Agreement entered into by Registrant with each of its directors and investors. (2)
10.10         Stock Purchase Agreement, dated as of April 30, 1998, among Isonics Corporation, a California corporation, Metallurgy International, Inc., a Nevada corporation, and International Process
              Research Corporation, a Colorado corporation. (3)
10.10.1       Escrow Agreement, dated as of May 15, 1998, among Isonics Corporation, a California corporation,
              Metallurgy International, Inc., a Nevada corporation, Robert H. Cuttriss (as Agent), and Colorado
              Business Bank, as Escrow Agent. (3)
10.11         Registration Rights Agreement dated as of September 27, 1996 by and between Registrant and certain investors. (1)
10.12         Employment Agreement between the Registrant and James E. Alexander. (1)(2)
10.13         Employment Agreement between the Registrant and Boris Rubizhevsky. (1)(2)
10.14         Security Agreement dated March 31, 1995 between Isonics and Isoserve, Inc. (1)
10.15         Omitted.


                                       85

10.16         February 1997 Agreement between the Registrant, Electrochemical Plant and AO Techsnabexport,
              Co., Ltd. (1)
10.17         Letter from Yale University to Registrant dated January 28, 1997. (1)
10.18         Certificate of Determination of Preferences and Rights of the Series A preferred stock. (4)
10.19         Form of Subscription Agreement. (4)
10.20         Form of warrant. (4)
10.21         Investment Banking Agreement. (4)
10.22         Form of Registration Rights Agreement. (4)
10.23         Asset Purchase Agreement dated December 1, 1999 between the Registrant and Eagle-Picher
              Technologies, LLC. (5)
10.24         Registration Rights Agreement dated December 1, 1999 between the Registrant and Eagle-Picher
              Technologies, LLC. (5)
10.25         warrant Agreement dated December 1, 1999 between the Registrant and Eagle-Picher
              Technologies, LLC. (5)
10.26         Supply Agreement between the Registrant and Eagle-Picher Technologies, LLC. (6)
10.27         Amended and Restated warrant Agreement effective as of January 15, 2001, between the Registrant and
              Continental Stock Transfer and Trust Company, Inc. (8)
10.28         Stock Purchase Agreement dated February 1, 2001, by and between Isonics Corporation and
              Interpro Zinc, LLC. (9)
10.29         Joint R&D Project Agreement, dated April 21, 1999, by and between Silex Systems Limited and
              Isonics Corporation. Filed herewith.
10.30         Contribution to "Corporate Research - ECE/Baliga" fund dated December 30, 1999, from Isonics
              Corporation to North Carolina State University. Filed herewith.
10.31         Sponsored Research Agreement, dated December 15, 1999, by and between Isonics Corporation and
              Southern Methodist University. Filed herewith.
10.32         Stevenson-Wydler Cooperative Research and Development Agreement, dated November 9, 1999, by and between Ernest Orlando Lawrence Berkeley National Laboratory and Isonics Corporation
              (with attached Project Letter Agreement). Filed herewith.
10.33         Memorandum of Agreement, dated July 1996, by and among Electrochemical Plant, AO
              Techsnabexport Co., Ltd. and A & R Materials, Inc. Filed herewith.
23.10         Consent of independent accountants.  Filed herewith.
23.11         Consent of Arter & Hadden, LLP (see exhibit 5.01). Previously filed.
24.01         Power of Attorney.  Previously filed.

------------------
(1) Incorporated herein by reference to exhibit filed with Isonics' Registration Statement on Form SB-2 ("Registration Statement") (Commission file No. 333-13289) in which this exhibit bears the same number except exhibit 3.01, which was numbered 3.03 in that registration statement.
(2) Items that are management contracts or compensatory plans or arrangements required to be filed as exhibits pursuant to Item 13(a) of Form 10-KSB.
(3) Filed with Isonics' Current Report on Form 8-K (File No. 001-12531), dated May 15 and filed May 27, 1998, and incorporated herein by reference.
(4) Filed with Isonics' Current Report on Form 8-K (File No. 001-12531), dated July 29 and filed August 12, 1999, and incorporated herein by reference.
(5) Filed with Isonics' Current Report on Form 8-K (File No. 001-12531) dated December 1, 1999, and filed December 10, 1999, and amendment thereto filed February 10, 2000, and incorporated herein by reference.
(6)  Confidential treatment obtained.

(7) Filed with Isonics' Current Report on Form 8-K (File No. 001-12531) dated August 17, 2000, and filed August 18, 2000, and incorporated herein by reference.
(8) Filed with Isonics' registration statement on Form S-4 (File No. 333-37696) or the amendments thereto, and incorporated herein by reference.
(9) Filed with Isonics' Current Report on Form 8-K (File No. 001-12531) dated February 1, 2001, and incorporated herein by reference.


ITEM 28.  UNDERTAKINGS.

The Registrant hereby undertakes the following:

         (a)(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

         (iii) include any additional or changed material information of the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 24 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification relative to alleged securities act violations (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person, the Registrant will submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Golden, State of Colorado, on May 29, 2001.

                                   ISONICS CORPORATION
                                   By:  /s/ James E. Alexander
                                        ------------------------
                                        James E. Alexander,
                                        PRESIDENT

         In accordance with the requirements of the Securities Act of 1933, the following persons in their capacities and on the dates stated signed this registration statement.

/s/ James E. Alexander      President, Chief Executive Officer, Chief         May 29, 2001
----------------------      Operating Officer, Principal Accounting
James E. Alexander          Officer and Director and as Attorney-in-
                            fact for Boris Rubizhevsky, Lindsay A.
                            Gardner, Richard L. Parker and Larry J. Wells
                            (all directors)


                      ISONICS CORPORATION AND SUBSIDIARIES

Index to Consolidated Financial Statements

                                                                                PAGE
                                                                                ----
Report of Independent Certified Public Accountants                              F-2
Consolidated Financial Statements for the Years Ended April 30, 2000 and 1999
      Consolidated Balance Sheets                                               F-3
      Consolidated Statements of Operations                                     F-4
      Consolidated Statement of Stockholders' Equity                            F-5
      Consolidated Statements of Cash Flows                                     F-6
      Notes to Consolidated Financial Statements                                F-7
Condensed Consolidated Financial Statements for the Nine Months Ended
   January 31, 2001 and 2000
      Condensed Consolidated Balance Sheets                                     F-17
      Condensed Consolidated Statements of Operations                           F-18
      Condensed Consolidated Statements of Cash Flows                           F-19
      Notes to Condensed Consolidated Financial Statements                      F-20

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors

Isonics Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheets of Isonics Corporation and Subsidiaries as of April 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Isonics Corporation and Subsidiaries as of April 30, 2000 and 1999, and the consolidated results of their operations and their consolidated cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

GRANT THORNTON LLP

San Jose, California
June 26, 2000

                     ISONICS CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                       APRIL 30,
                                                                                 ---------------------
                                                                                   2000          1999
                                                                                 -------       -------
                                     ASSETS
CURRENT ASSETS:
Cash and cash equivalents .................................................      $ 3,385       $   452
Accounts receivable (net of allowances of $119 and $82, respectively) .....        1,055           932
Note receivable ...........................................................          208            --
Inventories ...............................................................          266           651
Prepaid expenses ..........................................................          209           160
Deferred income taxes, current ............................................          148            --
                                                                                 -------       -------
Total current assets ......................................................        5,271         2,195

PROPERTY AND EQUIPMENT, net ...............................................          660         1,018
GOODWILL, net .............................................................        3,062         3,388
NOTES RECEIVABLE FROM SHAREHOLDERS ........................................           17           130
DEFERRED INCOME TAXES .....................................................          492            --
OTHER ASSETS ..............................................................           31            75
                                                                                 -------       -------
                                                                                 $ 9,533       $ 6,806
                                                                                 =======       =======

                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt and line of credit ......................      $    20       $ 1,136
Notes payable to related parties ..........................................           --           922
Accounts payable ..........................................................          533         1,368
Accrued liabilities .......................................................          591         1,036
Income taxes payable ......................................................          373            50
                                                                                 -------       -------
Total current liabilities .................................................        1,517         4,512

STOCKHOLDERS' EQUITY
Class A Preferred Stock--no par value; 10,000,000 shares
authorized; shares issued and outstanding: ................................        2,745            --
2000--1,830,000
Common stock--no par value; 20,000,000 shares authorized;
shares issued and outstanding: ............................................        6,764         6,795
2000--10,492,931; 1999--6,607,760
Notes receivable from shareholders ........................................           --          (469)
Deferred compensation .....................................................         (150)           --
Accumulated deficit .......................................................       (1,343)       (4,032)
                                                                                 -------       -------
Total stockholders' equity ................................................        8,016         2,294
                                                                                 -------       -------
                                                                                 $ 9,533       $ 6,806
                                                                                 =======       =======

                 See Notes to Consolidated Financial Statements.

                      ISONICS CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               YEAR ENDED
                                                                APRIL 30,
                                                         -----------------------
                                                           2000           1999
                                                         --------       --------
Net revenues ......................................      $ 12,733       $ 16,998
Cost of revenues ..................................        10,156         13,375
                                                         --------       --------
Gross margin ......................................         2,577          3,623
Operating expenses:
Selling, general and administrative ...............         3,698          3,643
Research and development ..........................         1,224          1,155
Restructuring and office closure ..................            56            691
                                                         --------       --------
Total operating expenses ..........................         4,978          5,489

Operating loss ....................................        (2,401)        (1,866)
Other income (expense)
Interest income ...................................           105             36
Interest expense ..................................          (321)          (575)
Gain on sale of product line ......................         5,296             --
Foreign currency gain .............................            29             55
Other .............................................           110             --
                                                         --------       --------
Total other income (expense), net .................         5,219           (484)
                                                         --------       --------
Income (loss) before taxes ........................         2,818         (2,350)
Income tax expense ................................           129            171
                                                         --------       --------
NET INCOME (LOSS) .................................      $  2,689       $ (2,521)
                                                         ========       ========
NET INCOME (LOSS) PER SHARE--BASIC
Net income (loss) per share .......................      $   0.40       $  (0.41)
Shares used in computing per share information ....         6,781          6,210
NET INCOME (LOSS) PER SHARE--DILUTED
Net income (loss) per share .......................      $   0.26       $  (0.41)
Shares used in computing per share information ....        10,409          6,210

                 See Notes to Consolidated Financial Statements.

                      Isonics Corporation and Subsidiaries
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                      (In thousands, except share amounts)

                                   PREFERRED STOCK          COMMON STOCK        SHAREHOLDER
                                  ------------------    --------------------       NOTES         DEFERRED    (ACCUMULATED
                                    SHARES    AMOUNT      SHARES      AMOUNT    RECEIVABLE    COMPENSATION     DEFICIT)      TOTAL
                                  ---------   ------    ----------    ------    -----------   ------------   ------------   -------
BALANCES, May 1, 1998 .........          --   $   --     5,714,250    $5,289    $  (337)      $     --       $   (1,511)    $3,441
Issuance of common stock
for Chemotrade
acquisition ...................          --       --       357,730       894         --             --               --        894
Issuance of common stock
in lieu of salaries ...........          --       --       118,182       130         --             --               --        130
Conversion of debt into
common stock ..................          --       --       127,209       191         --             --               --        191
Exercise of stock options
and warrants ..................          --       --       290,389       147       (130)            --               --         17
Fair value of warrants
issued with debt ..............          --       --            --       144         --             --               --        144
Interest on notes
receivable from
stockholders, net of
repayments ....................          --       --            --        --         (2)            --               --         (2)
Net loss ......................          --       --            --        --         --             --           (2,521)     2,521)
                                  ---------   ------    ----------    ------    -------       --------       ----------     ------
BALANCES, April 30, 1999 ......          --       --     6,607,760     6,795       (469)            --           (4,032)     2,294

Issuance of preferred stock ...   1,830,000    2,745            --        --         --             --               --      2,745
Exercise of stock options
and warrants ..................          --       --     3,918,986        81         --             --               --         81
Fair value of warrants
issued for debt
restructuring .................          --       --            --       157         --             --               --        157
Fair value of stock issued
for services as
deferred compensation .........          --       --        25,000       153         --           (153)              --         --
Amortization of deferred
compensation ..................          --       --            --        --         --              3               --          3
Shares issued under
Employee Stock Purchase
Program .......................          --       --        13,723        13         --             --               --         13
Repayment of notes
receivable from
stockholders, net of
interest ......................          --       --            --        --         34             --               --         34
Repayment of notes
receivable and accrued
interest with common
stock .........................          --       --       (72,538)     (435)       435             --               --         --
Net income ....................          --       --            --        --         --             --            2,689      2,689
                                  ---------   ------    ----------    ------    -------       --------       ----------     ------
BALANCES, April 30, 2000 ......   1,830,000   $2,745    10,492,931    $6,764    $    --       $   (150)      $   (1,343)    $8,016
                                  =========   ======    ==========    ======    =======       ========       ==========     ======

                 See Notes to Consolidated Financial Statements.

                      Isonics Corporation and Subsidiaries
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                                YEAR ENDED
                                                                                                 APRIL 30,
                                                                                           ---------------------
                                                                                            2000           1999
                                                                                           -------       -------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) ...................................................................      $ 2,689       $(2,521)
Adjustments to reconcile net income (loss) to net cash
   provided by (used in) operating activities:
Gain on sale of depleted zinc business ..............................................       (5,296)           --
Depreciation and amortization .......................................................          567           520
Interest on notes receivable from shareholders ......................................          (23)          (24)
Fair value of warrants and stock issued and amortization of deferred compensation ...          160           274
Interest recognized upon conversion of debt to equity ...............................           --            64
Deferred income taxes ...............................................................         (640)           --
Loss on disposal of property and equipment ..........................................           75           504
Forgiveness of notes receivable due from stockholders ...............................           27            --
Changes in operating assets and liabilities:
      Accounts and notes receivable .................................................         (146)        1,748
      Inventories ...................................................................       (1,066)          (89)
      Prepaid expenses and other assets .............................................         (139)           68
      Accounts payable ..............................................................         (522)         (112)
      Accrued liabilities and other .................................................         (336)          (30)
      Income taxes payable ..........................................................          323           (45)
                                                                                           -------       -------
         Net cash provided by (used in) operating activities ........................       (4,327)          357

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment .................................................          (15)         (159)
Proceeds from sale of depleted zinc business ........................................        6,730            --
Purchase of Chemotrade, net of cash acquired ........................................           --          (546)
                                                                                           -------       -------
         Net cash provided by (used in) investing activities ........................        6,715          (705)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on line of credit and other borrowings .....................................       (1,931)       (1,000)
Proceeds from borrowings ............................................................           75           717
Repayment of notes receivable from shareholders .....................................           57            22
Proceeds from issuance of preferred stock ...........................................        2,250            --
Proceeds from issuance of common stock ..............................................           94            17
                                                                                           -------       -------
         Net cash provided by (used in) financing activities ........................          545          (244)
                                                                                           -------       -------
         NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS ............................        2,933          (592)

Cash and cash equivalents at beginning of period ....................................          452         1,044
                                                                                           -------       -------
Cash and cash equivalents at end of period ..........................................      $ 3,385       $   452
                                                                                           =======       =======

                 See Notes to Consolidated Financial Statements.

                      Isonics Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1--ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

Isonics Corporation develops and markets products worldwide based on isotopes for applications in the energy, medical research, diagnostic, pharmaceutical and semiconductor industries. Through one of our subsidiaries, we also provide contract research and development services.

PRINCIPALS OF CONSOLIDATION

The consolidated financial statements include our accounts and those of our wholly-owned subsidiaries, International Process Research Corporation ("Interpro") and Chemotrade GmbH. All significant intercompany accounts have been eliminated in consolidation.

CASH EQUIVALENTS

Cash equivalents include investments purchased with a maturity of less than ninety days. Cash balances held in foreign bank accounts were $151,000 at April 30, 2000.

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash equivalents and trade accounts receivable. Cash equivalents are maintained with high quality institutions and are regularly monitored by management. We extend credit to our customers, most of whom are large, established companies. Performing ongoing credit evaluations of our customers' financial condition mitigates credit risk and we generally do not require collateral.

INVENTORIES

Inventories are stated at the lower of cost (first-in, first-out) or market. We perform periodic assessments to determine the existence of obsolete, slow moving and non-salable inventories, and record provisions to reduce such inventories to net realizable value when necessary.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over three-to-seven years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the lease term.

GOODWILL

Goodwill resulted from the acquisitions of Isoserve, Inc. and Chemotrade. We evaluate goodwill for impairment by comparing the unamortized balance of goodwill to the undiscounted future cash flows of the related assets. We modify or adjust goodwill if impairment is indicated. Based upon our most recent evaluation, we believe that no impairment of goodwill exists as of April 30, 2000; however, with the sale of the depleted zinc business to Eagle-Picher on December 1, 1999, unamortized goodwill of $112,000 related to the Isoserve, Inc. acquisition was charged against the gain on the sale of the product line. The goodwill resulting from the Chemotrade acquisition is being amortized on a straight-line basis over twenty years.

INCOME TAXES

We account for income taxes using an asset and liability approach for financial accounting and reporting purposes. A valuation allowance is provided when deferred tax assets are not expected to be realized.

REVENUE RECOGNITION

Revenue from product sales is recognized upon shipment. Product returns and warranty costs have not been material in any period. Revenue from contract research and development services is recognized ratably as services are performed and costs are incurred.

USE OF ESTIMATES IN THE FINANCIAL STATEMENTS

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, we are required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as revenues and expenses during the reporting period. Actual results could differ from those estimates.

                      ISONICS CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FAIR VALUES OF FINANCIAL INSTRUMENTS

The fair value of cash and equivalents, trade receivables, trade payables, and debt approximates carrying value due to the short maturity of such instruments.

TRANSLATION OF FOREIGN CURRENCIES

We conduct substantially all of our transactions in U.S. dollars, except for certain transactions of Chemotrade that are conducted in Duetsche Marks. The financial statements of Chemotrade are prepared in Duetsche Marks and remeasured into U.S. dollars for purposes of consolidation, with the U.S. dollar as the functional currency. Gains and losses from remeasurement and transaction gains and losses are included in the statement of operations.

ACCOUNTING FOR STOCK-BASED COMPENSATION

We account for stock-based awards to employees and directors using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations. We provide additional pro forma disclosures as required under Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation.

NET INCOME (LOSS) PER SHARE

Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares and potentially dilutive securities outstanding during the period. Potentially dilutive securities consist of the incremental common shares issuable upon conversion of preferred stock (using the "if converted" method) and shares issuable upon the exercise of stock options and warrants (using the "treasury stock" method). Potentially dilutive securities are excluded from the computation if their effect is anti-dilutive. Contingently issued shares are included in earnings per share when the related conditions are satisfied.

The following table reconciles the denominator used in the per share computation (in thousands):

                                                                     YEAR ENDED
                                                                       APRIL 30,
                                                                 --------------------
                                                                  2000          1999
                                                                 ------        ------
Weighted average shares of common stock outstanding ......        7,174         6,210
Less: weighted average shares contingently issued ........         (393)           --
Shares used for net income (loss) per share - basic ......        6,781         6,210
Dilutive effect of stock options and warrants ............        1,850            --
Dilutive effect of convertible preferred stock ...........        1,385            --
Add back: weighted average shares contingently issued ....          393            --
                                                                 ------         -----
Shares used for net income (loss) per share - diluted ....       10,409         6,210
                                                                 ======         =====

A total of 3,464,047 shares issuable from the exercise of outstanding options and warrants were excluded from the calculation of loss per share in 1999, as their inclusion would have been anti-dilutive.

RECLASSIFICATIONS

Certain reclassifications have been made to the 1999 financial statements in order to conform to the 2000 presentation.

NOTE 2--FINANCIAL STATEMENT COMPONENTS

Inventories consist of the following (in thousands):

                                  APRIL 30,
                               --------------
                               2000      1999
                               ----      ----
Finished goods ..........      $139      $420
Work in process .........       127        --
Raw materials ...........        --       231
                               ----      ----
                               $266      $651
                               ====      ====

                      ISONICS CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Property and equipment consists of the following (in thousands):

                                                          APRIL 30,
                                                   ---------------------
                                                    2000           1999
                                                   -------       -------
Office furniture and equipment ..............      $   174       $   159
Production equipment ........................          898         1,094
Leasehold improvements ......................           19            19
                                                   -------       -------
                                                     1,091         1,272
Accumulated depreciation and amortization ...         (431)         (254)
                                                   -------       -------
                                                   $   660       $ 1,018
                                                   =======       =======

Goodwill related to acquisitions consists of the following (in thousands):

                                                                            APRIL 30,
                                                                       ------------------
                                                                        2000        1999
                                                                       ------      ------
Isoserve, net of accumulated amortization of $472 and $315 ......      $   --      $  157
Chemotrade, net of accumulated amortization of $323 and $154 ....       3,062       3,231
                                                                       ------      ------
                                                                       $3,062      $3,388
                                                                       ======      ======

Accrued liabilities consist of the following (in thousands):

                                               APRIL 30,
                                         --------------------
                                           2000        1999
                                         --------    --------
Compensation ......................      $   68      $  391
Interest ..........................          --          68
Customer advances and deposits ....         194          97
Restructuring costs ...............          47          61
Other .............................         282         419
                                         ------      ------
                                         $  591      $1,036
                                         ======      ======

Supplemental disclosure of non-cash investing and financing activities (in thousands):

                                                                            APRIL 30,
                                                                          --------------
                                                                          2000      1999
                                                                          ----      ----
Stock issued for note receivable ...................................      $ --      $130
Conversion of trade payables into debt .............................      $243      $ 95
Conversion of liabilities and debt into preferred stock ............      $495      $ --
Retirement of common stock to pay shareholder notes receivable .....      $435      $ --

Supplemental disclosures of cash flow information (in thousands):

                                            APRIL 30,
                                         --------------
                                         2000      1999
                                         ----      ----
Cash paid during the period for:
Interest ..........................      $388      $475
Income taxes ......................      $433      $227

                      ISONICS CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3--ACQUISITIONS

On July 21, 1998, we acquired all of the outstanding shares of Chemotrade and a subsidiary, which was owned by two shareholders. Chemotrade is engaged in the distribution, development, and manufacturing of stable and radioisotopes. The purchase was effective June 1, 1998, the date control was transferred, and our financial statements include the results of Chemotrade's operations from June 1, 1998. Pro forma results of operations for 1999 have not been presented as the pro forma amounts would not have been materially different than those reported.

The consideration paid for Chemotrade and the allocation of the purchase price consisted of the following (in thousands):

Cash ...............................................................      $  546
357,730 shares of common stock issued to sellers ...................         894
Notes payable ......................................................       1,750
Liabilities assumed ................................................       1,598
                                                                          ------
Total consideration ................................................      $4,788
                                                                          ======
Allocated as follows:

Current assets (net book value of $1,311) ..........................      $1,311
Fixed assets and other long-term assets (net book value of $92) ....          92
Goodwill ...........................................................       3,385
                                                                          ------
Total consideration ................................................      $4,788
                                                                          ======

The first note of $934,000 bore interest at 2% per month and was paid in August 1998, and the second note of $816,000 bore interest at 10% per year and was paid by December 1999. Transaction costs were $125,000. Imputed interest from the effective date of the acquisition totaled $28,000.

The purchase agreement provides for the selling shareholders to receive additional consideration in the event pretax earnings of $467,000 (DM 1,000,000) are achieved for the year ending April 30, 2001. The maximum additional consideration that can be earned is $234,000 (DM 500,000). Any additional consideration will be recorded as additional goodwill.

NOTE 4--SALE OF DEPLETED ZINC BUSINESS

On December 1, 1999, we sold our depleted zinc business to Eagle-Picher Technologies, LLC for $8,230,000, including $1,500,000 due in equal installments on November 30, 2000, 2001 and 2002. We received cash of approximately $6,730,000 from Eagle-Picher at the closing, of which approximately $1,150,000 was used to pay certain accrued liabilities and debt. Upon completion of the sale, we recognized a net gain on the sale amounting to $5,088,000. Eagle-Picher's obligation to pay the final $1,500,000 is subject to the performance of our former depleted zinc supplier under the terms of a supply agreement that was transferred to Eagle-Picher in the sale. We are recognizing the $1,500,000 on a straight-line basis as our former supplier performs. As a result, we have recognized additional gain of $208,000 through April 30, 2000, which is reported as a note receivable at April 30, 2000.

NOTE 5--INCOME TAXES

Deferred tax assets (liabilities) are comprised of the following (in thousands):

                                                                   APRIL 30,
                                                               2000         1999
                                                             -------       -------
Deferred tax assets
Accruals and expenses deductible in future periods ....      $ 1,609       $ 1,269
Net operating loss carryforwards ......................           --           435
Total deferred tax assets .............................        1,609         1,704
Valuation allowance ...................................         (376)       (1,178)
                                                             -------       -------
                                                               1,233           526
Deferred tax liabilities
Amortization and depreciation .........................         (593)         (526)
                                                             -------       -------
                                                             $   640       $    --
                                                             =======       =======

                      ISONICS CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income tax expense (benefit) consists of the following (in thousands):

                               APRIL 30,
                          ------------------
                           2000        1999
                          ------      ------
Current
Federal ............      $ 640       $  --
State ..............         98          --
Foreign ............         31         171
                          -----       -----
                            769         171
Deferred
Federal ............       (640)         --
State ..............         --          --
                          -----       -----
                           (640)         --
                          -----       -----
                          $ 129       $ 171
                          =====       =====

A reconciliation of our effective tax rate to the federal statutory tax rate of 34% follows (in thousands):

                                                                         APRIL 30,
                                                                   ---------------------
                                                                    2000          1999
                                                                   -------       -------
Expected tax (benefit) at federal statutory rate ............      $   958       $  (799)
State taxes net of federal benefit ..........................           98          (104)
Foreign income taxed at different rates .....................          (77)           26
Non-deductible expenses .....................................           67            84
Utilization of previously unrecognized net operating loss
and tax credit carryforwards ................................         (115)           --
Change in valuation allowance ...............................         (802)        1,097
Other .......................................................           --          (133)
                                                                   -------       -------
                                                                   $   129       $   171
                                                                   =======       =======

NOTE 6--DEBT AND LINE OF CREDIT

At April 30, 1999, we had amounts owing to our primary lender, along with other secured and unsecured debt, amounting to $1,136,000. We also had borrowings amounting to $922,000 payable to related parties. We repaid all of these borrowings, except for certain term debt with an outstanding balance of $20,000 at April 30, 2000, with the proceeds from the sale of our depleted zinc business. We currently have no lending facilities with any financial institutions, except for an unsecured line of credit available to Chemotrade in the amount of DM 400,000 ($187,000). At April 30, 2000, there are no borrowings outstanding under this line of credit.

NOTE 7--STOCKHOLDERS' EQUITY

COMMON STOCK

On September 22, 1997, we completed an initial public offering of 810,000 units, each unit consisting of one share of common stock and one redeemable common stock purchase warrant. Each warrant entitles the holder to purchase one share of common stock at $5.80 per share, exercisable until September 21, 2001. We may redeem the warrants at a price of $0.10 per warrant if the closing price of our common stock is at least $14.50 per share for 20 consecutive trading days.

In connection with the offering, we granted the underwriter warrants to purchase up to 160,000 shares of common stock at a weighted average exercise price of $7.77. The warrants granted to the underwriter are exercisable at anytime until September 1, 2002.

PREFERRED STOCK

On July 29, 1999, we completed a private placement financing to accredited investors and certain creditors valued in total at approximately $2,745,000. We issued 1,830,000 units, each consisting of one share of Series A Convertible Preferred Stock and one warrant. We received $2,250,000 in cash proceeds and converted $425,000 of long-term debt in connection with the private placement. Each share of the Series A Convertible Preferred Stock is convertible into one share of our Common Stock. The liquidation preference for the Series A Convertible Preferred Stock is $1.50 per share, amounting to a total liquidation preference of $2,745,000 at April 30, 2000. Each warrant allows the investor to purchase one share of Isonics Common Stock for $3.75 through July 29, 2002. We granted certain registration rights to the holders of the shares of common stock underlying the Class A Convertible Preferred Stock and the warrants.

                      ISONICS CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In addition to converting $425,000 of existing debt into equity as part of the private placement we:

     - Issued 500,000 warrants to purchase shares of our Common Stock to an investment banker as a commission on this placement. The warrants are exercisable at $3.75 per share through July 29, 2002.

     - Issued 46,667 units in satisfaction of all current and future obligations under the Isoserve royalty agreement.

     - Extended the payment due date for the remaining balance on the Chemotrade acquisition note to July 2000, which note has been paid in full.

     - Extended the payment due date for certain unsecured promissory notes to January 2000, which notes have been paid in full.

STOCK OPTION AND PURCHASE PLANS

1996 STOCK OPTION PLAN

Our 1996 Stock Option Plan authorized the grant of incentive and nonqualified stock options to our key employees, directors or consultants. The options generally expire ten years from the date of grant. In September 1997, the Board of Directors terminated the 1996 Stock Option Plan. As of April 30, 2000, there remain 488,356 options outstanding under the 1996 Stock Option Plan.

DIRECTORS' STOCK OPTION PLAN

The 1998 Directors' Plan provides that each person serving as a member of the board, who is not an employee of Isonics, receive options to purchase 20,000 shares of Isonics Common Stock when such person accepts the position as a director and to receive an additional option to purchase 10,000 shares when such person is re-elected as a director provided such person is not an employee of Isonics at the time of election. The exercise price for the options is the fair market value on the date of grant and the options are exercisable for five years from such date. The options granted under the plan vest immediately. In the event a director resigns or is not re-elected to the board, failure to exercise the options within three months results in the options' termination. Although the directors adopted the plan in 1998, the board formalized the plan by resolution in January 2000.

As of April 30, 2000, options to purchase a total of 110,000 shares were outstanding under the Directors' Plan. We do not have any other arrangements under which we compensate the directors for acting in their capacities as directors.

EXECUTIVE AND INCENTIVE STOCK OPTION PLANS

In November 1996, our board of directors adopted the Executive and Incentive Stock Option Plans authorizing the granting of up to 570,000 and 150,000 incentive and nonqualified stock options to our key employees, directors, or consultants. Incentive stock options are granted at a price not less than fair market value, and nonqualified stock options are granted at a price not less than 85% of the fair market value. Options are exercisable when vested, typically over five years, and expire ten years after the date of grant. As of April 30, 2000, options to purchase a total of 488,408 shares were outstanding under the Executive and Incentive Stock Option Plans.

EMPLOYEE STOCK PURCHASE PLAN

The employee stock purchase plan has reserved 200,000 shares of our common stock for sale to all permanent employees who have met minimum employment criteria. Employees who do not own 5% or more of the outstanding shares are eligible to participate through payroll deductions. At the end of each offering period, shares are purchased by the participants at 85% of the lower of the fair market value of our Common Stock at the beginning or the end of the offering period. As of April 30, 2000, 13,723 shares have been issued under the plan.

                      ISONICS CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PRO FORMA DISCLOSURE OF COMPENSATION EXPENSE UNDER SFAS NO. 123

The exercise price of options granted generally approximates the fair market value per share of our stock on the date of grant. Accordingly, no compensation cost has been recognized for grants from the plans made to employees or directors. Had compensation cost for grants to employees and directors been determined based on the fair value of the options at the grant dates consistent with SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, our results of operations and per share amounts for the years ended April 30, 2000 and 1999, would have been changed to the pro forma amounts indicated below.

                                             2000               1999
                                          -----------      ------------
Net income (loss)
As reported ........................      $ 2,689,000      $ (2,521,000)
Pro forma ..........................        1,248,000        (3,174,000)

Income (loss) per share--diluted
As reported ........................      $      0.26      $      (0.41)
Pro forma ..........................             0.12             (0.51)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted average assumptions; no expected dividends, volatility of 150%; risk-free interest rate of 6.0%; and expected lives of five (5) years. A summary of the status of our stock option plans as of April 30, 2000 and 1999, and changes during the years ending on these dates is presented below.

                                                       WEIGHTED
                                                       AVERAGE
                                       NUMBER OF       EXERCISE
                                        SHARES          PRICE
                                       ---------       --------
Outstanding, May 1, 1998 .......       1,054,809       $   1.84
Granted ........................         480,721       $   1.71
Exercised ......................        (195,830)      $   0.66
Canceled .......................        (343,123)      $   3.35
                                       ---------
Outstanding, April 30, 1999 ....         996,577       $   1.49
Granted ........................         169,500       $   6.35
Exercised ......................         (21,813)      $   1.16
Canceled .......................         (57,500)      $   1.69
                                       ---------
Outstanding, April 30, 2000 ....       1,086,764       $   2.25
                                       =========

The weighted average fair value of options granted during the years ended April 30, 2000 and 1999 was $5.78 and $1.56, respectively.

The following information applies to options outstanding at April 30, 2000:

                                                   WEIGHTED
                                   WEIGHTED        AVERAGE                      WEIGHTED
RANGE OF                           AVERAGE         REMAINING                    AVERAGE
EXERCISE               NUMBER      EXERCISE       CONTRACTUAL    NUMBER         EXERCISE
PRICE               OUTSTANDING     PRICE         LIFE (YEARS)   EXERCISABLE     PRICE
--------------      -----------    --------       ------------   -----------    --------
$0.58                  336,927      $ 0.58             6           336,927        $0.58
$1.00-- $1.44          204,783      $ 1.27             9           149,783        $1.34
$1.62-- $2.38          208,054      $ 1.90             8            91,050        $1.88
$2.56-- $3.50          180,000      $ 2.98             8           125,000        $3.16
$5.56-- $7.31          157,000      $ 6.72             5           157,000        $6.72
                     ---------                                     -------
                     1,086,764      $ 2.25                         859,760        $2.35
                     =========                                     =======

NOTES RECEIVABLE FROM SHAREHOLDERS

In fiscal 1997, two of our executive officers exercised stock options to each acquire 259,175 shares of common stock at an exercise price of $0.64 per share. In fiscal 1999, two other executive officers exercised stock options to acquire 57,603 and 138,227 shares of common stock at exercise prices of $0.87 and $0.58, respectively. In each case, we loaned the executive officer the aggregate amount representing the exercise price of the option, and the officer executed a promissory note reflecting the loan. Each executive officer pledged the purchased shares as collateral for the loan pursuant to a pledge agreement. Each loan bears interest at an annual rate equal to the minimum applicable federal rate, and interest is payable annually; principal and accrued but unpaid interest is due five years from the date of the note. Until each note has been paid in full and upon any sale of such option shares by the respective executive, a portion of the sales proceeds will be used to pay amounts owed under the note. In addition, during fiscal 1998, we loaned to each of the two executive officers related to the fiscal 1997 option exercises, pursuant to a five-year note with interest at the minimum applicable federal rate, the amount equal to the federal and state tax liability incurred by him as a result of exercising such option, and agreed to pay compensation to such officers equal to the amount of interest payable under these loans and the amount of taxes payable as a result of such compensation. At April 30, 1999, principal and interest due on the loans to acquire the common stock totaled $460,000 and $9,000, respectively, and, principal and interest on the loans to pay the federal and state tax liabilities totaled $126,000 and $4,000, respectively.

                      ISONICS CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In January 2000, the Board of Directors agreed to forgive the current interest and principal due related to the tax notes and to accept Isonics Common Stock, owned by the officers, in payment of the balances owed for the share purchase loans. The amount owed by Mr. James Alexander, our President and CEO, that was forgiven was $74,000. The amount owed by Mr. Boris Rubizhevsky, our Senior Vice President, that was forgiven was $61,000. In both cases the amount forgiven was treated as bonus compensation to Mr. Alexander and Mr. Rubizhevsky. Each officer surrendered 30,437 shares of Isonics Common Stock to pay off $175,000 of principal and accrued interest. The other two loans, executed in fiscal 1999, were paid in full: the first, in cash, in March 2000; and the second, by the surrender of 11,664 shares of our Common Stock in January 2000. As of April 30, 2000 we had no notes receivable outstanding for the acquisition of stock.

WARRANTS

In addition to the warrants issued as part of our initial public offering, we have issued warrants in connection with debt offerings and a private placement of convertible preferred stock, and as consideration for concessions from lenders and vendors. A summary of the activity in our warrants follows:

                                                                                              WEIGHTED
                                                                                              AVERAGE
                                                                              NUMBER OF       EXERCISE
                                                                               SHARES          PRICE
                                                                              ---------       --------
Outstanding, May 1, 1998 ..............................................       2,462,029       $ 3.81
Warrants issued with debt .............................................          75,000         2.51
Exercised .............................................................         (94,559)        0.18
Expired ...............................................................              --         0.00
                                                                             ----------
Outstanding, April 30, 1999 ...........................................       2,442,470       $ 3.90
Warrants issued in debt restructuring .................................          95,000         2.61
Warrants issued in private placement of convertible preferred stock ...       2,330,000         3.75
Warrants issued for isotope supply agreement ..........................       4,000,000         3.75
Exercised .............................................................      (3,897,173)        3.55
Forfeited, via net exercise ...........................................      (1,043,650)        3.92
Expired ...............................................................              --         0.00
                                                                             ----------
Outstanding, April 30, 2000 ...........................................       3,926,647       $ 4.01
                                                                             ==========

In fiscal 1999 we issued two unsecured promissory notes bearing interest at prime plus 4% for $200,000 each to a vendor and an unaffiliated party. The two $200,000 notes were due in April 1999. The Company issued 50,000 warrants each to the vendor and the unaffiliated party. The fair value of these warrants, $144,000, was recorded as additional interest expense. The unaffiliated party converted its $200,000 unsecured promissory note into 133,000 shares of convertible preferred stock and 133,000 warrants as described above under "PREFERRED STOCK."

In July 1999, we made a principal payment of $550,000 towards the amounts owing to the former Chemotrade shareholders from the acquisition of Chemotrade. At that time, we extended the due date of the balance to July 31, 2000. In consideration for the extension, we issued 70,000 warrants to the former Chemotrade shareholders, exercisable at $3.00 per warrant until June 30, 2004. We recognized a charge amounting to $157,000 representing the fair value of the warrants issued determined using the Black-Scholes option pricing model.

In conjunction with the sale of our depleted zinc business to Eagle-Picher, we agreed that Eagle-Picher will sell to us 200 kilograms of silicon-28 in consideration for warrants to purchase 4,000,000 shares of our common stock at a purchase price of $3.75 per share, exercisable for forty-two months. Eagle-Picher exercised the warrants in March 2000 under a 'net-exercise' provision entitling Eagle-Picher to receive 3,130,435 shares of common stock. These shares are subject to a prorated reduction to the extent Eagle-Picher does not deliver the required 200 kilograms of silicon-28 in calendar 2000. Accordingly, these contingent shares are excluded from the number of shares used for calculating basic net income per share. The shares issued are subject to a registration rights agreement. Eagle-Picher claims that we should issue to them an additional 155,279 shares pursuant to the net exercise provision, but we believe their calculation is in error, and we are continuing discussions with representatives of Eagle-Picher to resolve this dispute.

On June 13, 2000, we offered to the holders of the outstanding warrants issued in our public offering (the "Class A Warrants") the opportunity to exchange their Class A Warrants for Class B Warrants. The exercise price for the Class B Warrants, $5.80 per share, is the same as that of the Class A Warrant. If a Class B Warrant is exercised before its expiration date (September 30, 2000), we will issue one share of Common Stock and one Class C Warrant. The Class C Warrants expire June 15, 2003, are exercisable for one share of Common Stock at a price of $10.00 per share, and are redeemable if our Common Stock trades at or above $15.00 per share for any 20 of 30 consecutive trading days.

We have reserved shares of common stock for issuance as follows:

                                      APRIL 30,
                                        2000
                                      ---------
Exercise of stock options ......      1,296,543
Exercise of warrants ...........      3,926,647
Employee stock purchase plan ...        186,277
Convertible preferred stock ....      1,830,000
                                      ---------
                                      7,239,467
                                      =========

                      ISONICS CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8--BUSINESS SEGMENTS AND FOREIGN OPERATIONS

We have two operating segments: Isotope Production and Contract Research and Development. Our reportable segments are strategic business units that offer different products and services. They are managed based on the fundamental differences in their operations.

Information by segment is set forth below (in thousands):

                                                                                 2000           1999
                                                                               --------       --------
Net revenues
Isotope Production ......................................................      $ 11,577       $ 14,384
Contract Research and Development .......................................         1,156          2,614

Operating income (loss)
Isotope Production ......................................................      $ (2,070)      $ (1,035)
Contract Research and Development .......................................          (331)          (831)

Identifiable assets
Isotope Production ......................................................      $  8,711       $  5,713
Contract Research and Development .......................................           822          1,093

A summary of our operations by geographic area is presented below (in thousands):

                                                                                 2000           1999
                                                                               --------       --------
Net revenues
United States ...........................................................      $  4,501       $  6,817
Germany .................................................................         8,232         10,181

Operating income (loss)
United States ...........................................................      $ (2,486)      $ (2,322)
Germany .................................................................            85            456

Identifiable assets
United States ...........................................................      $  8,117       $  5,507
Germany .................................................................         1,416          1,299

NOTE 9--PROFIT SHARING PLAN

We have a profit sharing plan qualified under section 401(k) of the Internal Revenue Code. The plan is a defined contribution plan, covering substantially all of our employees. Company contributions to the plan aggregated approximately $40,000 and $30,000 for 2000 and 1999, respectively.

NOTE 10--CONCENTRATIONS

Two customers accounted for approximately 15% and 10% of net revenues for the year ended April 30, 2000. One of these customers accounted for 18% of accounts receivable at April 30, 2000. Two separate customers accounted for 23% and 13% of net revenues for the year ended April 30, 1999. Accounts receivable at April 30, 1999, did not include any amounts due from either of these two customers.

NOTE 11--RESTRUCTURING

In the year ended April 30, 1999, we recorded a charge to operations amounting to $691,000 relating to a planned restructuring of our operations. This charge consisted primarily of lease termination costs of $132,000, severance pay for terminated employees of $91,000, and the write down of fixed assets of $468,000. As of April 30, 2000, we had completed the restructuring. The only costs remaining to be paid, which have been accrued, relate to the lease payments of approximately $47,000 on our former facilities in excess of the sublease income.

NOTE 12--COMMITMENTS

We rent office, production facilities, and equipment under operating leases expiring through March 2004. Rent expense for operating leases was approximately $224,000 and $202,000 for the years ended April 30, 2000 and 1999, respectively. Future minimum annual operating lease commitments are as follows (in thousands):

YEAR ENDING APRIL 30,
     2001..................   $ 163
     2002..................      40
     2003..................      16
     2004..................       8
                                 --
                              -----
                              $ 227
                              =====

                      ISONICS CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On December 1, 1999, we signed a ten-year supply agreement with Eagle-Picher by which we will have the exclusive right to purchase quantities of isotopically pure silicon-28, silicon-29, and silicon-30, and a non-exclusive right to purchase quantities of isotopically pure carbon-12 and carbon-13 produced by Eagle-Picher from its Oklahoma-based facilities. We agreed to pay Eagle-Picher a fee equal to 3% of the net revenues from all sales made by us of products incorporating the enriched silicon isotopes supplied by Eagle-Picher. As of April 30, 2000, no royalties have accrued under this agreement.

                     ISONICS CORPORATION AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                     ASSETS

                                                                  (UNAUDITED)
                                                               JANUARY 31, 2001
                                                               ----------------
CURRENT ASSETS:
Cash and cash equivalents ...................................      $   741
Accounts receivable (Net of allowance of $287) ..............        1,231
Income taxes receivable .....................................          566
Inventories .................................................           83
Prepaid expenses and other current assets ...................           84
Deferred income taxes, current ..............................          419
                                                                   -------
Total current assets ........................................        3,124
                                                                   -------
LONG-TERM ASSETS
Property and equipment, net .................................          216
Goodwill, net ...............................................        2,935
Other assets ................................................          164
                                                                   -------
Total long-term assets ......................................        3,315
                                                                   -------
TOTAL ASSETS ................................................      $ 6,439
                                                                   =======

CURRENT LIABILITIES:
Notes payable and line of credit ............................      $    18
Accounts payable ............................................          730
Accrued liabilities .........................................          769
Income taxes payable ........................................            6
                                                                   -------
Total current liabilities ...................................        1,523
                                                                   -------
SHAREHOLDERS' EQUITY:
Class A Preferred Stock--no par value. 10,000,000 shares
authorized; 980,333 shares issued and outstanding ...........        1,471
Common stock--no par value. 20,000,000 shares authorized;
12,075,056 shares issued and outstanding ....................        9,113
Deferred compensation .......................................          (93)
Accumulated deficit .........................................       (5,575)
                                                                   -------
Total shareholders' equity ..................................        4,916
                                                                   -------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ..................      $ 6,439
                                                                   =======

           See notes to condensed consolidated financial statements.

                      ISONICS CORPORATION AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                   (UNAUDITED)

                                                                    NINE MONTHS ENDED
                                                                      JANUARY 31,
                                                                -----------------------
                                                                  2001           2000
                                                                --------       --------
Net revenues .............................................      $  6,323       $ 11,115
Cost of revenues .........................................         5,112          8,792
                                                                --------       --------
Gross margin .............................................         1,211          2,323
Operating expenses:
Selling, general and administrative ......................         3,968          3,117
Research and development .................................         1,018            919
Restructuring and office closure .........................           (11)            60
                                                                --------       --------
Total operating expenses .................................         4,975          4,096
                                                                --------       --------
Operating loss ...........................................        (3,764)        (1,773)
                                                                --------       --------
Other income (expense):
Foreign exchange .........................................            87            (64)
Interest expense .........................................           (29)          (325)
Gain (loss) on sale of depleted zinc business ............          (208)         5,255
Interest income and other, net ...........................          (318)            96
                                                                --------       --------
Total other income (expense), net ........................          (468)         4,962
                                                                --------       --------
Loss before income taxes .................................        (4,232)         3,189
Income tax expense (benefit) .............................            --            471
                                                                --------       --------
NET INCOME (LOSS) ........................................      $ (4,232)      $  2,718
                                                                ========       ========
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS ....      $ (5,385)      $  2,718
                                                                ========       ========
NET INCOME (LOSS) PER SHARE--BASIC
Net income (loss) per share ..............................      $  (0.66)      $   0.41
Shares used in computing basic per share information .....         8,098          6,610

NET INCOME (LOSS) PER SHARE--DILUTED
Net income (loss) per share ..............................      $  (0.66)      $   0.31
Shares used in computing diluted per share information ...         8,098          8,906

           See notes to condensed consolidated financial statements.

                      ISONICS CORPORATION AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                   (UNAUDITED)

                                                                                         NINE MONTHS ENDED
                                                                                            JANUARY 31,
                                                                                       ---------------------
                                                                                         2001          2000
                                                                                       -------       -------
Net cash used in operating activities ...........................................      $(3,505)      $(2,904)

CASH FLOWS FROM INVESTING ACTIVITIES:
Sale of depleted zinc business ..................................................                      6,730
Purchases of property and equipment .............................................          (35)          (20)
                                                                                       -------       -------
Cash provided by (used in) investing activities .................................          (35)        6,710

CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in line of credit ....................................................           --          (513)
Proceeds from issuance of notes payable .........................................           --            75
Repayments of notes payable .....................................................           (3)       (1,494)
Proceeds from issuance of common stock ..........................................          899            --
Proceeds from issuance of Class A Preferred Stock ...............................           --         2,250
                                                                                       -------       -------
Cash provided by financing activities ...........................................          896           318
                                                                                       -------       -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS: ...........................       (2,644)        4,124
Cash and cash equivalents at beginning of period ................................        3,385           452
                                                                                       -------       -------
Cash and cash equivalents at end of period ......................................      $   741       $ 4,576
                                                                                       =======       =======
Supplemental disclosure of cash flow information: Cash paid during the period for:

Interest ........................................................................      $     1       $   252
Income taxes ....................................................................      $    --       $    53

Supplemental disclosure of noncash investing and financing activities:

Accounts payable converted into notes payable ...................................      $    --       $   243
Liabilities converted into Class A Preferred Stock ..............................           --           495
Issuance of warrants in conjunction with notes payable ..........................           --           245
Class A Preferred Stock converted into Common Stock .............................        1,275            --
Common Stock issued for patent rights ...........................................          131            --
Retirement of Common Stock by shareholders to pay off
subscriptions ...................................................................                        275

           See notes to condensed consolidated financial statements.

                      ISONICS CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

BASIS OF PRESENTATION

The accompanying condensed consolidated financial statements of Isonics Corporation and Subsidiaries as of January 31, 2001, and for the nine months ended January 31, 2001, and 2000, have been prepared on the same basis as the annual audited financial statements. In the opinion of management, such unaudited information includes all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of this interim information. Operating results and cash flows for interim periods are not necessarily indicative of results for the entire year.

NET INCOME (LOSS) PER SHARE

Net income (loss) per share is based on the weighted average number of common shares and potentially dilutive securities outstanding during the period. Potentially dilutive securities consist of the incremental common shares issuable upon conversion of preferred stock (using the "if converted" method) and shares issuable upon the exercise of stock options and warrants (using the "treasury stock" method). Potentially dilutive securities are excluded from the computation of net income (loss) per share if their effect is anti-dilutive.

As of January 31, 2000, a total of approximately 1,513,000 outstanding stock options and warrants were excluded from the diluted net income per share calculation, as their inclusion would have been anti-dilutive and 4,000,000 warrants were excluded from the calculation, as the issuance of these warrants was contingent upon the delivery of silicon-28 per the terms of our agreement with the Eagle-Picher.

As of January 31, 2001, a total of 5,742,947 outstanding stock options and warrants, and 980,333 outstanding Class A Convertible Preferred Stock shares have been excluded from the diluted net income (loss) per share calculation, as the inclusion would be anti-dilutive and 3,130,435 shares of Common Stock were excluded as the issuance of this Common Stock is contingent upon the delivery of silicon-28 per the terms of our agreement with Eagle-Picher.

On November 16, 2000, the Emerging Issues Task Force issued EITF 00-27, "Application of EITF Issue 98-5, `Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios,' to Certain Convertible Instruments." Issue 1 of EITF 00-27 requires the use of an effective conversion price in determining the value of a conversion feature contained in a convertible equity instrument. The consensus opinion for this issue is retroactive for instruments issued after May 20, 1999 and is to be applied in the quarter that includes November 16, 2000. In July 1999, we issued 1,830,000 units consisting of one share of preferred stock and one warrant to purchase a share of our common stock. In applying the requirements of EITF 00-27, we determined the value of the conversion feature contained in our preferred stock to be $1,152,900. Accordingly, we recognized a deemed dividend in the nine-month period ended January 31, 2001 for value of this conversion feature.

The following table reconciles the amounts used in the per share computations (in thousands):

                                                                                2001           2000
                                                                              --------       --------
Numerator
    Net income (loss) ..................................................      $ (4,232)      $  2,718
    Deemed dividend attributable to preferred stock issued July 1999 ...        (1,153)            --
                                                                              --------       --------
    Net income (loss) attributable to common shareholders ..............      $ (5,385)      $  2,718
                                                                              ========       ========
Denominator
    Weighted average shares of common stock outstanding ................        11,228          6,610
    Less: weighted average shares contingently issued ..................        (3,130)            --
    Shares used for net income (loss) per share - basic ................         8,098          6,610
    Dilutive effect of stock options and warrants ......................            --            466
    Dilutive effect of convertible preferred stock .....................            --          1,830
                                                                              --------       --------
    Shares used for net income (loss) per share - diluted ..............         8,098          8,906
                                                                              ========       ========

                      ISONICS CORPORATION AND SUBSIDIARIES

During the nine month period ended January 31, 2001, we issued the following shares of Common Stock:

DESCRIPTION                                                              NUMBER OF COMMON STOCK SHARES
                                                                         -----------------------------
Balance as of April 30, 2000..........................................             10,492,931
Exercise of options for cash..........................................                202,412
Conversion of Class A Preferred Stock.................................                849,667
Issuance for services.................................................                  4,000
Surrender of Warrants for Common Stock................................                 99,332
Issuance for patent rights............................................                 75,000
Private placement for cash............................................                337,500
ESPP issuances........................................................                 14,214
                                                                                   ----------
Balance as of January 31, 2001........................................             12,075,056
                                                                                   ==========


On February 20, 2001, we canceled the 3,130,435 shares of Common Stock issued to Eagle-Picher as described in the paragraph titled "SALE OF DEPLETED ZINC BUSINESS--DISPUTES WITH EAGLE-PICHER," under "MANAGEMENT'S DISCUSSION AND ANALYSIS." As of February 26, 2001, we had 8,961,288 shares of our Common Stock outstanding.

INVENTORIES

Inventories consist of (in thousands):

                                                                          JANUARY 31, 2001
                                                                          ----------------
Finished goods........................................................         $ 83
Work in progress......................................................           --
                                                                               ----
Total inventories.....................................................         $ 83
                                                                               ====

SIGNIFICANT CUSTOMERS

At January 31, 2001, five customers accounted for 85.6% of total net accounts receivable. Three of these customers, plus two others, accounted for approximately 40.7% of net revenues during the nine months ended January 31, 2001. A different customer accounted for approximately 10% of net revenues during the nine months ended January 31, 2000.

SEGMENT INFORMATION (IN THOUSANDS)

                                                                  NINE MONTHS ENDED
                                                                     JANUARY 31,
                                                              -----------------------
                                                                2001           2000
                                                              --------       --------
Segment revenues:
Isotope products .......................................      $  6,323       $ 10,098
Contract research and development services and other ...            --          1,017
                                                              --------       --------
Total ..................................................      $  6,323       $ 11,115
                                                              ========       ========
Segment operating (loss) income:
Isotope products .......................................      $ (3,764)      $ (1,387)
Contract research and development services and other ...            --           (386)
                                                              --------       --------
Total ..................................................      $ (3,764)      $ (1,773)
                                                              ========       ========

                                                           JANUARY 31, 2001
                                                           ----------------
Total Assets:
Isotope products .......................................      $6,209
Contract research and development services and other ...         230
                                                              ------
Total ..................................................      $6,439
                                                              ======

                      ISONICS CORPORATION AND SUBSIDIARIES

A summary of operations by geographic area is as follows:

                                      NINE MONTHS ENDED
                                        JANUARY 31,
                                  -----------------------
                                    2001           2000
                                  --------       --------
Net revenues:
United States ..............      $  1,947       $  3,904
Germany ....................         4,376          7,211
                                  --------       --------
Total ......................      $  6,323       $ 11,115
                                  ========       ========

Operating (loss) income:
United States ..............      $ (3,639)      $ (1,982)
Germany ....................          (125)           209
                                  --------       --------
Total ......................      $ (3,764)      $ (1,773)
                                  ========       ========

                           JANUARY 31, 2001
                           ----------------
Total Assets:
United States ...........      $4,746
Germany .................       1,693
                               ------
Total ...................      $6,439
                               ======
